                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-59037

PROSPECTUS

LODESTAR HOLDINGS, INC.

EXCHANGE OFFER FOR
11 1/2% SENIOR NOTES DUE 2005
GUARANTEED BY: LODESTAR ENERGY, INC.
                EASTERN RESOURCES, INC.
                INDUSTRIAL FUELS MINERALS COMPANY

    INVESTMENT IN THE EXCHANGE NOTES BEING OFFERED INVOLVES CERTAIN RISKS. SEE "RISK
FACTORS" BEGINNING ON PAGE 12.

                          TERMS OF THE EXCHANGE OFFER


    / / The Exchange Offer expires at 5:00 p.m., New York City time, on December
        10, 1998 (20 business days after commencement of the Exchange Offer but in no event later than December 24, 1998), unless extended.


    / / The Exchange Offer is not subject to any conditions other than that the exchange notes be freely tradeable and that the interests of holders of outstanding notes not be materially adversely affected by consummation of the Exchange Offer.

    / / All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

    / / Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

    / / The exchange of outstanding notes for exchange notes will not be a taxable event for federal income tax purposes.

    / / We will not receive any proceeds from the Exchange Offer.

    / / The terms of the exchange notes are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS NOVEMBER 12, 1998.

                           FORWARD LOOKING STATEMENTS

    Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry trends, including coal pricing; competition; the loss of any significant customers or long-term contracts; outcome of litigation; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE INVESTING IN THE EXCHANGE NOTES. PRIOR TO MARCH 15, 1997, OUR PREDECESSOR COMPANY HAD A FISCAL YEAR ENDED DECEMBER 31; AS OF MARCH 15, 1997, WE ESTABLISHED A FISCAL YEAR ENDING OCTOBER 31. REFERENCES TO THE TERM "TON" MEAN A SHORT TON, OR 2,000 POUNDS.

                                  THE COMPANY

    Lodestar Holdings, Inc., through our wholly-owned subsidiary Lodestar Energy, Inc., engages in the mining and marketing of bituminous coal used principally for the generation of electricity, as well as for other industrial applications. For the twelve months ended July 31, 1998, we had coal shipments of 10.8 million tons, resulting in coal sales and related revenue of $272.8 million.

    We focus on selected niche coal markets in the Eastern, South Central and Great Lakes regions of the United States. Through our diverse portfolio of seven deep and five surface coal mines located in Eastern and Western Kentucky, we are among the largest coal producers in Kentucky, the third largest coal producing state. We believe that we are a low cost producer offering our customers flexibility in order quantities and transportation methods, including barge, rail or truck. In addition, we process the vast majority of our coal through our washing and blending facilities to meet customers' combustion and environmental specifications, such as energy (as measured by British thermal units ("Btus")), ash and sulfur content. We believe that our niche market strategy, together with our operating flexibility, permits us to meet customer demand for quality products and services at competitive prices, resulting in long-term contracts with our customers.

    For the twelve months ended July 31, 1998, approximately 67% of our coal sales and related revenue were derived from long-term contracts which had remaining terms exceeding one year. As of July 31, 1998, we had long-term contracts, including long-term contracts with the Tennessee Valley Authority and certain affiliates of U.S. Generating Company, with a weighted average term of approximately 7.7 years. We believe that the facilities to which we supply coal generally are well positioned to compete in a deregulated environment for electricity generation.

    Our niche market strategy targets customers whose needs are compatible with the particular coal qualities we produce. We supply mid to high sulfur coal (above 1.8% sulfur) from our Western Kentucky operations to customers, such as electricity generation facilities, that can economically use such coal by employing sulfur-reduction techniques, including scrubbers and coal blending, in addition to utilizing emissions allowance credits. We also supply low sulfur coal (less than 1.0% sulfur) from our Eastern Kentucky operations to customers that require such coal to meet environmental discharge requirements.

    We believe that the proximity of our reserves and facilities to customers that can economically use our coal provides us a competitive advantage. In addition, we use our preparation and loadout facilities in Eastern and Western Kentucky to wash and blend coal to satisfy customer needs for Btu, ash and sulfur content. Moreover, we provide our customers transportation flexibility by offering delivery by barge, rail or truck. For example, Lodestar's barge loading facility at Caseyville, Kentucky is located farther south on the Ohio River than any comparable facility. As a result, the Caseyville barge loading facility provides us a cost advantage in delivering coal to customers in the Southern United States over competitors that must load and ship from facilities located farther north. We believe that our production and transportation flexibility enables us to satisfy customer requirements, while maintaining efficient and low cost operations.

    We control the mineral rights through lease or ownership at eleven of our mines, which for the twelve months ended July 31, 1998, accounted for more than 90% of our coal production. In addition, we operate one mine where mineral rights are controlled by a third party, and we purchase most of the coal produced from such mine. In excess of 90% of the coal produced at our mines is produced by our employees, and the balance is mined by independent contractors. Two of our wholly-owned subsidiaries, Eastern Resources, Inc. and Industrial Fuels Minerals Company, are not operating companies; however, they hold certain non-transferable lease rights. We believe that the selective use of independent contractors lowers our costs and increases our operating flexibility to vary production in response to market conditions. In the future, we will seek to increase our coal purchases from third parties to maximize the utilization of our washing and blending facilities and thus improve operating margins.


    For the twelve months ended July 31, 1998, electrical power utilities and independent power producers accounted for approximately 59% and 19%, respectively, of our coal sales and related revenue. The balance of our coal sales and related revenue was attributable to brokers and industrial customers. Accordingly, we believe that we are well positioned to benefit from favorable trends in the electricity generation industry. From 1973 to 1996, coal consumption experienced a compound annual growth rate of 2.6%, and in 1997, consumption reached approximately 1.03 billion tons. This growth in coal consumption is directly related to the growth in electricity consumption in the United States. Electricity generation in 1997 accounted for approximately 90% of the coal consumed in the United States.



    In 1997, coal-fired facilities generated approximately 57% of the electricity consumed in the United States, a 1.4% increase from 1996. The balance was generated by nuclear, hydroelectric and gas-fired facilities, representing approximately 20%, 11% and 9%, respectively, of electricity consumption. Coal is one of the least expensive and most abundant domestic resources for the production of electricity. Accordingly, notwithstanding the alternative fuel sources, management believes that coal will continue to be a major raw material for electricity generation in the United States for the foreseeable future.


    We further believe that we will benefit from increasing deregulation among electricity producers. Since 1935, domestic electricity utilities have operated in a regulated environment, with prices and return on investment determined by state utility and power commissions. In April 1996, the Federal Energy Regulatory Commission issued orders establishing rules providing for open access to electricity transmission systems, which are designed to initiate consumer choice in electricity purchasing and encourage competition in the generation of electricity. We believe that this trend toward deregulation will likely (i) increase the desirability of coal as a raw material for electricity generation due to its relative low cost and (ii) favor coal producers, such as ourselves, that have diverse reserves in addition to cost and transportation advantages.

    The principal executive offices of Lodestar Holdings, Inc. are located at 30 Rockefeller Plaza, Suite 4225, New York, New York, 10112, telephone number:
(212) 541-6000, and the principal executive offices of Lodestar Energy, Inc., Eastern Resources, Inc. and Industrial Fuels Minerals Company are located at 333 West Vine Street, Suite 1700, Lexington, Kentucky 40507, telephone number: (606) 255-4006.

CONTROLLING STOCKHOLDER


    Our company is a wholly-owned subsidiary of The Renco Group, Inc. ("Renco"), which is 97.9% owned by Mr. Ira Leon Rennert, our Chairman and the Chairman and Chief Executive Officer of Renco, through trusts established by him for himself and members of his family. As a result of such ownership, Mr. Rennert controls Lodestar Holdings, Inc. and its subsidiaries.


THE ACQUISITION

    Lodestar Holdings, Inc. (formerly named Rencoal, Inc.) purchased all of the outstanding shares of capital stock of Costain Coal Inc. from Costain America Inc., effective March 14, 1997. After the acquisition, Costain Coal Inc. was renamed Lodestar Energy, Inc.

OFFERING OF OUTSTANDING NOTES

    On May 15, 1998, we sold and issued the 11 1/2% Senior Notes due 2005, Series A. We used the net proceeds of the offering of outstanding notes to:


    - repay existing indebtedness;


    - purchase certain equipment financed pursuant to both operating and capital leases;

    - buyout certain deferred payment obligations;

    - pay a dividend to Renco;

    - make certain contractual payments to certain executives;

    - pay related fees and expenses; and


    - reduce accounts payable and accrued expenses.



Any remaining net proceeds were used for general corporate purposes.

                               THE EXCHANGE OFFER


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REGISTRATION RIGHTS..........  You are entitled to exchange your notes for freely tradeable exchange notes with substantially identical terms. The
                               Exchange Offer is intended to satisfy your exchange rights.
                               After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes. Accordingly, if you do not exchange your
                               notes, you will not be able to reoffer, resell or otherwise dispose of your notes unless you comply with the
                               registration and prospectus delivery requirements of the
                               Securities Act of 1933, as amended (the "Securities Act"), or there is an exemption available.

THE EXCHANGE OFFER...........  We are offering to exchange $1,000 principal amount of our
                               11 1/2% Senior Notes due 2005, Series B, which have been
                               registered under the Securities Act, for $1,000 principal
                               amount of our outstanding 11 1/2% Senior Notes due 2005,
                               Series A, which were issued in a private offering in May
                               1998. As of the date of this Prospectus, there are $150.0
                               million of notes outstanding. We will issue exchange notes promptly after the expiration of the Exchange Offer.

RESALES......................  We believe that the exchange notes issued in the Exchange
                               Offer may be offered for resale, resold or otherwise
                               transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

                               - you are acquiring the exchange notes in the ordinary
                               course of your business;

                               - you are not participating, do not intend to participate
                               and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                               - you are not an "affiliate" of ours.

                               If you do not meet the above criteria you will have to
                               comply with the registration and prospectus delivery
                               requirements of the Securities Act in connection with any
                               reoffer, resale or other disposition of your exchange notes.

                               Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were
                               acquired as a result of market-making or other trading
                               activities must acknowledge that it will deliver this
                               Prospectus in connection with any sale of exchange notes.

EXPIRATION DATE..............  5:00 p.m., New York City time, on December 10, 1998 (20 business days after commencement of the Exchange Offer but in no event later than December 24, 1998) unless we extend the expiration date.

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ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND OLD
  NOTES......................  The exchange notes will bear interest from May 15, 1998. If your outstanding notes are accepted for exchange, then you will waive interest on such outstanding notes accrued to the date the exchange notes are issued.

CONDITIONS TO THE EXCHANGE
  OFFER......................  The Exchange Offer is not subject to any condition other than that the exchange notes be freely tradeable and that
                               the interests of holders of outstanding notes not be
                               materially adversely affected by consummation of the
                               Exchange Offer. See "The Exchange Offer-- Conditions."

PROCEDURES FOR TENDERING OLD
  NOTES......................  If you wish to tender outstanding notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of it, in accordance with its instructions and transmit the
                               Letter of Transmittal, together with your notes to be
                               exchanged and any other required documentation, and State
                               Street Bank and Trust Company, who is the exchange agent,
                               must receive such documentation at the address set forth in the Letter of Transmittal by 5:00 p.m. New York City time, on the expiration date. See "The Exchange Offer--Procedures for Tendering." By executing the Letter of Transmittal, you will represent to us that you are acquiring the exchange
                               notes in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of exchange notes, and that you are not an "affiliate" of ours. See "The Exchange Offer--Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL HOLDERS.........  If you are the beneficial holder of notes that are registered in the name of your broker, dealer, commercial
                               bank, trust company or other nominee, and you wish to tender in the Exchange Offer, you should contact the person in
                               whose name your notes are registered promptly and instruct such person to tender on your behalf. See "The Exchange
                               Offer--Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES.................  If you wish to tender your notes and you cannot deliver your notes, the Letter of Transmittal or any other required
                               documents to the exchange agent before the expiration date, you may tender your notes according to the guaranteed
                               delivery procedures set forth in "The Exchange
                               Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS............  Tenders may be withdrawn at any time before 5:00 p.m., New
                               York City time, on the expiration date.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES......................  Subject to certain conditions, we will accept for exchange any and all outstanding notes which are properly tendered in the Exchange Offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered
                               promptly after the expiration date. See "The Exchange
                               Offer--Terms of the Exchange Offer."

MATERIAL FEDERAL INCOME TAX
  CONSIDERATIONS.............  The exchange of outstanding notes for exchange notes will not be a taxable event for federal income tax purposes. You will not recognize any taxable gain or loss as a result of such exchange, and you will have the same tax basis and
                               holding period in the exchange notes as you had in the
                               outstanding notes immediately before the exchange. See
                               "Material Federal Income Tax Considerations."

EXCHANGE AGENT...............  State Street Bank and Trust Company is serving as exchange agent in connection with the Exchange Offer. The mailing
                               address of the exchange agent is State Street Bank and Trust
                               Company, Two International Place, 4th Floor, Boston,
                               Massachusetts 02110, Attention: Claire Young--Corporate
                               Trust Department. Deliveries by hand or overnight courier
                               should be addressed to State Street Bank and Trust Company,
                               61 Broadway, 15th Floor, New York, New York 10016,
                               Attention: Corporate Trust Department. For information about the Exchange Offer, call the exchange agent at telephone
                               number: (860) 244-1846 or facsimile number: (860) 244-1881.


                       SUMMARY OF TERMS OF EXCHANGE NOTES

GUARANTORS...................  All of our significant wholly-owned subsidiaries: Lodestar
                               Energy, Inc., Eastern Resources, Inc. and Industrial Fuels
                               Minerals Company.

MATURITY DATE................  May 15, 2005.

INTEREST PAYMENT DATES.......  May 15 and November 15, commencing November 15, 1998.

OPTIONAL REDEMPTION..........  The exchange notes will be redeemable at our option, in whole or in part, at any time on or after May 15, 2002, at the redemption prices set forth under "Description of the
                               Senior Notes," together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to
                               May 15, 2001, notes having a principal amount of up to $52.5 million may be redeemed at a price equal to 111.5% of their principal amount plus accrued interest to the redemption
                               date with the proceeds of one or more offerings of our
                               capital stock (other than to any subsidiary, provided that at least $97.5 million principal amount of notes remains
                               outstanding). See "Description of the Senior Notes--Optional
                               Redemption."

CHANGE OF CONTROL............  Upon a change of control of Lodestar Holdings, Inc. or
                               Renco, we are required to purchase your exchange notes at a price of 101% of their principal amount plus accrued
                               interest to the repurchase date. See "Description of the
                               Senior Notes--Certain Covenants--Change of Control."

ASSET SALE PROCEEDS..........  We are required in certain instances to offer to purchase your exchange notes at a redemption price of 100% of their principal amount plus accrued interest to the repurchase
                               date with the net cash proceeds of certain sales or other
                               dispositions of assets. See "Description of the Senior
                               Notes--Certain Covenants--Limitation on Sale of Assets."

RANKING......................  The exchange notes and the guarantees will be general unsecured obligations of Lodestar Holdings, Inc. and the
                               guarantors, respectively, and will rank:

                               -senior in right of payment to all of their existing and
                               future subordinated indebtedness;

                               -equally in right of payment with all of their other
                               existing and future senior indebtedness; and

                               -effectively junior to our new $120.0 million senior credit facility and our obligations to the surety of various
                                performance bonds (related primarily to reclamation and
                                workers' compensation) with respect to the assets securing such obligations.

                               The new senior credit facility is secured by a first
                               priority security interest in substantially all of our
                               property and other assets. As of October 25, 1998, we had no borrowings (unused commitments of $90.0 million) and
                               approximately $15.2 million in letters of credit outstanding under our new senior credit facility.

CERTAIN COVENANTS............  The indenture governing the notes contains certain covenants for your benefit which, among other things and subject to
                               certain exceptions, restrict our ability to:

                               - incur indebtedness;

                               - create liens;

                               - make certain payments or investments;

                               - impose payment restrictions on our subsidiaries;

                               - enter into transactions with affiliates;

                               - sell assets;

                               - consolidate, merge or transfer all or substantially all of our assets;

                               - change our business; and

                               - allow our subsidiaries to issue preferred stock.

USE OF PROCEEDS..............  We will not receive any proceeds from the Exchange Offer.
                               See "Use of Proceeds." We have agreed to bear the expenses of the Exchange Offer. No underwriter is being used in
                               connection with the Exchange Offer. For a description of the use of proceeds of the offering of outstanding notes, see
                               "--The Company--Offering of Outstanding Notes."


                                  RISK FACTORS

    You should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary historical consolidated financial data of Lodestar Holdings, Inc. and our subsidiaries and our predecessor company at the dates and for the periods indicated. The summary data presented below under the captions "Statement of Operations Data" and "Other Data" for each of the fiscal years in the two-year period ended December 31, 1996, for the period January 1, 1997 to March 14, 1997 and for the period March 15, 1997 to October 31, 1997 are derived from the consolidated financial statements of our predecessor company and us, as applicable, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary data presented below under the captions "Statement of Operations Data" and "Other Data" for the period November 1, 1996 to December 31, 1996, for the period March 15, 1997 to July 31, 1997 and for the nine months ended July 31, 1998 and "Balance Sheet Data" as of July 31, 1998 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial and operating data for such periods. Data as of and for the nine months ended July 31, 1998 do not purport to be indicative of results to be expected for the full year.

    It is important that you read the summary historical consolidated financial data presented below along with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our and our predecessor company's consolidated financial statements and the related notes included elsewhere in this Prospectus.

                                                   PREDECESSOR COMPANY(1)                      LODESTAR HOLDINGS, INC.
                                                 ----------------------------------------------------------------------------

                                                               PERIOD        PERIOD       PERIOD       PERIOD        NINE
                                       FISCAL YEAR ENDED     NOVEMBER 1,   JANUARY 1,    MARCH 15,    MARCH 15,     MONTHS
                                          DECEMBER 31,         1996 TO       1997 TO      1997 TO      1997 TO       ENDED
                                      --------------------  DECEMBER 31,    MARCH 14,   OCTOBER 31,   JULY 31,     JULY 31,
                                        1995       1996         1996          1997         1997         1997         1998
                                                             (UNAUDITED)                             (UNAUDITED)  (UNAUDITED)
                                                      (DOLLARS AND TONS IN THOUSANDS, EXCEPT PER TON DATA)
STATEMENT OF OPERATIONS DATA:
Coal sales and related revenue......  $ 308,370  $ 255,386    $  36,910     $  46,486    $ 173,881    $ 100,778    $ 199,657
Operating income (loss).............     10,002    (38,867)      (5,069)       (5,129)       2,066         (625)         (24)
Interest expense, net...............      4,436      2,801          550           809        6,004        3,727        8,633
Net income (loss)...................      5,995    (41,668)      (5,619)       (5,938)      (3,938)      (4,352)      (2,085)
OTHER DATA:
EBIOTDA(2)..........................  $  40,834  $ (16,153)   $  (1,775)    $    (380)   $  16,342    $   7,941    $  19,973
Net cash provided by (used in)
  operating activities..............     (6,291)    12,972        1,306        (1,738)     (14,994)     (18,769)     (10,137)
Net cash provided by (used in)
  investing activities..............     59,571    (10,400)      (1,515)       (1,149)     (26,349)      (3,409)     (31,031)
Net cash provided by (used in)
  financing activities..............    (53,309)   (12,064)       3,658        (1,575)      44,398       21,058       52,326
Capital expenditures................      5,785     10,705        1,820         1,149        3,771        3,409       31,313
Depreciation, depletion and
  amortization......................     30,832     22,714        3,294         4,749       14,276        8,566       19,997
OTHER OPERATING DATA:
Tons of coal shipped................     11,811     10,569        1,561         1,910        6,855        3,979        7,903
Tons of coal produced per manhour
  (underground)(3)(4)...............        4.4        4.4                                     4.9
Cubic yards moved per manhour
  (surface)(3)(4)...................       92.3      107.9                                   109.2

                                                                                               AS OF JULY 31, 1998
                                                                                              ---------------------
                                                                                                   (UNAUDITED)
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................................................        $  14,213
Working capital.............................................................................            9,431
Property, plant and equipment, net..........................................................           99,053
Total assets................................................................................          224,349
Total debt (including current portion)......................................................          150,000
Stockholder's deficit.......................................................................          (28,840)

------------------------
(1) Lodestar Energy, Inc. was acquired by Lodestar Holdings, Inc. as of March 14, 1997.

(2) "EBIOTDA" represents earnings before net interest expense, other income (expense), extraordinary items, income taxes and depreciation, depletion and amortization. The trends of EBIOTDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBIOTDA is presented because management believes that certain investors use EBIOTDA as one measure of an issuer's ability to service its debt. EBIOTDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBIOTDA to similarly titled measures of other companies as the definitions of these measures may vary.

(3) Data regarding manhours is available only on a calendar year basis. Accordingly, data for shorter periods is not presented, and the data presented as the period March 15, 1997 to October 31, 1997, represents data for calendar 1997.

(4) Excludes divested and idled operations.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

SUBSTANTIAL INDEBTEDNESS; STRUCTURAL SUBORDINATION


    We have substantial indebtedness and debt service requirements. As of October 25, 1998, we had outstanding consolidated long-term debt of approximately $150.0 million (consisting solely of the outstanding notes and exclusive of unused commitments of $90.0 million and approximately $15.2 million of outstanding letters of credit, in each case, under our new senior credit facility). As of September 30, 1998, we had a stockholder's deficit of approximately $34.0 million.


    Our level of indebtedness will have several important effects on our future operations, including the following:

    - a significant portion of our cash flow from operations will be dedicated to the payment of interest on our indebtedness and will not be available for other purposes;

    - the financial covenants and other restrictions contained in our new senior credit facility require us to meet certain financial tests and limit our ability to borrow additional funds or to dispose of assets; and

    - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

In addition, our ability to meet our debt service obligations and to reduce our total debt is dependent upon our future performance, which will be subject to economic, financial, political, competitive and other factors, including the demand for electricity and the market prices for coal, many of which are beyond our control. Moreover, our inability to meet the financial covenants contained in the new senior credit facility or other indebtedness could result in an acceleration of amounts due thereunder.

    Our right and the right of our creditors, including you as a holder of the exchange notes, to participate in certain of our assets if we were liquidated or reorganized is subject to the prior claims of secured creditors, including the lenders under the new senior credit facility. Our obligations under the new senior credit facility are secured by substantially all of our property and other assets. As a holder of exchange notes you will be effectively subordinated to the claims of the lenders under the new senior credit facility to the extent of the assets securing such obligations and to any of our future secured indebtedness and other secured obligations.

HOLDING COMPANY STRUCTURE


    We are a holding company with no significant assets other than the capital stock of Lodestar Energy, Inc. ("Lodestar"). We have no operations or assets from which we will be able to repay the exchange notes. Accordingly, our cash flow and, consequently, our ability to repay the notes at maturity or otherwise, will be primarily dependent upon the results of operations of Lodestar and the payment of funds by Lodestar in the form of loans, dividends or otherwise. Lodestar is, and any of our future subsidiaries may be, parties to agreements which contain limitations on the ability of such subsidiaries to pay dividends or make loans or advances to us, and the indenture governing the notes may not prohibit such agreements. In addition, the new senior credit facility imposes restrictions on Lodestar's ability to pay dividends or make other distributions.


RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The terms and conditions of the new senior credit facility and the indenture governing the notes impose restrictions that affect, among other things, our ability to incur debt, pay dividends, make acquisitions, create liens, make capital expenditures and make certain investments.

    Our ability to comply with these provisions can be affected by events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, including the new senior credit facility and the indenture governing the notes. In the event of any such default, depending on the actions taken by the lenders under the new senior credit facility, we may be unable to make any payments of principal or interest on the exchange notes for a period of time. In addition, the lenders under the new senior credit facility could elect to declare all amounts borrowed, together with accrued and unpaid interest, to be due and payable. If we were unable to repay such amounts, the lenders under the new senior credit facility could proceed against certain collateral. If the indebtedness under the new senior credit facility were to be accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness, including the exchange notes. See "Description of New Senior Credit Facility" and "Description of the Senior Notes."

CERTAIN CREDITORS' RIGHTS

    The offering of outstanding notes and the application of the net proceeds therefrom and the obligation of any guarantor under its guarantee may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including in circumstances where bankruptcy is not involved) were commenced by or on behalf of our unpaid creditors at some future date. These laws vary among the various jurisdictions. In general, under these laws, if a court were to find that, at the time an obligation (such as the outstanding notes or the guarantees) was incurred, either (a) such obligation was incurred with the intent of hindering, delaying or defrauding creditors or (b) the entity incurring the obligation received less than reasonably equivalent or fair value consideration in exchange for the incurrence of such obligation and (i) was insolvent or was rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believed, or reasonably should have believed, that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) or (iv) such entity was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied) (each of clauses
(i)-(iv) above, a "Fraudulent Conveyance"), such court could impose legal and equitable remedies, including (x) subordination of the obligation to presently existing and future indebtedness of the entity, (y) avoidance of the issuance of the obligation and the liens, and direction of the repayment of any amounts paid from the proceeds thereof to a fund for the benefit of the entity's creditors or
(z) taking of other action detrimental to the holders of notes.

    The measures of insolvency for purposes of determining whether a Fraudulent Conveyance occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company or guarantor would be considered insolvent for purposes of the foregoing, if the sum of the debts of the company or guarantor, including contingent unliquidated and unmatured liabilities, is greater than all of the property of the company or guarantor at a fair valuation, or the present fair saleable value of the assets of the company or guarantor is less than the amount that would be required to pay the probable liability on its existing debts as they become absolute and matured.

    We believe that at the time of, or as a result of, the issuance of the outstanding notes and the use of proceeds from such issuance, each of the guarantors and us (a) was not insolvent or rendered insolvent under the standards set forth above, (b) was not engaged in a business or transactions for which our remaining assets constitute unreasonably small capital, (c) did not intend to incur, and does not believe that we did incur debts beyond our ability to pay such debts as they mature and (d) had sufficient assets to satisfy any probable money judgment against us or the guarantors in any pending actions. Consequently, we believe that even if one or more elements of the offering of outstanding notes were deemed to involve the incurrence of an obligation for less than reasonably equivalent or fair value, a Fraudulent Conveyance did not occur. Our beliefs with regard to our solvency and Lodestar's solvency are based in part on Lodestar's operating history and management's analysis of internal cash flow projections and estimated values of assets and liabilities of Lodestar at the time of the offering of outstanding notes. However, a court passing on these issues may not adopt the same methodology or assumptions, or arrive at the same conclusions we did.

RELIANCE ON MAJOR CONTRACTS; CUSTOMER CONCENTRATION


    A substantial portion of Lodestar's coal is sold pursuant to long-term coal supply contracts with a limited number of customers which are significant to the stability and profitability of Lodestar's operations. For the twelve months ended July 31, 1998, approximately 67% of Lodestar's coal sales and related revenue were derived from long-term contracts. As of such date, Lodestar's long-term contracts had a weighted average term of approximately 7.7 years, and since 1992, sales pursuant to long-term contracts generated approximately 80% of Lodestar's coal sales and related revenue. Five long-term contracts with three customers accounted for approximately 55% of coal sales and related revenue for the twelve months ended July 31, 1998. Lodestar's long-term contracts with the Tennessee Valley Authority accounted for, and are expected to account for, approximately 27% and 26% of coal sales and related revenue for the twelve months ended July 31, 1998 and for fiscal 1998, respectively. In addition, Lodestar's long-term contracts with U.S. Generating Company accounted for approximately 18% of Lodestar's coal sales and related revenue for the twelve months ended July 31, 1998 and are expected to account for approximately 18% of coal sales and related revenue in fiscal 1998. One of U.S. Generating Company's facilities is currently involved in litigation with its principal customer and the unfavorable resolution of such litigation could have a material adverse effect on such facility, which, if it resulted in the facility being unable to fulfill its obligations under its long-term contract with Lodestar, could in turn have a material adverse effect on our business, financial condition and results of operations. Big Rivers Electric Corporation, which accounted for approximately 9% of coal sales and related revenue for the twelve months ended July 31, 1998, has been operating under bankruptcy court protection pursuant to Chapter 11 of the United States Bankruptcy Code. Any new ownership or management resulting from the reorganization may not elect to continue its relationship with us subsequent to the expiration of the current contract in June 2001. The annual tonnage under that contract, which was 1,277,000 tons for the twelve months ended June 30, 1998, was reduced effective July 1, 1998. The ongoing annual commitment will be either 375,000 or 750,000 tons through the expiration of the contract, dependent on the outcome of current negotiations. Because of uncertainties regarding the ongoing volume of this contract, as well as certain litigation in which Lodestar is involved, Lodestar suspended operations at the Smith Surface mine in mid-June. See "Business--Legal Proceedings." The loss of these or other long-term contracts, or the curtailment of purchases by such customers, could have a material adverse effect on our financial condition and results of operations. See "Business-- Long-Term Coal Supply Contracts" and "--Other Services."


PRICE ADJUSTMENT PROVISIONS

    Certain of Lodestar's long-term coal supply contracts are subject to price adjustment provisions which permit an increase or decrease at specified times in the contract price to reflect changes in certain price or other economic indices, taxes and other charges. Four of Lodestar's nine long-term coal supply contracts, currently representing approximately 65% of tons supplied under all long-term contracts, contain price reopener provisions, which provide for the contract price to be adjusted upward or downward at specified times on the basis of market factors. Price adjustment, price reopener and other provisions contained in such contracts may increase the impact of short-term coal price volatility. Moreover, failure of the parties to agree on a price pursuant to such price adjustment and reopener provisions could result in modification or termination of any of these contracts and could have a material adverse effect on the financial condition and results of operation of Lodestar. Four of Lodestar's nine long-term coal supply contracts, currently representing approximately 29% of tons supplied under all long-term contracts, contain "requirements" provisions, whereby the power plant customer orders only the amount of coal needed to meet its electricity demand. Many contracts include force majeure provisions, which allow the suspension of performance by Lodestar or the customer during certain events. If force majeure provisions are triggered or tonnage quantities required by power plant customers decrease, operating profit margins realized by Lodestar could decrease, which could have a material adverse effect on our financial condition and results of operations. See "Business--Long-Term Coal Supply Contracts."

OPERATING RISKS; CONCENTRATION OF COAL PRODUCTION

    The business of mining is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations, cave-ins, rockbursts, variations in coal seam thickness, variation in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials, disruption of transportation services, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. During 1994 and 1996, our predecessor company experienced a number of geological and other problems which materially adversely affected its EBIOTDA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our operations could likewise be adversely affected in the future by conditions beyond our control. Although we maintain insurance within ranges of coverage consistent with industry practice, such insurance may not be available at economically feasible premiums in the future, and it may not cover all the hazards to which we are subject.

    The coal shipped from the Baker mine, the largest coal mine in Kentucky, was approximately 4.3 million tons, or approximately 39%, of Lodestar's total shipments for the twelve months ended July 31, 1998. If the Baker mine were to experience a significant operating risk or hazard, including those set forth above, production at the Baker mine could be significantly curtailed or suspended. Any significant curtailment or suspension of production from the Baker mine could have a material adverse effect on our financial condition and results of operations.

TRANSPORTATION

    The United States coal industry depends on barge, rail and truck transportation owned and operated by third parties to deliver shipments of coal to customers. Overall, 45%, 39% and 16% of Lodestar's total coal shipments for the twelve months ended July 31, 1998 traveled by barge, rail and truck, respectively. CSX Transportation, Inc. and Norfolk Southern Corporation are presently negotiating the acquisition of Conrail Inc. which could adversely affect Lodestar's rail rates and access to markets. Disruption of these transportation services could temporarily impair Lodestar's ability to supply coal to its customers and thus adversely affect our financial condition and results of operations. Transportation costs are a significant component of the total cost of supplying coal to customers and can affect significantly a coal producer's competitive position and profitability. Increases in Lodestar's transportation costs, or change in such costs relative to transportation costs incurred by providers of competing coal or of other fuels, could have a material adverse effect on our financial condition and results of operations. See "Business--Coal Transportation."

RECLAMATION AND CLOSURE LIABILITIES

    The federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes require that mine property be restored in accordance with specified standards and an approved reclamation plan. Reclamation costs include amounts spent to reclaim the pit and support acreage at surface mines and to seal portals at deep mines. Other such costs common to both types of mining include the costs of reclaiming refuse and slurry ponds. The permitting agency requires that performance bonds be posted in amounts sufficient to guarantee the performance of such reclamation work. As of July 31, 1998, Lodestar had approximately $42.5 million of reclamation performance bonds outstanding. The cost of final reclamation of active mining areas is accrued over the life of the respective mines based on the units-of-production method. This methodology requires various estimates and assumptions principally associated with costs and production levels. As of July 31, 1998, the reclamation liability recorded by Lodestar was approximately $17.9 million. Of the total reclamation liability, $9.0 million is associated with permits issued for previous mining of property in the area which includes the Smith Underground and Smith Surface mines. The calculation of the recorded liability assumes the continuity of the Smith mining operations. Should there be a long-term cessation of mining at the Smith mining operations, alternative reclamation plans would have to be evaluated, which could result in an adverse adjustment to the recorded liability. See "Business--Legal Proceedings." Lodestar reevaluates its reclamation liability annually based on its current mining plans and most recent cost and production estimates. Liability adjustments are recorded to cost of revenues. For the twelve months ended July 31, 1998, the reclamation provision included in cost of revenues was $1.0 million. Although management believes it is making adequate provisions for all reclamation and other costs associated with mine closures, our financial condition and results of operations could be adversely affected if such accruals were later determined to be insufficient.

UNIONIZATION OF WORKFORCE

    In August 1997, the United Mineworkers of America (the "UMWA") was certified by the National Labor Relations Board as the bargaining representative for certain employees located in Western Kentucky, constituting approximately 47% of Lodestar's total employees. Lodestar has entered into a collective bargaining agreement with the UMWA which either party may terminate on or after May 13, 2000. We do not believe that this agreement will have a material impact on our financial condition or results of operations. However, negotiations of future collective bargaining agreements could result in production interruptions, and the possible impact of future collective bargaining agreements, or the negotiation thereof, on our financial condition and results of operations is uncertain. Although the remainder of Lodestar's workforce remains nonunion, they could unionize in the future. Furthermore, work stoppages could occur in the future in connection with labor negotiations or otherwise.

RELIANCE ON ESTIMATES OF RECOVERABLE RESERVES

    There are numerous uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control. The reserve data set forth in this Prospectus represents engineering estimates of Lodestar's reserves as of January 31, 1998 prepared by Marshall Miller & Associates, an independent engineering firm. Estimates of economically recoverable coal reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions (which may not be fully identified by available exploration data and/or differ from experience in current operations), historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future coal prices, future operating costs, severance and excise taxes, development costs and reclamation costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected from such reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties, and revenues and expenditures with respect to Lodestar's reserves may vary from estimates, and such variances may be material. These estimates may not be an accurate reflection of Lodestar's actual reserves. See "Business--Coal Reserves." Most of Lodestar's mining operations are conducted on properties owned or leased by Lodestar. The loss of any lease could adversely affect Lodestar's ability to develop the applicable reserves. Because title to most of Lodestar's leased properties and mineral rights is not thoroughly verified until a permit is being obtained to mine the property, Lodestar's right to mine certain of its reserves may be adversely affected if defects in title or boundaries exist. In addition, Lodestar may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves or maintain its leasehold interest in properties on which mining operations are not commenced during the term of the lease.

REPLACEMENT OF RESERVES

    Lodestar's future success depends upon its ability to find, develop or acquire additional coal reserves that are recoverable. The recoverable reserves of Lodestar decline as reserves are depleted. Over 50% of Lodestar's current coal production is from mines that, based on current reserve estimates and current production levels, will be depleted within seven years. Lodestar can replace these reserves by successful exploration or development activities or acquiring properties containing recoverable reserves, or both. In order to increase reserves and production, Lodestar must continue its development and exploration or undertake other replacement activities. Lodestar's current strategy includes increasing its reserve base through acquisitions of producing properties and by continuing to develop its existing properties. However, Lodestar's planned development and exploration projects and acquisition activities may not result in significant additional reserves, and Lodestar may not have continuing success developing additional mines. For a discussion of Lodestar's reserves, see "Business--Coal Reserves" and "--Development and Exploration."

ENVIRONMENTAL MATTERS; GOVERNMENT REGULATION OF MINING INDUSTRY

    Lodestar is subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste storage and treatment and disposal and remediation of releases of hazardous materials. See "Government
Regulation--Environmental Matters."

    The mining operations of Lodestar are subject to inspection and regulation by the Mine Safety and Health Administration of the Department of Labor ("MSHA") under provisions of the Federal Mine Safety and Health Act of 1977. All other operations of Lodestar are subject to inspection and regulation by the Occupational Safety and Health Administration of the Department of Labor ("OSHA") under the provisions of the Occupational Safety and Health Act of 1970. It is our policy to comply with the directives and regulations of MSHA and OSHA. In addition, we take such necessary actions as, in our judgment, are required to provide for the safety and health of our employees. We believe that we are substantially in compliance with the regulations promulgated by MSHA and OSHA. However, compliance with new, more stringent MSHA and/or OSHA directives could have a material adverse effect on our results of operations, financial condition and liquidity. See "Government Regulation-- Health and Safety."

    The Department of Labor is considering revised regulations that would alter the claims process for coal miners and would make claims for black lung benefits easier to file and establish, which could result in a higher incidence of black lung claims against Lodestar. See "Government Regulation-- Health and Safety."

    The cost of complying with federal, state and local environmental laws and regulations, as well as the cost of any personal injury and property or other damage claims, could have a material adverse affect on our financial condition and results of operations. See "Government Regulation--Environmental Matters."

EFFECT OF CLEAN AIR ACT

    The federal Clean Air Act, as amended, among other things, places limits on sulfur dioxide emissions from electric power generation plants and requires major sources of nitrogen oxides to install control technology. The effect of the Clean Air Act on our operations is uncertain at this time. We believe that compliance with the sulfur emission limits will likely exert a downward pressure on the price of high sulfur coal. The extent to which this price decrease will adversely affect us will depend on a number of factors, including our ability to secure long-term contracts for our high sulfur coal. In addition, the federal Environmental Protection Agency is expected to regulate fine particulate matter and to implement stricter ozone standards by 2003. Any adverse effect of the Clean Air Act on the demand for mid and high sulfur coal could have a material adverse effect on the results of operations, financial condition and liquidity of Lodestar.

COAL PRICE FLUCTUATIONS

    Our results of operations are highly dependent upon the prices received for our coal. Although 67% of our coal sales and related revenue for the twelve months ended July 31, 1998 were made pursuant to long-term contracts, the balance of sales were made in the spot market, or pursuant to contracts based on spot market prices and not pursuant to long-term contracts. Certain of our long-term coal supply contracts are subject to price adjustment provisions, which provide for increases or decreases in price determined by specific conditions set forth in the contracts, and price reopener provisions, which provide for renegotiation of price terms. Accordingly, the prices we receive for a portion of our coal production are dependent upon numerous factors beyond our control. These factors include the level of consumer demand for electricity, governmental regulations and taxes, the price and availability of alternative energy sources, weather and the overall economic environment. Any significant decline in prices for coal could have a material adverse effect on our financial condition and results of operation and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

    The United States coal industry is highly competitive, with numerous producers in all coal producing regions. We compete with other large producers and hundreds of small producers in the United States and abroad. Many of our customers are also customers of our competitors. Continued demand for our coal and the prices that we will be able to obtain will depend primarily on coal consumption patterns of the domestic electric utility industry, which in turn are affected by the demand for electricity, coal transportation costs, environmental and other governmental regulations and orders, technological developments and the availability and price of competing coal and alternative fuel supply sources such as oil, natural gas, nuclear energy and hydroelectric energy. See "Government Regulation--Environmental Matters" and "Business--Competition." In addition, during the mid-1970's and early 1980's, a growing coal market and increased demand attracted new investors to the coal industry and spurred the development of new mines and added production capacity throughout the industry. Although demand for coal has grown over the recent past, the industry has since been faced with overcapacity, which in turn has increased competition and lowered prevailing coal prices. Moreover, because of greater competition among electricity producers and increased pressure from customers and regulators to lower electricity prices, public utilities are lowering fuel costs by buying higher percentages of spot coal through a competitive bidding process and by only buying the amount of coal necessary to meet their requirements. Overcapacity or increased competition in the future could have a material adverse effect on our financial condition and results of operations.

POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER

    Upon the occurrence of a change of control of Lodestar Holdings, Inc. or Renco, we are required to offer to purchase your exchange notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase. We may not have sufficient funds available at the time of any change of control to make any required repurchases of notes tendered, and restrictions in the new senior credit facility may not allow us to make such required repurchases. Notwithstanding these provisions, we could enter into certain transactions, including certain recapitalizations, that would not constitute a change of control but would increase the amount of debt outstanding at such time. See "Description of the Senior Notes--Certain Covenants--Change of Control."

PREDECESSOR COMPANY RISK

    Pursuant to the stock purchase agreement under which we acquired the capital stock of Costain Coal Inc., the seller, Costain America Inc., retained certain assets and liabilities that were excluded from the acquisition, including, among others, certain litigation matters and all liabilities relating to prior operations outside of Kentucky and West Virginia (including business conducted in Alabama, Colorado, Illinois, Indiana, Louisiana, Michigan, Ohio and Wisconsin). Because the acquisition was structured as a purchase of capital stock of Costain Coal Inc., Costain America Inc. retained responsibility for these matters pursuant to an indemnification agreement which was guaranteed by the seller's parent, Costain Group PLC. At the time of the acquisition, the aggregate indemnification obligations were estimated to be in excess of $15.0 million payable over a period of years. Costain America Inc. may not itself have assets sufficient to satisfy these indemnification obligations, and we are not able to assess the financial strength or long-term viability of Costain Group PLC, which has recently completed a financial restructuring. Accordingly, we may not be able to obtain the benefit of this indemnification, if necessary. See "Business--Legal Proceedings."

CONTROL BY RENCO


    Lodestar Holdings, Inc. is a wholly-owned subsidiary of Renco, which is 97.9% owned by Mr. Ira Leon Rennert, the Chairman and Chief Executive Officer of Renco, through trusts established by him for himself and members of his family. As a result of Renco's ownership of all of our capital stock, Mr. Rennert is, and will continue to be, able to direct and control our policies, including mergers, sales of assets and similar transactions.


ABSENCE OF A PUBLIC MARKET

    The exchange notes will be new securities for which there is currently no public market. We do not intend to list the exchange notes on any national securities exchange or quotation system. Donaldson, Lufkin and Jenrette Securities Corporation and BT Alex. Brown Incorporated, the initial purchasers in the offering of outstanding notes, have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, no market may develop for the exchange notes, and if a market does develop, it may have limited or no liquidity. As outstanding notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of outstanding notes will decrease, which will decrease their liquidity.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not exchange your notes for exchange notes, you will continue to be subject to the restrictions on transfer of your notes set forth in their legend because the outstanding notes were issued pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the outstanding notes under the Securities Act.

                                USE OF PROCEEDS

    We will not receive any proceeds from the Exchange Offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    For a description of the use of proceeds of the offering of outstanding notes, see "Prospectus Summary--The Company--Offering of Outstanding Notes."

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of Lodestar Holdings, Inc. and our subsidiaries as of July 31, 1998. It is important that you read the table below along with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this Prospectus.

                                                                                                  AS OF JULY 31,
                                                                                                       1998
                                                                                                 -----------------
                                                                                                    (DOLLARS IN
                                                                                                    THOUSANDS)

Long-term debt, including current portion:
  New senior credit facility(1)................................................................              --
  11 1/2% Senior Notes due 2005, Series A......................................................     $   150,000
                                                                                                       --------
      Total long-term debt, including current portion..........................................         150,000
                                                                                                       --------
Stockholder's equity (deficit):
  Common stock, $1.00 par value. Authorized, issued and outstanding 1,000 shares...............               1
  Additional paid-in capital...................................................................           5,000
  Accumulated deficit..........................................................................         (33,841)
                                                                                                       --------
      Total stockholder's deficit..............................................................         (28,840)
                                                                                                       --------
Total capitalization...........................................................................     $   121,160
                                                                                                       --------
                                                                                                       --------

------------------------

(1) Represents our $90.0 million revolving credit facility which was undrawn, and a $30.0 million letter of credit facility, of which approximately $22.0 million in letters of credit was outstanding, as of July 31, 1998. The new senior credit facility will expire in May 2001. See "Description of New Senior Credit Facility."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated financial data have been prepared to give effect to:

    - the purchase by Lodestar Holdings, Inc. of all the outstanding shares of capital stock of Costain Coal Inc. from Costain America Inc., effective March 14, 1997 (the "Acquisition"); and

    - the offering of outstanding notes and the use of the proceeds from that offering on May 15, 1998 to (i) repay all existing indebtedness, (ii) purchase certain equipment financed pursuant to both operating and capital leases, (iii) buyout certain deferred payment obligations, (iv) pay a dividend to Renco, (v) make certain contractual payments to certain executives and (vi) pay related fees and expenses and reduce accounts payable and accrued expenses and for general corporate purposes (such offering and use of proceeds, the "Transactions").

    The unaudited pro forma consolidated statement of operations for the nine months ended July 31, 1998, gives effect to the Transactions as if they had occurred on November 1, 1997 and the unaudited pro forma consolidated statement of operations for the ten months ended October 31, 1997 gives effect to the Acquisition and the Transactions as if they had occurred on January 1, 1997.

    The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Pro forma adjustments are applied to account for the Acquisition under the purchase method of accounting. Under the purchase method of accounting, the total purchase price was allocated to our assets and liabilities based on their relative fair values.

    It is important that you read the unaudited pro forma consolidated financial information along with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our and our predecessor company's consolidated financial statements and the related notes included elsewhere in this Prospectus. The unaudited pro forma consolidated financial data do not purport to be indicative of the results which would have actually been attained had the Acquisition and the Transactions been consummated on the dates indicated or of the results which may be expected to occur in the future.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 1998
                             (DOLLARS IN THOUSANDS)


                                                                                 ADJUSTMENTS
                                                                                   FOR THE
                                                                     HISTORICAL  TRANSACTIONS    PRO FORMA
Coal sales and related revenue.....................................  $  199,657           --    $   199,657
                                                                     ----------  ------------  -------------
Operating costs:
  Cost of revenues.................................................     168,014   $   (5,462)(1)      162,552
  Depreciation, depletion and amortization.........................      19,997        3,204(2)       23,201
  General and administrative(3)....................................      11,670           --         11,670
                                                                     ----------  ------------  -------------
                                                                        199,681       (2,258)       197,423
                                                                     ----------  ------------  -------------
  Operating income (loss)..........................................         (24)       2,258          2,234
Interest expense, net..............................................       8,633        9,344(4)       13,312
                                                                                         488(5)
                                                                                      (5,153)(6)
                                                                     ----------  ------------  -------------
Loss before income taxes and extraordinary items...................  $   (8,657)  $   (2,421)   $   (11,078)
                                                                     ----------  ------------  -------------
                                                                     ----------  ------------  -------------

OTHER DATA
EBIOTDA(7).........................................................  $   19,973   $    5,462    $    25,435
Ratio of earnings to fixed charges(8)..............................                                      --

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JULY 31, 1998

(1) Reflects the elimination of amounts expensed pursuant to operating leases. These amounts are eliminated due to the buyout of all operating leases.

(2) Reflects additional depreciation associated with the purchase of certain equipment previously financed pursuant to leases. Depreciable lives assigned were based on an assessment of the equipment involved, resulting in a weighted average useful life of 4.5 years.


(3) Includes $2.8 million of contractual payments to certain employees of Lodestar which were non-recurring charges directly attributable to the Transactions.


(4) Reflects interest on the outstanding notes.

(5) Reflects amortization of debt issuance costs associated with the outstanding notes and the new senior credit facility.


(6) Reflects the elimination of historical interest expense associated with indebtedness repaid with the proceeds of the offering of the outstanding notes. Also reflects the elimination of imputed interest on deferred payment obligations which were bought out at a discount from book value of approximately $8.0 million.


(7) EBIOTDA represents earnings before net interest expense, other income (expense), extraordinary items, income taxes and depreciation, depletion and amortization. The trends of EBIOTDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBIOTDA is presented because management believes that certain investors use EBIOTDA as one measure of an issuer's ability to service its debt. EBIOTDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBIOTDA to similarly titled measures of other companies as the definitions of these measures may vary.


(8) Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and the portion of rental expense that is representative of interest expense. Earnings consist of income before taxes and extraordinary items plus fixed charges less capitalized interest. Earnings were insufficient to cover fixed charges by $11.1 million during the period.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       TEN MONTHS ENDED OCTOBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                    HISTORICAL
                                             ------------------------
                                             PREDECESSOR      THE
                                               COMPANY      COMPANY

                                             JANUARY 1,    MARCH 15,
                                               1997 TO      1997 TO    ADJUSTMENTS  ADJUSTMENTS
                                              MARCH 14,   OCTOBER 31,    FOR THE      FOR THE
                                                1997         1997      ACQUISITION  TRANSACTIONS  PROFORMA(1)
Coal sales and related revenue.............   $  46,486    $ 173,881           --            --    $  220,367
                                             -----------  -----------  -----------  ------------  ------------
Operating costs:
  Cost of revenues.........................      44,676      150,716           --    $   (9,104)(4)     186,288
  Depreciation, depletion and
    amortization...........................       4,749       14,276    $  (1,370)(2)       5,340(5)      23,750
                                                                              755(3)

  General and administrative...............       2,190        6,823           --            --         9,013
                                             -----------  -----------  -----------  ------------  ------------
                                                 51,615      171,815         (615)       (3,764)      219,051
                                             -----------  -----------  -----------  ------------  ------------
  Operating income (loss)..................      (5,129)       2,066          615         3,764         1,316
Interest expense, net......................         809        6,004           --        14,375(6)      15,125
                                                                                            750(7)
                                                                                         (6,813)(8)
                                             -----------  -----------  -----------  ------------  ------------
Income (loss) before income taxes and
  nonrecurring charges and credits.........   $  (5,938)   $  (3,938)   $     615    $   (4,548)   $  (13,809)
                                             -----------  -----------  -----------  ------------  ------------
                                             -----------  -----------  -----------  ------------  ------------
OTHER DATA:
EBIOTDA(9).................................   $    (380)   $  16,342           --    $    9,104    $   25,066
Ratio of earnings to fixed charges(10).....                                                                --

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       TEN MONTHS ENDED OCTOBER 31, 1997


(1) The "Unaudited Pro Forma Consolidated Statement of Operations" is presented before consideration of the following nonrecurring charges or credits directly attributable to the Transactions: the buyout of certain deferred payment obligations at a discount from book value of approximately $8.0 million; making of contractual payments to certain employees of Lodestar of approximately $2.8 million; the write-off of certain capitalized costs associated with the indebtedness repaid with the proceeds of the offering of outstanding notes; and the net tax effect of these nonrecurring charges and credits.


(2) Reflects reduced depreciation due to write-down of fixed assets to fair value for the period January 1, 1997 to March 14, 1997 related to purchase accounting for the Acquisition. In connection with purchase accounting for the Acquisition, fixed assets were written down to fair value, which was estimated to be $22.0 million less than the previously recorded value. Accordingly, based on the remaining useful lives of the applicable assets, depreciation will be reduced by approximately $6.6 million in the first twelve months after the Acquisition.

(3) Reflects amortization of coal supply contracts and goodwill for the period January 1, 1997 to March 14, 1997 related to purchase accounting for the Acquisition. Coal supply and ash disposal contracts acquired as part of the Acquisition were valued at $46.8 million, representing the present value of expected profits from sales under these contracts in excess of those that would be earned if sales were made at then prevailing market prices. These contracts are being amortized using the straight-line method over the lives of the applicable contracts, which expire at various dates through 2025. Goodwill of $7.6 million represents the excess of purchase price over the fair value of net assets acquired. It is amortized on a straight-line basis over the expected period to be benefitted of 15 years.

(4) Reflects the elimination of amounts expensed pursuant to operating leases. These amounts are eliminated due to the assumed buyout of all operating leases.

(5) Reflects additional depreciation associated with the purchase of certain equipment previously financed pursuant to leases. Depreciable lives assigned were based on an assessment of the equipment involved, resulting in a weighted average useful life of 4.5 years.

(6) Reflects interest on the outstanding notes.

(7) Reflects amortization of debt issuance costs associated with the outstanding notes and the new senior credit facility.


(8) Reflects the elimination of historical interest expense associated with indebtedness repaid with the proceeds of the offering of outstanding notes. Also reflects the elimination of imputed interest on deferred payment obligations which were bought out at a discount from book value of approximately $8.0 million.


(9) EBIOTDA represents earnings before net interest expense, other income (expense), extraordinary items, income taxes and depreciation, depletion and amortization. The trends of EBIOTDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBIOTDA is presented because management believes that certain investors use EBIOTDA as one measure of an issuer's ability to service its debt. EBIOTDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBIOTDA to similarly titled measures of other companies as the definitions of these measures may vary.

(10) Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and the portion of rental expense that is representative of interest expense. Earnings consist of income before taxes and extraordinary items plus fixed charges less capitalized interest. Earnings were insufficient to cover fixed charges by $13.8 million during the period.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial data of Lodestar Holdings, Inc. and our subsidiaries and our predecessor company at the dates and for the periods indicated. The selected data presented below under the captions "Statement of Operations Data" and "Financial Ratios and Other Data" for each of the fiscal years in the four-year period ended December 31, 1996, for the period January 1, 1997 to March 14, 1997 and for the period March 15, 1997 to October 31, 1997, and "Balance Sheet Data" as of December 31, 1993, 1994, 1995 and 1996 and October 31, 1997, are derived from the consolidated financial statements of our predecessor company and us, as applicable, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected data presented below under the captions "Statement of Operations Data" and "Financial Ratios and Other Data" for the period November 1, 1996 to December 31, 1996, for the period March 15, 1997 to July 31, 1997 and for the nine months ended July 31, 1998 and "Balance Sheet Data" as of July 31, 1997 and 1998 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial and operating data for such periods. Data as of and for the nine months ended July 31, 1998 do not purport to be indicative of results to be expected for the full year. It is important that you read the selected historical consolidated financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and our predecessor company's consolidated financial statements and the related notes included elsewhere in this Prospectus.

                                                            PREDECESSOR COMPANY(1)
                                                                                 PERIOD         PERIOD
                                                                              NOVEMBER 1,     JANUARY 1,
                                         FISCAL YEAR ENDED DECEMBER 31,         1996 TO        1997 TO
                                     ---------------------------------------  DECEMBER 31,    MARCH 14,
                                       1993     1994(2)   1995(3)   1996(4)       1996           1997
                                                                              (UNAUDITED)
                                             (DOLLARS AND TONS IN THOUSANDS, EXCEPT PER TON DATA)
STATEMENT OF OPERATIONS DATA:
Coal sales and related revenue.....  $418,295  $ 389,996  $308,370  $255,386    $36,910        $ 46,486
Cost of revenues...................   337,012    360,635   255,859   257,269     36,378          44,676
Depreciation, depletion and
  amortization.....................    49,267     46,641    30,832    22,714      3,294           4,749
General and administrative.........    18,418     19,601    11,677    14,270      2,307           2,190
                                     --------  ---------  --------  --------  ------------   ------------
Operating income (loss)............    13,598    (36,881)   10,002   (38,867)    (5,069)         (5,129)
Interest expense, net..............     2,387      4,428     4,436     2,801        550             809
Other income (expense), net........    (6,171)  (204,347)    3,708        --         --              --
                                     --------  ---------  --------  --------  ------------   ------------
Income (loss) before income taxes
  and extraordinary items..........     5,040   (245,656)    9,274   (41,668)    (5,619)         (5,938)
Income taxes.......................     1,786      1,414     3,279        --         --              --
Extraordinary items................        --         --        --        --         --              --
                                     --------  ---------  --------  --------  ------------   ------------
Net income (loss)..................  $  3,254  $(247,070) $  5,995  $(41,668)   $(5,619)       $ (5,938)
                                     --------  ---------  --------  --------  ------------   ------------
                                     --------  ---------  --------  --------  ------------   ------------
FINANCIAL RATIOS AND OTHER DATA:
EBIOTDA(5).........................  $ 62,865  $   9,760  $ 40,834  $(16,153)   $(1,775)       $   (380)
Net cash provided by (used in)
  operating activities.............    65,307     25,219    (6,291)   12,972      1,306          (1,738)
Net cash provided by (used in)
  investing activities.............   (36,437)   (28,048)   59,571   (10,400)    (1,515)         (1,149)
Net cash provided by (used in)
  financing activities.............   (28,663)    13,350   (53,309)  (12,064)     3,658          (1,575)
Capital expenditures...............    37,761     50,162     5,785    10,705      1,820           1,149
Ratio of earnings to fixed
  charges(6).......................       3.1x        --       3.1x       --         --              --
OTHER OPERATING DATA:
Tons of coal shipped...............    16,692     15,705    11,811    10,569      1,561           1,910
Tons of coal produced per manhour
  (underground) (7)(8).............       3.5        2.9       4.4       4.4
Cubic yards moved per manhour
  (surface)(7)(8)..................      83.7       81.6      92.3     107.9

                                             LODESTAR HOLDINGS, INC.
                                       PERIOD        PERIOD         NINE
                                      MARCH 15,     MARCH 15,      MONTHS
                                       1997 TO       1997 TO        ENDED
                                     OCTOBER 31,    JULY 31,      JULY 31,
                                        1997          1997          1998
                                                   (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Coal sales and related revenue.....   $173,881      $100,778      $199,657
Cost of revenues...................    150,716        89,600       168,014
Depreciation, depletion and
  amortization.....................     14,276         8,566        19,997
General and administrative.........      6,823         3,237        11,670
                                     -----------   -----------   -----------
Operating income (loss)............      2,066          (625)          (24)
Interest expense, net..............      6,004         3,727         8,633
Other income (expense), net........         --            --            --
                                     -----------   -----------   -----------
Income (loss) before income taxes
  and extraordinary items..........     (3,938)       (4,352)       (8,657)
Income taxes.......................         --            --            --
Extraordinary items................         --            --         6,572
                                     -----------   -----------   -----------
Net income (loss)..................   $ (3,938)     $ (4,352)     $ (2,085)
                                     -----------   -----------   -----------
                                     -----------   -----------   -----------
FINANCIAL RATIOS AND OTHER DATA:
EBIOTDA(5).........................   $ 16,342      $  7,941      $ 19,973
Net cash provided by (used in)
  operating activities.............    (14,994)      (18,769)      (10,137)
Net cash provided by (used in)
  investing activities.............    (26,349)       (3,409)      (31,031)
Net cash provided by (used in)
  financing activities.............     44,398        21,058        52,326
Capital expenditures...............      3,771         3,409        31,313
Ratio of earnings to fixed
  charges(6).......................         --            --            --
OTHER OPERATING DATA:
Tons of coal shipped...............      6,855         3,979         7,903
Tons of coal produced per manhour
  (underground) (7)(8).............        4.9
Cubic yards moved per manhour
  (surface)(7)(8)..................      109.2

                                                             PREDECESSOR COMPANY(1)                   LODESTAR HOLDINGS, INC.
                                                               AS OF DECEMBER 31,                 AS OF        AS OF        AS OF
                                                   ------------------------------------------   JULY 31,    OCTOBER 31,   JULY 31,
                                                     1993       1994       1995       1996        1997         1997         1998
                                                   ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                                                                               (UNAUDITED)               (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.............................................  $   7,314  $  17,835  $  17,806  $   8,314   $   2,732    $   3,055    $  14,213
Working capital (deficit)........................      7,515    (13,687)    (2,115)   (33,251)    (32,054)     (31,424)       9,431
Property, plant and equipment, net...............    284,710    211,211    131,073    116,094      89,194       84,541       99,053
Total assets.....................................    460,253    302,033    233,386    208,358     203,167      200,448      224,349
Total debt (including current portion)...........     26,359     63,119     28,077     22,793      60,654       63,556      150,000
Stockholder's equity (deficit)...................    314,224     69,992     75,700     33,666         650        1,063      (28,840)

------------------------

(1) Lodestar Energy, Inc. was acquired by Lodestar Holdings, Inc. as of March 14, 1997.

(2) Cost of revenues in 1994 was negatively affected by certain events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Events." In addition, in 1994, $204.3 million in other expenses were recognized, of which $200.8 million represented a provision to adjust the valuation of certain assets and liabilities resulting from our predecessor company's reassessment of anticipated business activity in the coal industry.

(3) Other income (expense) during 1995 represents the net effect of a $44.0 million gain recorded in connection with disposing of our predecessor company's Louisiana operations, a $39.6 million loss to adjust the value of our predecessor company to an expected sales price, and a $.7 million minority interest in earnings of the Louisiana operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) Results for fiscal 1996 were negatively affected by certain noncash charges made in connection with an evaluation of our predecessor company's accrued reserves and its legal expenses associated with selling the business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Events."

(5) EBIOTDA represents earnings before net interest expense, other income (expense), extraordinary items, income taxes and depreciation, depletion and amortization. The trends of EBIOTDA generally follow the trends of operating income. See "Management's Dicussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBIOTDA is presented because management believes that certain investors use EBIOTDA as one measure of an issuer's ability to service its debt. EBIOTDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBIOTDA to similarly titled measures of other companies as the definitions of these measures may vary.

(6) Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and the portion of rental expense that is representative of interest expense. Earnings consist of income before taxes and extraordinary items plus fixed charges less capitalized interest. Earnings were insufficient to cover fixed charges by $245.7 million, $41.7 million, $5.6 million, $5.9 million, $3.9 million, $4.4 million and $8.7 million for the fiscal years ended December 31, 1994 and 1996, the period from November 1, 1996 to December 31, 1996, the period January 1, 1997 to March 14, 1997, the period March 15, 1997 to October 31, 1997, the period March 15, 1997 to July 31, 1997 and the nine months ended July 31, 1998, respectively.

(7) Data regarding manhours is available only on a calendar year basis. Accordingly, data for shorter periods is not presented, and the data presented as the period March 15, 1997 to October 31, 1997, represents data for calendar 1997.

(8) Excludes divested and idled operations.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    GENERAL

    In connection with the sale of our 11 1/2% Senior Notes due 2005, Series A (the "Old Notes") to Donaldson, Lufkin and Jenrette Securities Corporation and BT Alex. Brown Incorporated (collectively, the "Initial Purchasers") pursuant to the Purchase Agreement, dated May 12, 1998, among Lodestar Holdings, Inc. (the "Company"), and Lodestar, Eastern Resources, Inc. ("Eastern Resources") and Industrial Fuels Minerals Company ("Industrial Fuels") (collectively, the "Guarantors") and the Initial Purchasers, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement, dated as of May 15, 1998 (the "Registration Rights Agreement") by and among the Company, the Guarantors and the Initial Purchasers.


    Under the Registration Rights Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 60 days after May 15, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 180 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Rights Agreement. The Company understands that there are approximately 18 beneficial owners of such Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.


    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined). The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13,
1988) (the "Exxon Capital Letter") and similar letters, the Company believes that the 11 1/2% Senior Notes due 2005, Series B (the "Exchange Notes") issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to State Street Bank and Trust Company, as exchange agent (the "Exchange Agent"). The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

    EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment, and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from May 15, 1998, payable semiannually on May 15 and November 15 of each year, commencing November 15, 1998, at the rate of 11 1/2% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company or the Guarantors.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Guarantors, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the

Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Old Notes were issued on May 15, 1998, and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if the Company or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of the Company at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer on or before November 11, 1998.

    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date (as defined), the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or (b) any holder of Notes notifies the Company within 20 business days following the consummation of the Exchange Offer that (i) such holder is not eligible to participate in the Exchange Offer, (ii) such holder participated in the Exchange Offer and did not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (iii) such holder is a broker-dealer and holds Old Notes acquired directly from the Company or one of its affiliates.

    If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

                   BY MAIL                              BY HAND/OVERNIGHT DELIVERY

     State Street Bank and Trust Company            State Street Bank and Trust Company
     Two International Place, 4th Floor                   61 Broadway, 15th Floor
         Boston, Massachusetts 02110                     New York, New York 10006
  Attention: Claire Young--Corporate Trust         Attention: Corporate Trust Department
                 Department

    The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company, and are estimated in the aggregate to be approximately $250,000.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER



    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed) as of the date of this Prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This summary addresses only holders that beneficially own Exchange Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. The summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as life insurance companies, retirement plans, regulated investment companies, securities dealers, or investors whose functional currency is not the U.S. dollar). No ruling from the Internal Revenue Service will be sought with respect to the Exchange Notes, and the Internal Revenue Service could take a contrary view with respect to the matters described below. Accordingly, holders of Old Notes are urged to consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the Exchange Offer.



    The exchange of Old Notes for Exchange Notes in the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange. See "Material Federal Income Tax Considerations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company, through its wholly-owned subsidiary Lodestar, is engaged in the mining and marketing of bituminous coal used principally for the generation of electricity, as well as for other industrial applications. Lodestar operates a diverse portfolio of seven deep and five surface coal mines located in Eastern and Western Kentucky and is among the largest coal producing companies in Kentucky, the third largest coal producing state. Lodestar focuses on select niche coal markets in the Eastern, South Central and Great Lakes regions of the United States. Lodestar offers flexibility in its coal qualities, as required by varied and changing customer demands, through its diverse portfolio of mines and mining methods, its blending capabilities and its transportation alternatives. Lodestar believes its niche market strategy and flexible operations enable it to meet customer demand for quality products and services at competitive prices, resulting in long-term supply contracts. In excess of 87% of Lodestar's fiscal 1999 production is committed under purchase orders and contracts and approximately 67% of such production is committed under long-term contracts that had a weighted average term of approximately 7.7 years as of July 31, 1998.

    Presently, Lodestar controls the mineral rights through lease or ownership at eleven mines and operates a twelfth mine at which mineral rights are controlled by a third party, four of which are in Western Kentucky (three underground and one surface) and eight in Eastern Kentucky (four underground and four surface). Lodestar also owns and operates an ash disposal facility in Eastern Kentucky.

    Lodestar's Western Kentucky coal product is mid to high sulfur and competes primarily in the regional utility market. Targeted customers can effectively burn high sulfur coal by utilizing "scrubbers" that remove sulfur dioxide from plant emissions or by utilizing the emissions allowance market. Alternatively, customers can blend such coals with low Btu, low sulfur coals from the Western United States. Lodestar's Eastern Kentucky coal product, as compared to its Western Kentucky coal product, is generally higher in Btu content and lower in sulfur content, which provides for a broader market.

    The Company was formed in August 1996 to acquire all of the capital stock of Costain Coal Inc. (prior to such acquisition, the "Predecessor Company") from Costain America Inc (the "Predecessor's Parent"). The Acquisition included substantially all of the Predecessor Company's mining interests in Kentucky and West Virginia. The Acquisition, which was effective March 14, 1997, has been accounted for using the purchase method of accounting. After the Acquisition, Costain Coal Inc. was renamed Lodestar Energy, Inc.

CERTAIN EVENTS

    Since 1994, the Predecessor's Parent had been divesting its operations and assets in an attempt to exit the U.S. market. Accordingly, the Predecessor Company undertook a process of selling operations or liquidating certain assets based on the geographic location of such assets. In particular, the Predecessor Company's operations in Ohio, which shipped approximately 325,000 tons of coal, generating approximately $13.2 million of coal sales and related revenue in 1994, were closed after its coal supply agreement relating to those operations was sold in December 1994. In March 1995, the Predecessor Company sold its Louisiana operations, which produced approximately 2.7 million tons of lignite coal, generating approximately $46.8 million of coal sales and related revenue in 1994. In December 1995, the Alabama operations, which shipped approximately 820,000 tons of coal, generating approximately $30.8 million of coal sales and related revenue in 1995, were sold.

    In the first quarter of fiscal 1998, Lodestar idled its West Virginia operations, which shipped approximately 357,000 tons of coal, generating approximately $9.6 million of coal sales and related revenue for the twelve months ended July 31, 1998. Lodestar is currently performing required reclamation activities. The estimated cost of all reclamation and mine closing activities is included as a liability in the July 31, 1998 balance sheet. With the idling of the West Virginia operations, all of Lodestar's operating assets are located in Kentucky.

    During 1994, the Predecessor Company experienced a series of events which materially adversely affected its results of operations. Specifically, due to geologic anomalies and roof problems in its Wheatcroft mine (Western Kentucky), as well as equipment trouble with the two operating longwall miners, the Predecessor Company had lower production and yields, which adversely affected results of operations. At the Baker mine (Western Kentucky), management revised the long-term mine plan from continuous mining to longwall mining. As a result, the Predecessor Company experienced development costs and lost production due to the mine plan modifications necessary to complete the changeover, resulting in increased cost of revenues. In an effort to generate cash, the Predecessor Company elected to sell a short-line railroad it owned in Western Kentucky (the "Short-Line Railroad"), which resulted in an $8.1 million charge to cost of revenues. In addition, $2.2 million in provisions were made to account for ongoing employee costs associated with personnel terminations and to increase outstanding litigation reserves.

    During 1996, the Predecessor Company was negatively affected by production difficulties in Western Kentucky which increased cost of revenues. In addition, certain accounting reserves were established or increased as follows: (i) a $5.3 million reserve was established as an estimate of the excess of present value of minimum payment commitments over the applicable services provided in conjunction with a noncancellable transportation contract; this reserve was necessitated by a change in sales mix which occurred in 1996; (ii) a $2.4 million reserve was established as an estimate of the excess of cash costs over revenue to be generated under the Big Rivers contract until the 1998 price reopener; (iii) the reserve for accrued reclamation was increased by $6.0 million primarily due to the Company's failure to secure a Western Kentucky ash disposal contract in 1996 where such failure resulted in the probability of a $6.0 million increase in the cost of fill material for required reclamation work; (iv) the reserve for accrued workers' compensation liability was increased by $4.0 million as a result of an increase in projected claims incurred but not reported based on an updated actuarial study performed as of December 31, 1996; and (v) a $3.5 million increase in reserves for abandoned properties was established in Eastern Kentucky primarily due to 1996 mining plan revisions which resulted in the unlikelihood that certain capitalized costs associated with advanced royalty payments and mine development would be recouped in the normal course of business. The Predecessor Company also incurred legal expenses of approximately $2.0 million in connection with the sales process.

PRODUCTION AND REVENUE SOURCES

    As of January 31, 1998, Lodestar had approximately 198.6 million recoverable tons of demonstrated reserves based upon estimates prepared by Marshall Miller & Associates. Most of Lodestar's demonstrated reserves are leased from third parties pursuant to long-term lease and royalty agreements with terms ranging from five to 30 years. The following table summarizes the tons shipped by region for the periods presented:

                                                                     FISCAL YEAR ENDED      TEN MONTHS ENDED     NINE MONTHS ENDED
                                                                        DECEMBER 31,          OCTOBER 31,             JULY 31,
                                                                    --------------------  --------------------  --------------------
REGION                                                                1995       1996       1996       1997       1997       1998

                                                                                          (TONS IN THOUSANDS)
Eastern Kentucky..................................................      3,304      4,129      3,463      3,403      2,879      3,076
Western Kentucky..................................................      6,171      5,479      4,729      4,771      3,996      4,560
West Virginia.....................................................        724        803        690        574        529        199
Brokered..........................................................        235        158        124         17         46         68
Louisiana.........................................................        533         --         --         --         --         --
Alabama...........................................................        820         --         --         --         --         --
Ohio..............................................................         24         --         --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------  ---------
    Total.........................................................     11,811     10,569      9,006      8,765      7,450      7,903
                                                                    ---------  ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------  ---------

    Lodestar's principal source of revenues are from the sale of coal pursuant to long-term contracts, or through coal sales on the spot market. In addition, Lodestar derives additional revenue from ancillary services related to its coal operations, including ash disposal.

    The principal components of Lodestar's expenses are costs relating to the production and transportation of coal. These costs include labor expenses, royalty and lease payments, payments for fuel, materials and supplies and equipment repairs, production taxes and fees, reclamation expenditures, and trucking costs. Other costs include depreciation, depletion and amortization expense, general and administrative expense, as well as interest expense.

    With respect to royalty and lease payments, Lodestar pays lessors royalties for the right to mine coal either as a fixed amount per ton or as a percentage of the sales price. Such royalty payments are reflected in the Company's cost of revenues. In addition, many leases also require the payment to the lessor of a lease bonus or minimum royalty, payable upon execution of the lease or in periodic installments. In most cases, the minimum royalty payments are applied to reduce future production royalties as set forth in the lease. The Company, in accordance with generally accepted accounting principles, capitalizes the minimum royalty or lease bonuses and amortizes such amount on a unit-of-production basis.


FACTORS AFFECTING PROFITABILITY



    The market conditions for Lodestar's Eastern Kentucky operations can be extremely different from the market conditions for Lodestar's Western Kentucky because the two mining regions contain dissimilar coal products which attract different customers. For the twelve months ended July 31, 1998, more than 80% of Lodestar's Eastern Kentucky coal was produced from surface mines. Conversely, more than 90% of Lodestar's Western Kentucky coal was produced from underground mines in the same period.



    The primary variable factors which affect Lodestar's profitability in Eastern Kentucky are: (i) market conditions; (ii) productivity; (iii) the ratio of yards of overburden moved to tons of coal produced (the "strip ratio"); and
(iv) the heat and sulfur content of the coal produced (the "coal quality").

    The primary variable factors which affect Lodestar's profitability in Western Kentucky are: (i) market conditions; (ii) productivity; (iii) the ratio of coal available for sale to material extracted, or saleable yield; and (iv) the coal quality.


RESULTS OF OPERATIONS

    The following table sets forth statement of operations data for the Predecessor Company and the Company for the periods presented. The combined operations and other data for the ten months ended October 31, 1997 combine the results of operations of the Predecessor Company for the period January 1, 1997 to March 14, 1997 and of the Company for the period March 15, 1997 to October 31, 1997. The combined operations and other data for the nine months ended July 31, 1997 combine the results of operations of the Predecessor Company for the periods November 1, 1996 to December 31, 1996 and January 1, 1997 to March 14, 1997 and the Company for the period March 15, 1997 to July 31, 1997. The combined operations and other data for the ten months ended October 31, 1997 and for the nine months ended July 31, 1997 do not purport to represent what the Company's consolidated results of operations would have been if the Acquisition had actually occurred on January 1, 1997 and November 1, 1997, respectively. Due to the purchase accounting adjustments applied to the Company's accounts as of March 15, 1997, the results of the Predecessor Company for the ten months ended October 31, 1996 and the combined results of the Predecessor Company and the Company for the ten months ended October 31, 1997 are not comparable beyond EBIOTDA. Similarly, the combined results of the Predecessor Company and the Company for the nine months ended July 31, 1997 and the results of the Company for the nine months ended July 31, 1998 are not comparable beyond EBIOTDA.

                                                                                                                THE
                                                   THE PREDECESSOR COMPANY                                    COMPANY

                                                                                   COMBINED     COMBINED
                                                                         TEN          TEN         NINE         NINE
                                               FISCAL YEAR ENDED       MONTHS       MONTHS       MONTHS       MONTHS
                                                  DECEMBER 31,          ENDED        ENDED        ENDED        ENDED
                                             ----------------------  OCTOBER 31,  OCTOBER 31,   JULY 31,     JULY 31,
                                                1995        1996        1996         1997         1997         1998
                                                        (DOLLARS AND TONS IN THOUSANDS, EXCEPT PER TON DATA)
OPERATIONS AND OTHER DATA:
Coal sales and related revenue.............  $  308,370  $  255,386   $ 218,476    $ 220,367    $ 184,174    $ 199,657
Cost of revenues...........................     255,859     257,269     220,891      195,392      170,654      168,014
                                             ----------  ----------  -----------  -----------  -----------  -----------
Gross profit (loss)........................      52,511      (1,883)     (2,415)      24,975       13,520       31,643
General and administrative.................      11,677      14,270      11,963        9,013        7,734       11,670
                                             ----------  ----------  -----------  -----------  -----------  -----------
EBIOTDA(1).................................  $   40,834  $  (16,153)  $ (14,378)   $  15,962    $   5,786    $  19,973
                                             ----------  ----------  -----------  -----------  -----------  -----------
                                             ----------  ----------  -----------  -----------  -----------  -----------
OTHER OPERATING DATA:
Tons of coal shipped.......................      11,811      10,569       9,006        8,765        7,450        7,903
Coal sales and related revenue per ton
  shipped..................................  $    26.11  $    24.16   $   24.26    $   25.14    $   24.72    $   25.26
Cost of revenues per ton shipped...........       21.66       24.34       24.53        22.29        22.91        21.26

------------------------

(1) EBIOTDA represents earnings before net interest expense, other income (expense), extraordinary items, income taxes and depreciation, depletion and amortization. The trends of EBIOTDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the recent trends of operating income. Information regarding EBIOTDA is presented because management believes that certain investors use EBIOTDA as one measure of an issuer's ability to service its debt. EBIOTDA should not be considered an alternative to, or more meaningful than, operating income, net income or cash flow as defined by generally accepted accounting principles or as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBIOTDA to similarly titled measures of other companies as the definitions of these measures may vary.

    NINE MONTHS ENDED JULY 31, 1998 COMPARED TO NINE MONTHS ENDED JULY 31, 1997

    COAL SALES AND RELATED REVENUE for the nine months ended July 31, 1998 (the "1998 Period") were $199.7 million, an increase of $15.5 million or 8.4% compared to the nine months ended July 31, 1997 (the "1997 Period"). This increase was the result of a 6.1% increase in tons shipped combined with a $.54 per ton net increase in coal sales and related revenue. The sales volume increase is attributable to 564,000 tons of increased sales in Western Kentucky. Additional tons were available for sale in Western Kentucky because of the increased productivity at the Baker mine and the resumption of mining activities at the Wheatcroft mine. The net increase in coal sales and related revenue of $.54 per ton combines the net effect of a $1.24 per ton increase in coal related revenue from ancillary services, with a $.70 per ton decrease in coal revenue per ton. The increase in ancillary services, which represented 8.0% and 3.3% of coal sales and related revenues for the 1998 and 1997 Periods, respectively, is primarily due to the revenue generated from contract mining the Shop Branch mine in Eastern Kentucky. The decrease in coal revenue per ton is primarily attributable to the higher percentage of Western Kentucky coal sales.

    COST OF REVENUES were $168.0 million in the 1998 Period as compared to $170.7 million in the 1997 Period. The 1.6% decrease in cost of revenues together with the 6.1% increase in tons shipped resulted in cost of revenues per ton shipped decreasing from $22.91 in the 1997 Period to $21.26 in the 1998 Period. The primary reason for the cost per ton improvement has been the improved productivity and resultant lower costs per ton at the Baker mine in Western Kentucky. In addition, a significant reduction in cost of revenues resulted from the elimination of $2.7 million of equipment lease expense subsequent to the buyout of those obligations in the 1998 Period. These reductions were partially offset by the additional costs associated with the significant increase in coal related revenue.

    GENERAL AND ADMINISTRATIVE costs increased to $11.7 million in the 1998 Period from $7.7 million in the 1997 Period. The increase of 50.9% in the 1998 Period is due to a combination of factors including: (i) the waiver of the Renco management fee for the period March 15, 1997 to July 31, 1997; (ii) increased banking charges, particularly in conjunction with the credit facility which was not in place for most of the 1997 Period; (iii) staffing of permanent personnel in both the accounting and sales and marketing areas during the 1998 Period; and
(iv) the payment of $2.8 million to certain executives in connection with the Transactions in the 1998 Period. The variance between the 1997 Period and the 1998 Period would have been greater if not for charges of $.8 million to write off certain uncollectible receivables during the 1997 Period.

    EBIOTDA for the 1998 Period was $20.0 million as compared to $5.8 million for the 1997 Period. The $14.2 million improvement was the result of factors as previously described in this section.


    DEPRECIATION, DEPLETION AND AMORTIZATION was $20.0 million for the 1998 Period and $16.6 million for the 1997 Period. Factors affecting depreciation, depletion and amortization during the 1998 Period were (i) depreciation associated with the purchase of certain equipment financed pursuant to leases prior to May 15, 1998; (ii) amortization of coal supply and ash disposal contracts acquired as part of the Acquisition; and (iii) reduced depreciation due to write-down of fixed assets to fair value related to purchase accounting for the Acquisition.



    INTEREST EXPENSE was $8.6 million for the 1998 Period and $5.1 million for the 1997 Period. The increase during the 1998 Period is a result of the inclusion of the full impact of interest on debt associated with the Acquisition and the increased level of debt resulting from the issuance of the Old Notes.



    EXTRAORDINARY INCOME of $6.6 million was recorded during the 1998 Period. The income was the net effect of the $8.0 million credit associated with the buyout of certain deferred payment obligations and the $1.4 million charge associated with the write-off of certain capitalized costs associated with indebtedness repaid with the proceeds of the offering of the Old Notes.

    NET LOSS of $2.1 million was incurred during the 1998 Period. A net loss of $15.9 million was incurred during the 1997 Period. Certain factors contributing to the losses during the 1998 and 1997 Periods have been described above. Additionally, during the 1998 Period, Lodestar's operating margins have been adversely impacted by: (i) operating losses at the Smith Underground mine in Western Kentucky, which has experienced poor geologic conditions during much of the period; (ii) operating losses at the Shop Branch mine in Eastern Kentucky which encountered much higher than anticipated strip ratios; (iii) poor average coal quality from Eastern Kentucky surface mining operations which depressed the average selling price of its Eastern Kentucky coals; and (iv) depreciation of temporarily idled equipment, particularly the equipment which previously had been deployed at the West Virginia surface mining operation.


    TEN MONTHS ENDED OCTOBER 31, 1997 COMPARED TO TEN MONTHS ENDED OCTOBER 31,
     1996

    COAL SALES AND RELATED REVENUE for the ten months ended October 31, 1997 (the "1997 Interim Period") increased to $220.4 million as compared to $218.5 million for the ten months ended October 31, 1996 (the "1996 Interim Period"), an increase of 0.9%. Coal sales and related revenue per ton shipped increased from $24.26 to $25.14 on tons shipped that were slightly lower than during the 1996 Interim Period. The increase in coal sales and related revenue was attributable to minor pricing improvements and significant increases in coal related revenue including ash disposal income, revenue from contract coal stripping and coal processing for third parties. Coal related revenues increased to 3.3% of total coal sales and related revenue for the 1997 Interim Period compared to 1.0% for the 1996 Interim Period. The increased coal sales and related revenue was achieved despite a decline of $2.9 million in West Virginia revenues as operations were being idled, and a decline of $3.5 million in brokered sales.

    COST OF REVENUES decreased to $195.4 million for the 1997 Interim Period from $220.9 million for the 1996 Interim Period, a 11.5% decrease as compared to a 2.7% decrease in tons shipped. The primary cause of the decrease was certain noncash charges totaling $18.8 million affecting the 1996 Interim Period including (i) a $5.3 million provision due to the expected failure to meet minimum shipping obligations over the term of a transportation contract; (ii) a $2.4 million provision due to expected losses under the Big Rivers Electric Corporation contract; (iii) $6.0 million increase in reclamation reserves; (iv) $4.0 million increase in workers' compensation reserve; and (v) approximately $3.5 million charge related to abandoned property, as discussed under "--Certain Events." Excluding the aforementioned adjustments, costs decreased from $22.44 per ton shipped during the 1996 Interim Period to $22.29 per ton shipped in the 1997 Interim Period, a decrease of 0.7%. Costs were lowered in Western Kentucky by a cost-restructuring program reducing employee benefits, which was implemented late in 1996. Eastern Kentucky costs remained relatively constant between the 1996 and 1997 Interim Periods.

    GENERAL AND ADMINISTRATIVE costs decreased to $9.0 million in the 1997 Interim Period from $12.0 million in the 1996 Interim Period, representing a decrease of 24.7%. The majority of this decline was attributable to decreased legal costs of $1.7 million in the 1997 Interim Period. Other factors positively affecting the 1997 Interim Period were reduced taxes other than income taxes, services provided by Renco at no charge which were previously provided by consultants, and reduced administrative expenses at the operating locations. The aforementioned factors more than offset the greater benefit received in the 1996 Interim Period from the allocation of certain expenses to a company affiliated with the Predecessor Company.

    EBIOTDA for the 1997 Interim Period was $16.0 million. This was a $30.4 million improvement from EBIOTDA of $(14.4) million for the 1996 Interim Period due to the factors discussed above.

    DEPRECIATION, DEPLETION AND AMORTIZATION was $19.0 million for the 1997 Interim Period and $19.4 million for the 1996 Interim Period. The depreciation, depletion and amortization for the 1997 Interim Period was affected by the accounting for the Acquisition.



    INTEREST EXPENSE was $6.8 million for the 1997 Interim Period and $2.3 million for the 1996 Interim Period. Interest expense in the 1997 Interim Period included interest on debt associated with the Acquisition.



    NET LOSS of $9.9 million was incurred in the 1997 Interim Period. A net loss of $36.0 was incurred in the 1996 Interim Period. Certain factors contributing to the losses during the 1997 and 1996 Interim
Periods have been described above.


    FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1995

    COAL SALES AND RELATED REVENUE for fiscal 1996 were $255.4 million as compared to $308.4 million for fiscal 1995. This represented a decrease of 17.2% between the periods. Of this decline, $9.3 million was due to the sale of the Louisiana operations in March 1995 and $30.8 million was due to the sale of the Alabama operations in December 1995. Western Kentucky coal sales and related revenue also decreased by $27.3 million. Western Kentucky production decreased
0.7 million tons primarily attributable to the closure of the Wheatcroft underground mine, partially offset by increased tons shipped from the Smith operations which completed the transition from surface to underground production. In addition, coal sales and related revenue per ton shipped in Western Kentucky decreased by $1.92 per ton shipped primarily due to the expiration or liquidation of higher priced contracts. The decline in Western Kentucky coal sales and related revenue was partially offset by an approximate $21.1 million increase in Eastern Kentucky coal sales and related revenue. This was primarily due to a 0.8 million ton increase in shipments as a result of increased production related to additional leased equipment.

    COST OF REVENUES increased to $257.3 million in fiscal 1996 from $255.9 million in fiscal 1995, an increase of 0.6%. Cost of revenues increased from $21.66 to $24.34 per ton shipped primarily as a result of: (i) $7.7 million provision for expected future losses on sales and transportation contracts; (ii) $6.0 million increase in reclamation reserves; (iii) $4.0 million increase in workers' compensation reserve; and (iv) approximately $3.5 million charge related to abandoned property. In addition, costs in Western Kentucky were negatively impacted in fiscal 1996 as compared to fiscal 1995 because of adverse geologic conditions. Excluding the aforementioned factors, Eastern and Western Kentucky costs per ton were reasonably consistent between periods.

    DEPRECIATION, DEPLETION AND AMORTIZATION decreased to $22.7 million in fiscal 1996 from $30.8 million in fiscal 1995, a reduction of $8.1 million. Approximately $3.2 million of this decrease was due to the disposition of the Louisiana and Alabama operations. The remainder was primarily due to the reduction in depreciation related to a $31.2 million write-down of impaired assets on December 31, 1995.

    GENERAL AND ADMINISTRATIVE COSTS increased to $14.3 million in fiscal 1996 from $11.7 million in fiscal 1995, an increase of 22.2%. These increased costs were primarily due to an increase in legal fees of $2.3 million related to the sales process undertaken by the Predecessor Company.

    OPERATING INCOME (LOSS) decreased from $10.0 million in fiscal 1995 to a loss of $38.9 million in fiscal 1996. The substantial reduction was the combination of a decrease in coal sales and related revenue and a significant increase in cost of revenues and an increase in general and administrative costs.

    INTEREST EXPENSE, NET decreased from $4.4 million in fiscal 1995 to $2.8 million in fiscal 1996. Of this decrease, $1.1 million was the result of an improved borrowing position. In addition, interest related to the Louisiana operations was eliminated, and interest on capitalized leases declined slightly between periods.

    OTHER INCOME (EXPENSE), NET was $3.7 million of income in fiscal 1995. In fiscal 1995, the Predecessor Company recorded a $44.0 million gain by disposing of its Louisiana operations. Substantially offsetting this gain, a $39.6 million loss was incurred, adjusting the value of the Predecessor Company to an expected sales price. Of the total loss of $39.6 million, $31.2 million related to the write-down of fixed assets. Also included as $.7 million of expense was the minority interest in the earnings of the Louisiana operations.

    INCOME TAXES of $3.3 million were generated in fiscal 1995 as compared to no tax liability in fiscal 1996. The fiscal 1995 income taxes were the result of the gain on the sale of the Louisiana operations.

    NET INCOME (LOSS) was $6.0 million in fiscal 1995 as compared to a $41.7 million loss in fiscal 1996. The reduced net income was the result of the factors as described above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity requirements arise from working capital requirements, capital investments, interest payment obligations and implementing its business strategy to grow through strategic acquisitions. The Company's primary available sources of liquidity are cash provided by operating activities and existing cash balances. The Company also has available Lodestar's new $120 million senior credit facility (the "New Senior Credit Facility") that provides for advances by the lender to a maximum of $90.0 million, based on specific percentages of eligible receivables and inventories, and for letters of credit of up to $30.0 million. As of July 31, 1998, the New Senior Credit Facility was undrawn, and $22.0 million of letters of credit were outstanding. See "Description of New Senior Credit Facility."

    Cash provided (used) by the Company's operating activities was $(16.7) million, $11.7 million, $13.0 million and $(6.3) million during the 1997 and 1996 Interim Periods, and fiscal 1996 and 1995, respectively. Cash used by operating activities in the 1997 Interim Period was negatively affected by the poor cash position of the Predecessor Company prior to the Acquisition. Between the date of the Acquisition and October 31, 1997, $27.1 million in cash was used to finance changes in operating accounts. The fiscal 1996 cash provided by operating activities resulted from a $21.0 million deterioration of working capital.

    Capital expenditures were $4.9 million, $8.9 million, $10.7 million and $5.8 million during the 1997 and 1996 Interim Periods and fiscal 1996 and 1995, respectively. Management expects to spend approximately $10.0 million to $15.0 million annually for capital expenditures, of which approximately $8.0 million is required annually to maintain its current level of operations. In fiscal 1998, capital expenditures are estimated to be approximately $8.0 million (excluding the $27.5 million which was capitalized in conjunction with the buyout of leases). As of July 31, 1998, the Company had capital expenditure commitments of approximately $2.9 million.

    The Company has significant indebtedness outstanding. See "Risk Factors--Substantial Indebtedness; Structural Subordination." Management believes that cash flow from operations at Lodestar, in addition to availability under the New Senior Credit Facility, will be sufficient to provide for the Company's liquidity needs for the foreseeable future. In addition, management believes that such cash availability will be sufficient to finance projects that will allow the implementation of its business strategy to grow through strategic acquisitions. In general, it is expected that such projects would be financed with specifically targeted available funds and would meet management's criteria for cash self-sufficiency.

    The indenture governing the Senior Notes and the New Senior Credit Facility contain numerous covenants and prohibitions that impose limitations on the liquidity of the Company and Lodestar, including requirements that the Company and Lodestar satisfy certain financial ratios and limitations on the incurrence of additional indebtedness. See "Risk Factors--Restrictions Imposed by Terms of Indebtedness," "Description of New Senior Credit Facility" and "Description of the Senior Notes--

Certain Covenants." The ability of the Company and Lodestar to meet their respective debt service requirements and to comply with such covenants will be dependent upon future operating performance and financial results which will be subject to financial, economic, political, competitive and other factors affecting the Company and Lodestar, many of which are beyond their control.

    INFLATION AND SEASONALITY

    In general, the Company's cost of revenues and general and administrative costs are affected by inflation, which could affect the Company in future periods. Management believes, however, that such effects have not been material to the Company and the Predecessor Company during the past three years. The Company believes that its business is somewhat seasonal due to seasonal weather conditions that affect the demand for electricity, as well as the ability to transport coal. Generally, the Company produces and sells more coal during the summer and fall months because of more favorable weather conditions and the ability to ship to its customers on the Great Lakes, which is prohibited during the winter and early spring months. These trends, however, are subject to fluctuation depending on weather and market conditions.

    RECLAMATION AND ENVIRONMENTAL MATTERS

    The Company has incurred and will continue to incur capital and operating expenditures for matters relating to reclamation. Cash expenses associated with reclamation were approximately $1.2 million and $.9 million for the 1997 and 1996 Interim Periods, respectively. The Company estimates its cash expenditures for reclamation will be approximately $2.5 million in fiscal 1998. See "Risk Factors-- Reclamation and Closure Liabilities." The Company has minimal expenses related to environmental control and monitoring. See "Government Regulation--Environmental Matters."

    As part of its reclamation activities in the ordinary course of its business, Lodestar had obtained approximately $42.5 million of performance bonds as of July 31, 1998. Lodestar's contingent obligations to the surety of these performance bonds and other performance bonds are supported by $17.8 million in outstanding letters of credit as of July 31, 1998. See "Risk
Factors--Reclamation and Closure Liabilities."

    Environmental laws and regulations have changed rapidly in recent years, and the Company may become subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on the Company's consolidated financial position, results of operations and liquidity. See "Risk Factors--Environmental Matters; Government Regulation of Mining Industry" and "Government Regulation--Environmental Matters."

    YEAR 2000 BUSINESS MATTERS

    The Company has a thorough plan to achieve year 2000 compliance with respect to its business systems, including systems and user testing scheduled to commence in the last quarter of 1998. The Company does not currently expect year 2000 issues related to its business systems to cause any significant disruption in operations. The Company has initiated a program to assess its process control environment for year 2000 compliance, and it intends to make any necessary modifications to prevent disruption to its operations. The Company relies on systems maintained by third parties; accordingly, the Company also is developing a contingency plan, which is expected to be completed by the end of calendar 1998. Such plan is designed to minimize the risk of third party noncompliance. The Company believes that its total costs to achieve year 2000 compliance will not exceed $250,000.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. This Statement requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the implementation of this Statement to have a material effect on its consolidated financial statements.

    SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly report to stockholders. This Statement requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. This Statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the implementation of this Statement to have a material effect on its consolidated financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This Statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the implementation of this Statement to have a material effect on its consolidated financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative is dependent upon the intended use of the derivative. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect implementation of this Statement to have a material effect on its consolidated financial statements.

                                    INDUSTRY

GENERAL


    According to data compiled by the United States Department of Energy's Energy Information Administration, United States coal production totaled 1.09 billion tons in 1997, a 2.3% increase from the 1.06 billion tons produced in 1996 and a record high. The increase in 1997 coal production levels was driven by a substantial decline in nuclear-powered generation and moderate growth in electricity demand. Total United States coal consumption reached 1.03 billion tons in 1997, a 2.2% increase from 1996, however, exports declined by 7.7% to
83.5 million tons. Approximately 90% of the coal consumed in the United States is used for the generation of electricity, and coal continues to be the principal energy source for United States utilities, with its share of total electricity generation rising from approximately 56% in 1996 to approximately 57% in 1997, compared to approximately 20% from nuclear, approximately 11% from hydroelectric and approximately 9% from gas-fired facilities in 1997. In the last three years, coal prices under long-term contracts have generally remained steady; however, spot market coal prices have experienced greater fluctuation due to seasonal variations in supply and demand caused by weather. Despite the increased consumption and the many inefficient mines that have closed in the last ten years, coal mining companies with improving productivity have filled the increasing demand without price increases. Increased competition in the generation of electricity is forcing utility buyers to purchase coal more selectively. This heightened fiscal responsibility has led to lower stockpiles, increased spot market activity and shorter contract terms, which may create greater price volatility than has been experienced in the past.



    Productivity gains and environmental legislation have worked together to exert pressures on the fundamental structure of the coal industry. According to statistics compiled by the EIA, the number of operating mines has declined by approximately 53% from 1988 through 1997, even though production during that same time has increased at an annual rate of 1.5%, or a total for the period of approximately 13%. During this period, work practice and technological improvements have allowed overall production per miner per hour to increase at an annual rate of 6.1%, or 6% for 1997 alone, whereas industry employment declined at annual rate of 5.5%. These productivity gains and the resulting excess productive capacity in most segments of the industry have contributed to the stability of coal prices in recent years at levels lower than in the 1970's and early 1980's. Clean air concerns and legislation have increased consumption of low-sulfur products mined in Appalachia and the western United States. Although recently there has been some consolidation of coal producers in the United States, the ten largest coal producers in 1997 accounted for approximately 53% of total domestic coal production, and no company held a domestic market share of more than 14% in 1997.


COAL TYPES

    In general, steam coal is classified by Btu content and sulfur content. In ascending order of heat values, the four basic types of coal are lignite, subbituminous, bituminous and anthracite.

    LIGNITE COAL is a brownish-black coal with a Btu content that generally ranges from 6,500 to 8,300 Btus per pound. Major lignite operations are located in Texas, North Dakota, Montana and Louisiana. Lignite coal is used almost exclusively in power plants located adjacent to such mines because any transportation costs, coupled with the mining costs, would exceed the price a customer would pay for such low-Btu coal.

    SUBBITUMINOUS COAL is a black coal with a Btu content that ranges from approximately 7,900 to 9,500 Btus per pound. Most subbituminous reserves are located in Montana, Wyoming, Colorado, New Mexico, Washington and Alaska. Subbituminous coal is used almost exclusively by electric utilities and some industrial consumers.

    BITUMINOUS COAL is a "soft" black coal with a Btu content that ranges from 10,500 to 14,000 Btus per pound. This coal is located primarily in Appalachia (including Kentucky), the Midwest, Colorado and Utah, and is the type most commonly used for electric power generation in the United States. Bituminous coal is used for utility and industrial steam purposes, and as a feedstock for coke, which is used in steel production. All of Lodestar's reserves are bituminous coal.

    ANTHRACITE COAL is a "hard" coal with a Btu content that can be as high as 15,000 Btus per pound. Anthracite deposits are located primarily in the Appalachian region of Pennsylvania, and are used primarily for industrial and home heating purposes.

COAL QUALITIES

    The primary factors considered in determining the value and marketability of coal are the Btu content, the sulfur content and the percentage of ash (small particles of inert material) and moisture. The Btu content provides the basis for satisfying the heating requirements of boilers. Coal having a lower Btu content frequently must be blended with coal having a higher Btu content to allow the consumer to utilize the coal efficiently in its operations.

    Due to the restrictive environmental regulations regarding sulfur dioxide emissions, coal is commonly described with reference to its sulfur content. Coal that emits no more than 1.6 pounds of sulfur dioxide/MMBtu when burned is called low-sulfur coal. Coal that emits no more than 1.2 pounds of sulfur dioxide/MMBtu is called compliance coal. Compliance coal exceeds the current requirements of Phase I of the Clean Air Act and meets the prospective requirements of Phase II of that legislation. Since compliance coal exceeds the Phase I requirements, consumers using such coal can either earn sulfur emission credits, which can be sold to other coal consumers, or blend the coal with higher sulfur coal to lower the overall sulfur emissions without having to install expensive sulfur-reduction technology (E.G., scrubbers).

    The percentage of ash affects the heating value of coal, as well as the amount of combustion by-products. Specifically, the higher the percentage of ash, the lower the heating value of the coal and the higher the amount of combustion by-products. Electric utilities typically require coal with an ash content ranging from 6% to 15%, depending on individual power plant specifications.

    The percentage of moisture is important because the higher the moisture, the lower the heating value of the coal. Also, if the percentage of moisture is too high, customers may experience handling problems with the coal.

COAL REGIONS

    The majority of United States coal production is generated from six regions:
Central Appalachia, Southern Appalachia, Northern Appalachia, Illinois Basin, Rocky Mountain and Powder River Basin. With the exception of the coal from the Northern Appalachia region, which generally serves only the Northeastern United States market, coal from each region competes in a national market. The geographic areas that comprise the six regions and characteristics of the coal in those regions are as follows:

    CENTRAL APPALACHIA consists of Southern West Virginia, Eastern Kentucky and Virginia. The coal in this region is generally quite low in sulfur (0.7% to 1.5% sulfur) and high in Btu content (12,000 to 13,500 Btus per pound of coal). The majority of this coal complies with Phase I of the Clean Air Act. Central Appalachia sources provide most of the United States' overseas export coal. According to industry sources, this region has considerable excess production capacity.

    Lodestar has 43.7 million recoverable tons of demonstrated reserves in Eastern Kentucky, representing 22% of its total demonstrated reserves. Substantially all of Lodestar's coal in Eastern Kentucky complies with Phase I of the Clean Air Act. However, Lodestar's coal in this region typically emits 1.5 pounds of sulfur dioxide/MMBtu, which is slightly higher than compliance coal under Phase II of the Clean Air Act. Notwithstanding the foregoing, Lodestar believes the sulfur content of its coal in this region will not affect the marketability thereof.

    SOUTHERN APPALACHIA consists of Southeastern Kentucky, Tennessee and Alabama. Coal from this region also has a low sulfur content (0.7% to 1.5% sulfur), which is generally acceptable for Phase I of the Clean Air Act, and a high Btu content (12,000 to 13,000 Btus per pound of coal). While productivity is impaired by the region's thin seams, readily accessible waterways and proximity to Southern utility plants help to reduce delivery costs of coal from this region to utility customers.

    NORTHERN APPALACHIA consists of Northern West Virginia, Pennsylvania and Ohio. The Btu content of this coal is generally high (12,000 to 13,000 Btus per pound of coal), with the exception of coal from Ohio. However, the sulfur content in this coal (1.5% to 2.5% sulfur) generally does not meet the Phase I standards of the Clean Air Act.

    THE ILLINOIS BASIN consists of Western Kentucky, Illinois and Indiana. Coal from this region generally has a Btu content of 10,000 to 12,500 Btus per pound of coal and a sulfur content of 1.8% to 3.5% sulfur. Although there are exceptions, generally no Illinois Basin coal satisfies the Phase I or Phase II standards of the Clean Air Act. Therefore, Illinois Basin coal is primarily blended with low-sulfur coal or burned in plants equipped with scrubbers. Customers also can bank and trade sulfur dioxide emissions allowances as part of an overall environmental compliance plan.

    Lodestar has 154.9 million recoverable tons of demonstrated reserves in the Illinois Basin, representing 78% of its total demonstrated reserves. Lodestar's reserves in this region have relatively high Btu content for the region (generally 12,500 Btus on a fully washed basis). Although such coal does not satisfy Phase I or II of the Clean Air Act, Lodestar believes it is well positioned to market its coal due to its relatively high Btu content, which makes it attractive for blending with lower sulfur, lower Btu coal. In addition, the proximity of such reserves to customers that can utilize high sulfur coal results in lower transportation costs, thereby enhancing such coal's economic value to the customer.

    THE ROCKY MOUNTAIN region consists of Utah and Colorado. The coal in this region is low in sulfur content (0.4% to 0.5%) and has a moderately high Btu content (10,500 to 12,000 Btus per pound of coal). This coal complies with Phase I and Phase II of the Clean Air Act, and, according to industry sources, production capacity in this region has increased.

    THE POWDER RIVER BASIN consists mainly of Wyoming and parts of Montana. This coal is very low in sulfur content (0.25% to 0.65%), but also is low in Btu content (8,000 to 8,800 Btus per pound of coal) and very high in moisture content (20% to 35%). All of this coal complies with Phase I and Phase II of the Clean Air Act, but most utilities cannot burn it without derating their plants, unless it is blended with higher Btu coal. According to industry sources, this region has considerable excess production capacity.

MINING METHODS


    Coal is mined using either surface or underground methods. The method utilized depends upon several factors, including the proximity of the target coal seam to the earth's surface and the geology of the surrounding area. Surface techniques generally are employed when a coal seam is within 200 feet of the earth's surface, and underground techniques are used for deeper seams. In 1997, surface mining accounted for approximately 61% of total U.S. coal production, and underground mining accounted for the balance. Surface mining generally is less expensive and has a higher recovery percentage than underground mining. Surface mining typically results in the recovery of 80% to 90%, and underground mining in the recovery of 50% to 60%, of the total coal from a particular deposit. The following summarizes various mining methods.

    UNDERGROUND (DEEP) MINING

    LONGWALL MINING is a deep mining method that uses hydraulic jacks, varying from five to twelve feet in height, to support the roof of the mine while a large shearing machine extracts the coal. A chain line then moves the coal to a deep mine belt system for delivery to the surface. Longwall mining equipment generally cuts blocks of coal, referred to as longwall panels, that have a width of approximately 650 to 1,000 feet and a length ranging from approximately 7,000 to 18,000 feet. Longwall panels can contain more than 2.0 million tons of coal. Longwall mining is a low-cost, high-output method of deep mining that results in the highest coal recovery percentage for underground mining. In addition, longwall mining is a much faster method of mining coal than room and pillar mining. After a longwall panel is cut, the longwall mining equipment must be disassembled and moved to the next panel location, a process which generally takes one to two weeks. Lodestar presently utilizes a longwall mining system at its Baker mine in Western Kentucky.

    ROOM AND PILLAR MINING is a method of deep mining which uses remote-controlled continuous miners that cut out a block of coal (the length of each cut ranging from fifteen to 34 feet), cutting 20-foot wide passages as high as the coal seam. Roof bolting machines are utilized to secure the immediate strata above the coal, and pillars (50 to 100 feet squared) are left to provide overall roof support. In some instances, it is possible to also remove the pillars of coal, retreating from the back of the mine toward the mouth, allowing the rock roof to fall in the mined out areas. Room and pillar mining using continuous mining machines is the most common method of deep mining. Lodestar and its contractors utilize the room and pillar method at its Smith Underground, Wheatcroft, Miller Creek and the three Eastern Kentucky contract mines.

    SURFACE MINING

    MOUNTAINTOP REMOVAL MINING involves the removal of the top of a hill down to the coal seam, using large earth-moving machines, such as dozers and hydraulic shovels, leaving a level plateau in place of the hilltop. A more complete recovery of the coal is accomplished through this method as compared to contour mining. However, its feasibility depends on the amount of rock and soil overlying a coal deposit (the "overburden") in relation to the coal to be removed. The site then is backfilled with the overburden and otherwise restored to its approximate original contour, and vegetation is replaced. The site is often returned to higher value uses as the land will now be improved and more suitable for development and use. The majority of Lodestar's Eastern Kentucky mining consists of mountaintop removal mining.

    CONTOUR MINING is conducted on coal seams where mountaintop removal is not economical because of the amount of overburden on the coal seam. Mining proceeds laterally around a hillside, using equipment such as dozers and hydraulic shovels, at essentially the same elevation following the coal seam. The contour cut in a coal seam provides a flat surface that can be used to facilitate highwall mining. Once the coal has been removed, the overburden is replaced, leaving the mined property with approximately the same contour as before mining. This is a common surface mining method on the steeper slopes of the Appalachian bituminous coal fields. Lodestar practices contour mining in Eastern Kentucky when other mining methods are not economically feasible.

    HIGHWALL AND AUGER MINING is a method of mining whereby a system bores into the face of a coal seam, usually left accessible from contour mining, which has ceased to be economically viable because of excessive overburden. Highwall mining can be accomplished by a variety of methods, including relatively simple auger mining where a corkscrew-like machine, or auger, bores into the side of a hill and extracts coal by "twisting" it out or by combinations of other mining equipment, including the use of modified continuous miners. Lodestar is engaged in some highwall mining in its Eastern Kentucky operations using the continuous and auger methods.

    OPEN PIT MINING is essentially a large-scale earth moving operation, whereby the overburden is excavated by using equipment, such as dozers, hydraulic shovels and draglines. The exposed coal is then fractured by blasting and loaded onto haul trucks or overland conveyors for transportation to processing and loading facilities. The site then is backfilled with the overburden and otherwise restored to its approximate original contour, and vegetation is replaced. One of Lodestar's contractors practices open pit surface mining at the Smith Surface mine in Western Kentucky.

COAL PREPARATION

    Depending on coal quality and customer requirements, it is sometimes possible to ship raw coal directly from the mine to the customer. Generally, raw coal from surface mines can be shipped in this manner. If raw coal is not shipped directly to the customer, it is processed in a preparation plant or blended and shipped to a customer from a loadout facility. Most coal mined by deep mining methods and some coal mined by surface mining methods must be processed in a preparation plant. The preparation plant crushes coal, washes it in a liquid solution, separates it into higher and lower grades and removes non-coal materials. This process upgrades the quality and heating value of the coal by removing or reducing sulfur, rock, clay and other ash-producing materials but entails significant expense and results in some loss of coal. Coal blending or mixing of various sulfur types is often performed at a preparation plant or loading facility to meet the specific combustion and environmental needs of customers. Approximately two-thirds of Lodestar's saleable coal has been processed through its various preparation facilities, and the vast majority of the balance is blended and shipped from one of Lodestar's loadout facilities.

CUSTOMERS


    Over the last ten years, coal consumption in the United States has generally experienced steady annual growth, reaching a record level of 1.03 billion tons in 1997. This steady growth in coal consumption is attributable to similar growth in the demand for electricity over the same period, as the electric utility industry accounts for approximately 90% of domestic coal consumption in 1997. In 1997, coal-fired utilities generated approximately 57% of the nation's electricity, followed by nuclear (approximately 20%), hydroelectric (approximately 11%) and gas-fired (approximately 9%) utilities. According to industry sources, over the next several years, electricity usage is expected to increase at an average annual rate of 1.4%. Since 1980, coal-fired utilities have generated a majority of all electricity generated in the United States.



    Electricity can be generated less expensively using coal rather than gas, oil or geothermal energy. The delivered cost of coal for utilities averaged $1.27/MMBtu in 1997 compared to $2.76/MMBtu for gas and $2.88/MMBtu for oil. Although nuclear and hydro energy are less expensive than coal on an operating cost basis, no new nuclear plant permits have been issued since 1978, and many existing plants are near the end of their useful life. In addition, hydro electricity is limited by the availability of adequate water resources and environmental considerations. Moreover, an insignificant incremental amount of geothermally-produced electricity is currently viable in the United States.


    Because coal is one of the least expensive and most abundant resources for the production of electricity, and imports of coal historically have not exceeded 1% of domestic coal consumption, domestically produced coal is expected to continue to play a significant role in the production of electricity in the future. Lodestar believes that it is well positioned to benefit from favorable trends in the coal and electric utility industries because approximately 56% of Lodestar's 1997 shipments were to electric utilities.

    The following table (derived from publications of the Energy Information Administration) presents five-year domestic coal production by region, and consumption by sector:

                                                                          FIVE YEAR COAL PRODUCTION AND CONSUMPTION
                                                                    -----------------------------------------------------
                                                                      1992       1993       1994       1995       1996

                                                                                     (TONS IN MILLIONS)
PRODUCTION BY REGION
Appalachia........................................................      456.6      409.7      445.4      434.9      445.1
Illinois Basin/Midwest............................................      195.7      167.2      179.9      168.5      172.2
Western...........................................................      345.3      368.5      408.3      429.6      439.5
                                                                    ---------  ---------  ---------  ---------  ---------
  Total...........................................................      997.6      945.5    1,033.6    1,033.0    1,056.8
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
CONSUMPTION BY SECTOR
Utilities.........................................................      779.9      813.5      817.3      829.0      873.7
Other Industrial Plants...........................................       74.0       74.9       75.2       72.8       70.6
Coke Plants.......................................................       32.4       31.3       31.7       33.0       31.7
Independent Power Producers.......................................       14.8       17.8       20.9       21.2       24.0
Residential/Commercial Users......................................        6.2        6.2        6.0        5.8        5.8
                                                                    ---------  ---------  ---------  ---------  ---------
  Total...........................................................      907.3      943.7      951.1      961.8    1,005.8
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

UTILITY DEREGULATION

    Since 1935, domestic electric utilities have operated in a regulated environment, with prices and return on investment being determined by state utility and power commissions. In April 1996, the Federal Energy Regulatory Commission established rules providing for open access to electricity transmission systems, thereby initiating consumer choice in electricity purchasing and encouraging competition in the generation of electricity. It is anticipated that the FERC rules will create a national market for the sale of wholesale electricity where competition will primarily focus on price. Within the electric utility industry, the low-cost producers of electricity should benefit most due to the increased focus on price. Competition will likely benefit the coal industry generally because coal is a relatively low-cost source of electricity generation. Within the coal industry, companies with customers that are low-cost producers are likely to see the greatest increase in coal demand. Lodestar's primary customers are low-cost electricity producers, located in Kentucky, Tennessee, Florida, Michigan and Ohio.

CLEAN AIR ACT

    The Clean Air Act has had, and will continue to have, a significant effect on the domestic coal industry. Phase I of the Clean Air Act, which became effective in 1995, regulates the level of sulfur dioxide emissions from power plants and targets the highest sulfur dioxide emitters. Phase II, which is scheduled to be implemented in 2000, will extend the restrictions of the Clean Air Act to most remaining power plants. The Clean Air Act does not define allowable emission levels on a per plant basis, but instead allocates emission allowances to the affected plants and allows the emission allowances to be traded so that market participants can fashion more efficient and flexible compliance strategies. The emission allowance allocations for Phase I were based on 2.5 pounds of sulfur dioxide/MMBtu, and Phase II allocations will be based on
1.2 pounds of sulfur dioxide/MMBtu. See "Risk Factors--Environmental Matters; Government Regulation of Mining Industry" and "Government Regulation--Environmental Matters."

                                    BUSINESS

OVERVIEW

    The Company, through its wholly-owned subsidiary Lodestar, is engaged in the mining and marketing of bituminous coal used principally for the generation of electricity, as well as for other industrial applications. For the twelve months ended July 31, 1998, the Company had coal shipments of 10.8 million tons, resulting in coal sales and related revenue of $272.8 million.

    Lodestar focuses on selected niche coal markets in the Eastern, South Central and Great Lakes regions of the United States. Through its diverse portfolio of seven deep and five surface coal mines located in Eastern and Western Kentucky, Lodestar is among the largest coal producers in Kentucky, the third largest coal producing state. Lodestar believes that it is a low cost producer offering its customers flexibility in order quantities and transportation methods, including barge, rail or truck. In addition, Lodestar processes the vast majority of its coal through its washing and blending facilities to meet customers' combustion and environmental specifications, such as energy (as measured by Btus), ash and sulfur content. Lodestar believes that its niche market strategy, together with its operating flexibility, permits it to meet customer demand for quality products and services at competitive prices, resulting in long-term contracts with its customers.

    For the twelve months ended July 31, 1998, approximately 67% of Lodestar's coal sales and related revenue were derived from long-term contracts. As of July 31, 1998, Lodestar had long-term contracts, including long-term contracts with the Tennessee Valley Authority (the "TVA") and certain affiliates of U.S. Generating Company ("U.S. Gen"), with a weighted average term of approximately
7.7 years. Lodestar believes that the facilities to which it supplies coal generally are well positioned to compete in a deregulated environment for electricity generation.

    Lodestar's niche market strategy targets customers whose needs are compatible with the particular coal qualities it produces. Lodestar supplies mid to high sulfur coal (above 1.8% sulfur) from its Western Kentucky operations to customers, such as electricity generation facilities, that can economically use such coal by employing sulfur-reduction techniques, including scrubbers and coal blending, in addition to utilizing emissions allowance credits. Lodestar also supplies low sulfur coal (less than 1.0% sulfur) from its Eastern Kentucky operations to customers that require such coal to meet environmental discharge requirements.

    Lodestar believes that the proximity of its reserves and facilities to customers that can economically use its coal provides it a competitive advantage. In addition, Lodestar uses its preparation and loadout facilities in Eastern and Western Kentucky to wash and blend coal to satisfy customer needs for Btu, ash and sulfur content. Moreover, Lodestar provides its customers transportation flexibility by offering delivery by barge, rail or truck. For example, Lodestar's barge loading facility at Caseyville, Kentucky (the "Caseyville Dock") is located farther south on the Ohio River than any comparable facility. As a result, the Caseyville Dock provides Lodestar a cost advantage in delivering coal to customers in the Southern United States over competitors that must load and ship from facilities located farther north. Lodestar believes that its production and transportation flexibility enables it to satisfy customer requirements, while maintaining efficient and low cost operations.

    Lodestar controls the mineral rights through lease or ownership at eleven of its mines, which for the twelve months ended July 31, 1998, accounted for more than 90% of its coal production. In addition, Lodestar operates one mine at which mineral rights are controlled by a third party and purchases most of the coal produced from such mine. In excess of 90% of the coal produced at Lodestar's mines is produced by Lodestar employees, and the balance is mined by independent contractors. Two of Lodestar's wholly-owned subsidiaries, Eastern Resources and Industrial Fuels, are not operating companies; however, they hold certain non-transferable lease rights. Lodestar believes that the selective use of independent contractors lowers its costs and increases its operating flexibility to vary production in response to market conditions. In the future, Lodestar will seek to increase its coal purchases from third parties to maximize the utilization of its washing and blending facilities and thus improve operating margins.


    For the twelve months ended July 31, 1998, electrical power utilities and independent power producers ("IPPs") accounted for approximately 59% and 19%, respectively, of Lodestar's coal sales and related revenue. The balance of Lodestar's coal sales and related revenue was attributable to brokers and industrial customers. Accordingly, Lodestar believes that it is well positioned to benefit from favorable trends in the electricity generation industry. From 1973 to 1996, coal consumption experienced a compound annual growth rate of 2.6%, and in 1997, consumption reached approximately 1.03 billion tons. This growth in coal consumption is directly related to the growth in electricity consumption in the United States. Electricity generation in 1997 accounted for approximately 90% of the coal consumed in the United States.



    In 1997, coal-fired facilities generated approximately 57% of the electricity consumed in the United States, and the balance was generated by nuclear, hydroelectric and gas-fired facilities, representing approximately 20%, 11% and 9%, respectively, of electricity consumption. Coal is one of the least expensive and most abundant domestic resources for the production of electricity. Accordingly, notwithstanding the alternative fuel sources, management believes that coal will continue to be a major raw material for electricity generation in the United States for the foreseeable future.


    Lodestar further believes that it will benefit from increasing deregulation among electricity producers. Since 1935, domestic electricity utilities have operated in a regulated environment, with prices and return on investment determined by state utility and power commissions. In April 1996, the Federal Energy Regulatory Commission issued orders establishing rules providing for open access to electricity transmission systems, which are designed to initiate consumer choice in electricity purchasing and encourage competition in the generation of electricity. Lodestar believes that this trend toward deregulation will likely (i) increase the desirability of coal as a raw material for electricity generation due to its relative low cost and (ii) favor coal producers, such as Lodestar, that have diverse reserves in addition to cost and transportation advantages.

COMPETITIVE STRENGTHS

    The Company believes its competitive strengths include the following:

    PORTFOLIO OF LONG-TERM CONTRACTS

    Lodestar has secured long-term coal supply contracts with a weighted average term of approximately 7.7 years as of July 31, 1998. Lodestar's long-term contracts have accounted for approximately 80% of its coal sales and related revenue since 1992. Lodestar believes its strong performance history with major customers, attributable to, among other things, its low cost structure and customer service, will strengthen existing relationships, as well as facilitate the development of new relationships, which will result in additional long-term contracts.

    HIGHLY EFFICIENT OPERATIONS

    Lodestar has been successful in increasing productivity at both its Eastern and Western Kentucky operations. Since 1993, Lodestar's deep mine operations have improved production from 3.5 tons to 4.9 tons per manhour for the year ended December 31, 1997. Over the same period, Lodestar's surface mine operations in Kentucky have improved productivity from 83.7 cubic yards moved to
109.2 cubic yards moved per manhour. Lodestar has achieved such improvements by developing and instituting more efficient mining techniques, altering its mine plans and incorporating new mining technologies, such as the high efficiency, high production longwall mining equipment used in Western Kentucky. Lodestar also has invested in state-of-the-art surface mining equipment, such as the Komatsu 575 dozer, the largest dozer in the world, and the DeMag 285S 25-cubic yard hydraulic shovel, which is used on mountaintop surface mines, to further improve its operating efficiencies.

    FLEXIBLE OPERATIONS

    Lodestar's coal reserves, along with its extensive processing infrastructure and transportation capabilities, enable it to maintain a high degree of operating flexibility to meet its customers' specific requirements. In particular, Lodestar's washing and blending capabilities permit Lodestar to provide coal with a specific Btu, sulfur and ash content. In addition, Lodestar's diverse transportation capabilities enable it to provide delivery of coal by barge, rail or truck in a timely manner. In response to varying market conditions, Lodestar also has the ability, to a certain extent, to revise its mine production. By maintaining such operating and production flexibility, management believes that Lodestar is able to respond to changing market conditions, as well as to meet its customers' needs.

    DIVERSE PORTFOLIO OF RESERVES

    Lodestar owns or operates twelve mines, four in Western Kentucky (three underground and one surface) and eight in Eastern Kentucky (four underground and four surface) with a total demonstrated reserve base of approximately 198.6 million recoverable tons as of January 31, 1998. As of such date, 22%, or approximately 43.7 million recoverable tons, of its demonstrated reserves was low sulfur coal and 78%, or 154.9 million recoverable tons, was mid to high sulfur coal. Lodestar's demonstrated reserve life index (total demonstrated reserves divided by production for the twelve months ended January 31, 1998) was approximately eighteen years as of January 31, 1998. All of Lodestar's reserves are of a quality suitable for use in the generation of electricity throughout its market area. See "Risk Factors--Reliance on Estimates of Recoverable Reserves" and "--Replacement of Reserves."

    HIGH BARRIERS TO ENTRY

    Management believes that the capital costs and environmental requirements associated with constructing facilities comparable to those of Lodestar result in high barriers to entry for prospective entrants. Management further believes that its combination of mining, processing and transportation facilities provides it significant operating flexibility that would be difficult for a potential entrant to duplicate. In addition, management believes that the cost and time commitment required to achieve commercial production for any new mining or processing operation, including regulatory approvals, would be prohibitively expensive, further heightening the barriers to entry.

    EXPERIENCED MANAGEMENT

    Lodestar's senior management team has an average of approximately nineteen years of experience in coal or related industries. Lodestar believes this experience enables it to identify and respond to important trends in the coal industry.

BUSINESS STRATEGY

    The Company's business strategy is to improve its operations and financial performance by focusing on the following principal elements:

    MAINTAIN OPERATIONAL FLEXIBILITY

    Lodestar strives to maintain a high level of operational flexibility to respond to customer requirements, as well as other market opportunities. With its mining facilities in Eastern and Western Kentucky, Lodestar operates in two distinct coal supply regions. In that regard, Lodestar has flexibility in developing its mining and production plans in terms of volume and type of coal to take advantage of prevailing market conditions and enhance its position with customers. With its multiple mines and coal washing and blending capabilities, Lodestar also is able to minimize the production costs associated with the particular quality of coal produced. With respect to transportation, Lodestar has available multiple options, including facilities and equipment controlled by Lodestar, designed to provide effective coal transportation and delivery at competitive costs.

    IMPROVE OPERATING EFFICIENCIES AND CAPACITY UTILIZATION

    Lodestar is committed to continuous improvement through focused capital investment and the implementation of non-capital cost reduction programs throughout its operations. Since 1993, Lodestar has completed approximately $140.6 million of capital investments designed to, among other things, increase capacity utilization, enhance productivity and lower production costs. Management expects to spend approximately $10.0 million to $15.0 million annually for capital expenditures, of which approximately $8.0 million is required annually to maintain its current level of operations. Recent non-capital cost reduction programs include: implementing seven-day, 24-hour work schedules on certain capital intensive operations; renegotiating mineral lease agreements; and restructuring surety programs to reduce collateral requirements and applicable costs.

    EXPAND NICHE MARKETS

    By expanding the use of its extensive preparation and transportation facilities, Lodestar will seek to enter new markets which generate higher operating margins. Given its proximity to end users of coal, Lodestar seeks to leverage its infrastructure to expand into niche markets for industrial corporations, as well as to expand its relationships with IPPs. In addition, Lodestar intends to expand its coal trading activities and recommence its brokering operations which will permit Lodestar to optimize the use of its facilities.

    BUILD AND MAINTAIN STRONG RELATIONSHIPS WITH STRATEGIC CUSTOMERS

    Through its ongoing customer service initiatives, Lodestar strives to build and maintain strong relationships with its customers. Lodestar's sales, transportation and production professionals work closely with customers to be responsive to their needs, such as small order quantities, specialized sizing, technical assistance, and flexible and reliable deliveries. As evidence of its customer commitment, Lodestar has served the TVA for over twenty years and was the recipient of the TVA's supplier of the year award in 1996.

    ACHIEVE OPERATING IMPROVEMENTS FROM THE OLD NOTES OFFERING

    Lodestar used a portion of the net proceeds of offering of the Old Notes to:
(i) purchase certain equipment previously financed pursuant to both operating and capital leases, most of which were entered into by the Predecessor Company;
(ii) buy out certain deferred payment obligations entered into by the Predecessor Company; and (iii) make payments to normalize accounts payable which had been extended prior to the Acquisition. As a result of undertaking the foregoing, Lodestar would have increased its EBIOTDA by approximately $5.5 million on a pro forma basis for the nine months ended July 31, 1998, thereby improving its operating cash flow and financial flexibility.

    GROW THROUGH STRATEGIC ACQUISITIONS

    To capitalize on the trend toward asset rationalization by coal mining companies, Lodestar plans to pursue the acquisition of coal companies and reserves that complement its existing operations or provide strategic expansion opportunities. Based upon the breadth of Lodestar's operating capabilities in Eastern and Western Kentucky, Lodestar believes opportunities exist to consolidate coal reserves within its primary geographic areas. In addition, Lodestar will consider the acquisition of mines outside its geographic areas that are compatible with its niche marketing strategy. Although the Company has discussions from time to time with respect to potential acquisitions of reserves and/or coal companies, it currently has no commitments or other such arrangements.

COAL RESERVES

    As of January 31, 1998, Lodestar had an estimated demonstrated reserve base of approximately 198.6 million recoverable tons, with approximately 22% low sulfur coal and the remaining 78% medium to high sulfur coal. Approximately 92% of these demonstrated reserves are classified as deep and 8% as surface minable.

    Reserve estimates were prepared by engineers and geologists at Marshall Miller & Associates, as of January 31, 1998. Reserve estimates will change from time to time in reflection of mining activities, analysis of new engineering and geological data, acquisition or divestment of reserve holdings, modification of mining plans or mining methods and other factors. The following table summarizes Lodestar's coal reserves as of January 31, 1998:

                                                                                    DEMONSTRATED RESERVES
                                                                             ------------------------------------
LOCATION                                                                     MEASURED(1)   INDICATED(2)   TOTAL
                                                                               (RECOVERABLE TONS IN THOUSANDS)
WESTERN KENTUCKY
Baker+.....................................................................       22,039        9,754      31,793
Wheatcroft+................................................................       51,109       57,051     108,160
Smith Underground+.........................................................        9,010        3,883      12,893
Smith Surface++............................................................        2,089           --       2,089
                                                                             ------------  -----------  ---------
    Total Western Kentucky.................................................       84,247       70,688     154,935

EASTERN KENTUCKY
Ivy Creek++................................................................        1,519           22       1,541
Spradlin Branch++..........................................................        1,228          180       1,408
Spurlock Fork++............................................................          508           10         518
Miller Creek+..............................................................        8,108        1,308       9,416
Other Underground..........................................................       16,665        3,850      20,515
Other Surface..............................................................        8,102        2,162      10,264
                                                                             ------------  -----------  ---------
    Total Eastern Kentucky.................................................       36,130        7,532      43,662

Total Underground..........................................................      106,930       75,846     182,776
Total Surface..............................................................       13,447        2,374      15,821
                                                                             ------------  -----------  ---------
    Total..................................................................      120,377       78,220     198,597
                                                                             ------------  -----------  ---------
                                                                             ------------  -----------  ---------

------------------------

+   Underground

++   Surface

(1) Reserve estimates in this category have the highest degree of geologic assurance. Measured coal lies within 0.25 mile of a valid point of measurement or point of observation (such as previously mined areas) supporting such measurements. The sites for thickness measurement are so closely spaced, and the geologic character is so well defined, that the average thickness, areal extent, size, shape and depth of coal beds are well established.

(2) Reserve estimates in this category have a moderate degree of geologic assurance. There are no sample and measurement sites in areas of indicated coal. However, a single measurement can be used to classify coal lying beyond measured as indicated. Indicated coal lies more than 0.25 mile, but less than 0.75 mile, from a point of thickness measurement. Further exploration is necessary to place indicated coal into the measured category.

    Lodestar leases most of its total demonstrated reserves from third parties. Lodestar's reserve leases generally have terms of between five and 30 years, although they typically allow Lodestar the right to renew the lease for a stated period or to maintain the lease in force until the exhaustion of coal reserves. These leases provide for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales prices. Certain leases may also require payment of a lease bonus or minimum royalties, payable either at the time of the execution of the lease or in periodic installments. In most cases, the minimum royalty payments are applied to reduce future production royalties.

    Consistent with industry practices, Lodestar conducts limited investigation of title to third party coal properties prior to Lodestar's leasing of such properties. The title of the lessors or grantors and the boundaries of Lodestar's leased properties are not fully verified until such time as Lodestar prepares to mine such reserves.

MINING OPERATIONS

    COAL PRODUCTION

    Lodestar currently conducts mining operations at seven deep mines and five surface mines in Kentucky.

                                 [LOGO]

    Approximately 65% of Lodestar's production originates from its seven deep mines and the remaining production originates from its five surface mines. For certain of its mines, Lodestar utilized the services of contract miners, representing less than 10% of Lodestar's production for the twelve months ended July 31, 1998. Contract miners provide Lodestar the flexibility to alter mining plans and lower operating costs, particularly at Lodestar's smaller operations, in response to market conditions. The following table presents, for each of Lodestar's currently operating mines, the production volume for the five-year period ended December 31, 1997:

                                                                                   TWELVE MONTHS ENDED DECEMBER 31,
                                                                         -----------------------------------------------------
LOCATION                                                                   1993       1994       1995       1996       1997
                                                                                          (TONS IN THOUSANDS)
WESTERN KENTUCKY
Baker+.................................................................      3,222      2,722      4,275      3,986      4,142
Wheatcroft+............................................................      3,867      3,120      1,141         --        146
Smith Underground+.....................................................         --         76        662        989        987
Smith Surface++........................................................      1,221      1,052        147        357        594

EASTERN KENTUCKY
Ivy Creek++............................................................         --         --         94        769      1,037
Spradlin Branch++......................................................         --        146        618        751        493
Spurlock Fork++........................................................         --         --         68        565        543
Shop Branch++..........................................................         --         --         --         --        491
Miller Creek+..........................................................        398        521        666        694        752
Three Eastern Kentucky Contract Mines+.................................         --         --         --         33        145
                                                                         ---------  ---------  ---------  ---------  ---------
    Total..............................................................      8,708      7,637      7,671      8,144      9,330
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

------------------------

+   Underground

++   Surface

    The mines in Western Kentucky, which produce mid to high sulfur coal, are advantageously located near Lodestar's barge loading facility at the Caseyville Dock, the southernmost dock on the Ohio River. See "--Coal Transportation." The Eastern Kentucky mines, located within Central Appalachia, produce coal typically low in sulfur content. Approximately 63% of Lodestar's production originates from its Western Kentucky mines and the remaining production originates from its Eastern Kentucky mines.

    Lodestar's underground mines in Western Kentucky have substantial demonstrated reserves, whereas its surface mines in Eastern Kentucky typically have demonstrated reserves sufficient for two to four years of production. However, Lodestar continually pursues development of new mines to replace the production from a completed operation. In this manner, Lodestar's overall production from its Eastern Kentucky surface mining operations has remained relatively constant. Summarized below are descriptions of the mines Lodestar currently operates.

    BAKER MINE. Lodestar produced approximately 4.1 million tons of coal in 1997 from the Baker mine, the largest coal mine in Kentucky. For the twelve months ended July 31, 1998, Lodestar sold 71% of the Baker mine production to the TVA. Lodestar has operated this mine utilizing the longwall method of underground mining, a highly efficient production technique since February 1995. The longwall is supported by two continuous miner units. Coal from the Baker mine averages 2.22% sulfur, 9.35% ash, 12,438 Btus per pound and 7% moisture on a fully-washed basis. Lodestar controls approximately 31.8 million recoverable tons of demonstrated reserves associated with the Baker mine.

    Lodestar owns and operates a computer-controlled, 1,050-tons per hour, modern preparation plant (the "Pyro Preparation Plant") located in close proximity to the Baker mine. Coal from the Baker mine is transported to the Pyro Preparation Plant by rail. This facility, which is capable of loading or unloading a 9,000-ton unit train in four hours, has a storage capacity of 200,000 tons for raw coal and 359,000 tons for saleable coal. From this facility, Lodestar has access to both the Paducah & Louisville Railway, Inc. and the CSX Transportation, Inc. ("CSX") rail line, as well as to the Caseyville Dock.

    Lodestar's modern laboratory located at the Pyro Preparation Plant tests the quality of coal to facilitate the precise blending of the coals from any combination of the Baker, Wheatcroft and Smith mines. This facility, which is operated by a third party, provides Lodestar the flexibility to offer various coal qualities to meet specific contractual quality requirements.

    As of October 31, 1997, the total cost of Lodestar's plant and equipment associated with the Baker mine, not including the Pyro Preparation Plant, was approximately $17.2 million, with a net book value of approximately $13.7 million. The total cost of Lodestar's Pyro Preparation Plant was approximately $3.7 million, with a net book value of $3.4 million as of October 31, 1997.

    WHEATCROFT MINE. The Wheatcroft mine produced 146,000 tons in 1997 of which approximately 38% was sold to a coal brokerage firm for export for the twelve months ended July 31, 1998. Prior to July 1995, Lodestar operated this mine utilizing a longwall mining system. In July 1995, Lodestar suspended production from this mine until July 1997 due to termination of a long-term coal supply agreement and adverse geologic conditions. Since July 1997, a contract mining company has provided the labor, equipment, supplies and other materials needed to mine the Wheatcroft coal. Lodestar pays the contract mining company a fixed price per ton for its mining services. Lodestar incurred capital costs of $.6 million during the reopening of the mine, with a remaining book value of $.5 million as of October 31, 1997.

    The coal from the Wheatcroft mine averages 3.08% sulfur, 9.35% ash, 12,563 Btus per pound and 7% moisture on a fully washed basis. Lodestar controls approximately 108.2 million recoverable tons of demonstrated reserves associated with the Wheatcroft mine.

    The Pyro Preparation Plant, which is in close proximity to the Wheatcroft mine, provides Lodestar significant marketing flexibility for coal from the Wheatcroft mine. The Pyro Preparation Plant's capabilities as discussed above permit Lodestar to provide coal of specific qualities to meet customer needs.

    SMITH UNDERGROUND. Lodestar produced 987,000 tons of coal from its Smith Underground mine in 1997. For the twelve months ended July 31, 1998, Lodestar sold approximately 70% of the Smith Underground mine production to Big Rivers Electric Corporation ("Big Rivers"). The Smith Underground mine began production in late 1994, and presently utilizes two continuous miners. The coal from the Smith Underground mine averages 3.23% sulfur, 9.99% ash, 11,854 Btus per pound and 9% moisture on a fully washed basis. Lodestar controls approximately 12.9 million recoverable tons of demonstrated reserves at the Smith Underground mine.

    The raw coal produced from the Smith Underground mine is transported by overland belt to an on-site, computer controlled, 550-tons per hour, modern preparation plant (the "Smith Preparation Plant") where the coal is washed, blended or both. The Smith Preparation Plant has rail and truck loading capabilities, as well as access to the Caseyville Dock.

    Beginning in mid-June 1998, production temporarily was suspended at the Smith Underground mine due to an abnormal build up of coal inventory, primarily as a result of a reduction in shipments to Big Rivers. See "--Long-Term Coal Supply Contracts" and "Risk Factors--Reclamation and Closure Liabilities." Lodestar resumed production from the mine in July 1998.

    The total cost of Lodestar's plant and equipment associated with the Smith Underground mine, not including the Smith Preparation Plant, was approximately $2.0 million as of October 31, 1997, and the net book value was approximately $1.6 million as of such date. The total cost of Lodestar's plant and equipment associated with the Smith Preparation Plant was approximately $1.7 million as of October 31, 1997, and its net book value was approximately $1.5 million as of such date.

    SMITH SURFACE. The Smith Surface mine produced approximately 594,000 tons of coal in 1997. For the twelve months ended July 31, 1998, Lodestar sold approximately 78% of the Smith Surface mine production to Big Rivers. Since October 1995, a contract mining company has operated this mine by the open pit method of surface mining, utilizing a large dragline. As a result, Lodestar does not maintain any plant and equipment associated with the Smith Surface mine.

    The coal from the Smith Surface mine averages 4.04% sulfur, 9.48% ash, 12,135 Btus per pound and 8% moisture on a fully washed basis. This coal is hauled by truck to the Smith Preparation Plant, where it is processed and loaded for delivery to the customer. Lodestar controls approximately 2.1 million recoverable tons of demonstrated reserves associated with the Smith Surface mine.

    The reduction in shipments to Big Rivers and the Webster County Coal Corporation legal proceedings have resulted in suspension of production at the Smith Surface mine. Lodestar believes that it will resume production from the mine only if these two issues are successfully resolved. See "--Long-Term Coal Supply Contracts," "--Legal Proceedings" and "Risk Factors--Reclamation and Closure Liabilities." Otherwise, it expects the operation to be idled for several months, possibly indefinitely.

    IVY CREEK. Lodestar produced approximately 1.0 million tons of low sulfur coal in 1997 from the Ivy Creek mine and controls approximately 1.5 million recoverable tons of demonstrated reserves associated with this mine. The operation at Ivy Creek utilizes various surface mining techniques and employs shovel, loader, and dozer spreads, including a Komatsu 575 dozer, the largest dozer in the world. Coal from the Ivy Creek mine averages 0.9% sulfur, 10.0% ash, 12,300 Btus per pound and 7% moisture.

    Approximately 59% of the coal from this mine is transported by truck to Lodestar's Transcontinental Loadout near Ivel, Kentucky (the "Transcontinental Loadout") for shipment to customers. This facility, which is capable of loading a 10,000-ton unit train in less than four hours, is located on the CSX rail line, and has throughput capacity of 4.0 million tons per year. The Transcontinental Loadout has modern crushing, screening and blending equipment, as well as quality control and automated sampling systems. Coal from Lodestar's other mines in Eastern Kentucky is also shipped through the Transcontinental Loadout. Approximately 78% of Lodestar's coal shipped through the Transcontinental

Loadout is sold to affiliates of U.S. Gen. Lodestar generates additional revenue from the Transcontinental Loadout by loading coal for non-affiliated enterprises. In addition, Lodestar has the ability to purchase coal from smaller producers and blend it through the Transcontinental Loadout.

    In addition, approximately 13% of the coal from the Ivy Creek mine is shipped through Lodestar's Stone Coal Loadout located near Pikeville, Kentucky (the "Stone Coal Loadout"), and the balance is shipped directly to customers via the Big Sandy River. At the Stone Coal Loadout, Lodestar has the capability of crushing, sizing, and loading 360,000 tons per year. The Stone Coal Loadout has capacity for a 9,000-ton unit train with a loading rate of 1,200 tons per hour and a stockpile capacity of 40,000 tons.

    The total cost of Lodestar's plant and equipment associated with the Ivy Creek mine, not including the Transcontinental and Stone Coal Loadouts, was approximately $3.6 million as of October 31, 1997, with a net book value of approximately $3.1 million. The total cost of Lodestar's plant and equipment associated with the Transcontinental Loadout was approximately $9.0 million as of October 31, 1997, and its net book value was approximately $8.6 million as of such date. The total cost of Lodestar's plant and equipment associated with the Stone Coal Loadout was approximately $.6 million as of October 31, 1997, and its net book value was approximately $.4 million as of such date.

    SPRADLIN BRANCH. Lodestar produced approximately 493,000 tons of low sulfur coal in 1997 from the Spradlin Branch mine, utilizing the mountaintop and contour surface mining methods. As of January 31, 1998, Lodestar controls approximately 1.4 million recoverable tons of demonstrated reserves associated with this mine. The coal from the Spradlin Branch mine averages 0.7% sulfur, 11% ash, 12,000 Btus per pound and 7% moisture.

    Approximately 36% of the coal from this mine is hauled by truck to several barge loading facilities located on the Big Sandy River for shipment to various customers. Lodestar maintains a stockpile near these docks, which allows Lodestar to blend its product as necessary to meet a particular customer's needs. The balance of Spradlin Branch mine's production is shipped to the Transcontinental Loadout for shipment by rail to various customers.

    The total cost of Lodestar's plant and equipment associated with the Spradlin Branch mine was approximately $2.6 million as of October 31, 1997, with a net book value of approximately $2.3 million.

    SPURLOCK FORK. The Spurlock Fork mine produced approximately 543,000 tons of low sulfur coal in 1997 by the mountaintop removal method of surface mining. As of January 31, 1998, Lodestar controls approximately 0.5 million recoverable tons of demonstrated reserves in connection with this mine. The coal from the Spurlock Fork mine averages 0.9%, sulfur, 11% ash, 12,200 Btus per pound and 7% moisture.

    Approximately 63% of the coal produced from this mine is shipped for truck-direct or river sales. The balance is hauled by truck to the Stone Coal Loadout or Transcontinental Loadout. The total cost of Lodestar's plant and equipment associated with the Spurlock Fork mine was approximately $1.7 million as of October 31, 1997, with a net book value of approximately $1.5 million.

    SHOP BRANCH. Lodestar operates the Shop Branch mine, which began production in early 1997, as a contractor for the owner of the mine's coal and mining rights. Lodestar has a contract to mine up to 1.8 million tons of low sulfur coal of which 491,000 tons were mined in 1997, with approximately 666,000 tons remaining as of July 31, 1998. Lodestar provides the labor, equipment, supplies and other materials needed to mine the coal and is paid a fixed price per ton for its mining services. The mining is accomplished through the mountaintop removal method of surface mining. The coal averages 0.8% sulfur, 12.0% ash, 12,000 Btus per pound and 7% moisture.

    In addition to mining services, Lodestar has agreed to purchase 750,000 tons per year of coal from the Shop Branch mine through May 1999 and 500,000 tons per year from June 1999 through May 2001. Pursuant to this contract, Lodestar purchased approximately 432,000 tons from June 1, 1997 to December 31, 1997, which were shipped through the Transcontinental Loadout. The total cost of Lodestar's plant and equipment associated with the Shop Branch mine was approximately $2.3 million as of October 31, 1997, and its net book value was approximately $2.1 million as of such date.

    MILLER CREEK. Lodestar produced approximately 752,000 tons of low sulfur coal in 1997 from the Miller Creek mine and as of January 31, 1998 has approximately 9.4 million recoverable tons of demonstrated reserves associated with this mine. Lodestar utilizes two continuous miner units at the Miller Creek mine. This coal averages 0.9% sulfur, 4.0% ash, 13,100 Btus per pound and 5% moisture on a fully-washed basis.

    The coal from the Miller Creek mine is hauled by truck to Lodestar's Chapperal Preparation Plant in Pikeville, Kentucky (the "Chapperal Preparation Plant"), a 700-ton per hour modern preparation plant with stockpile capacity of 40,000 tons. The Chapperal Preparation Plant is equipped with train and truck loadouts and produces a specially sized stoker coal, as well as high quality nut and slack coal. The coal shipped from the Chapperal Preparation Plant is sold to a variety of customers.

    As of October 31, 1997, the total cost of Lodestar's plant and equipment associated with the Miller Creek mine, not including the Chapperal Preparation Plant, was approximately $2.6 million, with a net book value of approximately $2.2 million. The total cost of Lodestar's plant and equipment associated with the Chapperal Preparation Plant was approximately $1.8 million as of October 31, 1997, and its net book value was approximately $1.6 million as of such date.

    THREE EASTERN KENTUCKY CONTRACT MINES. Lodestar controls the coal and mining rights at three deep mines in Eastern Kentucky, which produced approximately 145,000 tons in 1997. Lodestar uses contract mining companies at each of these mines to provide the labor, equipment, supplies and other materials needed to mine the coal and deliver it to either the Chapperal Preparation Plant or the Transcontinental Loadout, as instructed by Lodestar. Lodestar pays each contract mining company a fixed price per ton for its mining services. These mines produce coal which averages 1.2% sulfur, 8.0% ash, 13,000 Btus per pound and 5% moisture on a fully washed basis. Because Lodestar utilizes the services of a contract mining company at each of these mines, Lodestar does not maintain any plant and equipment associated with these mines.

LONG-TERM COAL SUPPLY CONTRACTS

    Lodestar supplies a substantial portion of its coal to customers pursuant to long-term contracts. Customers enter into such long-term contracts principally to secure a reliable source of coal at predictable prices. Lodestar enters into such contracts to obtain stable revenue sources required to support the large expenditures needed to open, expand and maintain the mines servicing such contracts.

    Presently, Lodestar supplies coal to more than 30 customers on an ongoing basis. For the twelve months ended July 31, 1998, approximately 67% of Lodestar's coal sales and related revenue were made under long-term contracts. Five long-term contracts with three customers accounted for approximately 55% of coal sales and related revenue for the twelve months ended July 31, 1998. As of July 31, 1998, Lodestar's long-term contracts had a weighted average term of approximately 7.7 years. The following table sets forth information regarding Lodestar's long-term supply contracts as of July 31, 1998:

                                                                                        APPROXIMATE
                                             CONTINUOUS            EXPIRATION             CURRENT          CURRENT ANNUAL
                                               SERVICE          DATE OF CURRENT      CONTRACT TERM(1)     CONTRACT TONNAGE
CUSTOMER                                  (NUMBER OF YEARS)         CONTRACT         (NUMBER OF YEARS)     (IN THOUSANDS)

Alabama Power Company.................                2        December 1999                     3                  400
City of Lansing (2)...................               10        December 1999                     3                   85
Abbott Laboratories...................                4        March 2000                        6                   75
Big Rivers(3).........................               15        June 2001                         41/2               375
TVA--Colbert/Gallatin(4)..............               21        June 2003                         6                2,000
TVA--Johnsonville(4)..................                3        June 2003                         6                1,000
Tondu Energy Systems, Inc.(2).........                9        December 2004                    16                  200
U.S. Gen--Cedar Bay(2)(5).............                5        August 2013                      20                1,000
U.S. Gen--Indiantown(2)...............                3        December 2025                    30                  700

------------------------

(1) Reflects stated term of contract including any options to extend and does not assume early termination due to any price reopeners which may exist.

(2) Reflects shipments under total requirements contracts.

(3) The annual tonnage under contract was reduced effective July 1, 1998, to a maximum of 750,000 tons, with 375,000 tons to each of two separate Big Rivers plants. Pursuant to the price reopener provision of the contract, Big Rivers obtained bids for replacement coal to the plants, and Lodestar was given an opportunity to match the bid prices, with new prices effective July 1, 1998. The process resulted in a higher contract price for 375,000 tons to one plant. The bid price for replacement tonnage to the other plant was lower than the contract price and was not accepted by Lodestar. Although Big Rivers has taken the position that the contract has therefore terminated with respect to that plant as of July 1, 1998, Lodestar has asserted that the bid received by Big Rivers was not bona fide, as required by the contract, and that Lodestar was entitled to "match" the next lowest bid, which was a price acceptable to Lodestar. Although the contract provides for arbitration, Lodestar continues negotiations with Big Rivers. The Company believes that whether this dispute is resolved favorably or unfavorably, it will not have a material effect on the Company's business, financial condition and results of operations.

(4) Provides for up to a 20% increase or decrease of coal supplied at the customer's discretion.

(5) This contract accounted for approximately 10% of the Company's coal sales and related revenue for the twelve months ended July 31, 1998. Cedar Bay currently is involved in litigation with its principal customer whereby Cedar Bay is alleging underpayment by its customer pursuant to their power purchase agreement. One of the items being disputed by Cedar Bay is the composition of the coal pricing index which governs Cedar Bay's receipts from this customer and Cedar Bay's subsequent payment to Lodestar. Lodestar disputes the calculation of this coal pricing index and believes it thus is being underpaid under its current contract with Cedar Bay. Lodestar has agreed not to seek reimbursement for the underpayment pending the resolution of Cedar Bay's litigation with its customer, and Lodestar is cooperating in Cedar Bay's litigation against this customer. Should the coal pricing index issue of Cedar Bay's litigation be resolved in a manner unfavorable to Lodestar, it could affect future pricing under Lodestar's contract with Cedar Bay and could have a material adverse effect on Lodestar's future results of operations. Furthermore, Cedar Bay's ability to meet its financial obligations, including those under its contract with the Company, may be adversely affected to the extent Cedar Bay is not successful in its overall litigation efforts. If Cedar Bay is unable to fulfill its obligations under its contract with the Company, including its commitments with respect to ash disposal, it would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Other Services."

    Lodestar's long-term contracts with the TVA and U.S. Gen accounted for approximately 27% and 17%, respectively, of Lodestar's coal sales and related revenue for the twelve months ended October 31, 1997. The TVA contracts and the U.S. Gen contracts are expected to represent approximately 26% and 18%, respectively, of coal sales and related revenue in fiscal 1998. No other single customer accounted for more than 10% of Lodestar's coal sales and related revenue for the twelve months ended October 31, 1997.

    The terms of long-term contracts entered into by Lodestar are the result of specific bidding procedures set forth by a prospective customer followed by extensive negotiations between the customer and Lodestar. The terms and conditions of such contracts vary from customer to customer in many respects. In particular, long-term contracts specify the characteristics of the coal to be shipped to a customer, including, without limitation, the Btu, sulfur, ash and moisture of the coal. Moreover, most of Lodestar's contracts specify the agreed upon seams and/or locations from which the coal for a customer is to be sourced.

    Certain coal supply agreements to which Lodestar is a party are "requirements" contracts whereby the customer is obligated to purchase only that quantity of coal required for its operations. Lodestar thus is exposed to certain risks associated with its customers. In particular, the customer's limited purchase obligation is directly related to the demand for the customer's electricity produced from a particular facility with such coal. Demand for electricity from these facilities, and therefore the demand for Lodestar's coal, is affected by a number of factors beyond the control of Lodestar. For the twelve months ended July 31, 1998, 25% of Lodestar's coal sales and related revenue were derived from such requirements contracts.

    In addition to the quantity, quality and source of coal, Lodestar's contracts contain numerous other terms and conditions, including, without limitation, the following: (i) price adjustment and/or reopener features; (ii) extension, assignment and/or termination provisions; and (iii) force majeure provisions to permit suspension of performance under a contract by Lodestar and/or a customer due to certain events beyond the control of the affected party, including labor disputes and changes in government regulation.

    Certain of Lodestar's long-term coal supply contracts are subject to price adjustment provisions which provide for increases or decreases in price, as determined by specific conditions set forth in the contracts. Price conditions in a contract might specify an economic index or other market pricing mechanism on which a contract price is based. Certain contracts contain limitations on the magnitude of price changes that may result from the reopener provisions of a contract. Price reopener provisions provide for the renegotiation of the price terms of a long-term contract.

    Although Lodestar currently has no ongoing contract disputes other than with Big Rivers and Cedar Bay, Lodestar has become involved in such disputes from time to time relating to, among other things, coal quality, pricing and quantity. While customer disputes, if unresolved, could result in the termination or cancellation of the applicable contract, Lodestar works closely with its customers to resolve any differences. Nonetheless, there can be no assurance that future disputes, if any, will be resolved in a mutually satisfactory manner.

    Operating profit margins realized by Lodestar under its long-term contracts vary from contract to contract and depend upon a variety of factors, including the type of customer (electrical power utility, IPP or industrial), base price and adjustment provisions, as well as Lodestar's production and transportation costs. Termination or suspension of deliveries under contracts could have a material adverse effect on Lodestar's financial condition and results of operation.

COAL TRANSPORTATION

    Customers typically incur the transportation costs from the loadout point (E.G. where loaded onto truck or barge) to the place of use (E.G. a customers' power plant). Consequently, the availability and cost of transportation constitute important factors for the marketability of coal. Transportation costs are dependent primarily on the proximity of the customer to the coal source.

    For the twelve months ended July 31, 1998, approximately 45% of Lodestar's tonnage was shipped by inland waterway barges, 39% by rail on CSX and 16% by direct truck deliveries. Although CSX dominates Lodestar's access to rail lines, Lodestar believes that the freight charges it pays are competitive with the charges paid by other coal producers served by multiple railroads. The practices and rates set by the railroad serving a particular mine might affect, either adversely or favorably, Lodestar's marketing efforts with respect to coal produced from that mine. In addition, Lodestar believes its use of non-rail delivery systems is advantageous because it provides both competitive alternatives and transportation diversification.

    WESTERN KENTUCKY OPERATIONS

    The Caseyville Dock located on the Ohio River in Western Kentucky plays an important role in the transportation of Lodestar's Western Kentucky products. Accessible by truck from Lodestar's Pyro and Smith Preparation Plants, the Caseyville Dock handled 43% of Lodestar's total coal shipments for the twelve months ended July 31, 1998. The Caseyville Dock provides Lodestar with a competitive advantage over other coal producers because it (a) is under the control of Lodestar and (b) is located farther south on the Ohio River than any comparable facility, providing a cost advantage in delivering coal to customers in the Southern United States. In addition, the large number of barge companies on the Ohio River ensures competitive barging rates. As of October 31, 1997, the total cost of plant and equipment associated with the Caseyville Dock was approximately $.7 million, with a net book value of $.7 million.

    For the twelve months ended July 31, 1998, 77% of Lodestar's Western Kentucky coal shipments traveled by truck to the Caseyville Dock to be loaded onto barges. The current operations depend upon a single trucking company to transport coal from the Pyro Preparation Plant to the Caseyville Dock. In the event that this trucking company is unable to continue this service, Lodestar may experience a disruption in coal deliveries and may incur higher transportation charges in the future. However, Lodestar has reached agreement with TVA to ship by rail an increased portion of the coal supplied to it. This agreement will lessen Lodestar's dependence on this single trucking company.

    EASTERN KENTUCKY OPERATIONS

    For the twelve months ended July 31, 1998, 76% of Lodestar's Eastern Kentucky coal shipments traveled by CSX rail. The remaining 24% of coal shipments traveled by truck directly to the customer or by truck to river docks. Lodestar's Eastern Kentucky operations utilize numerous independent trucking companies and thus are not dependent on any single trucking company.

MARKETING AND SALES

    Lodestar currently conducts its marketing and sales throughout the Eastern, South Central and Great Lakes regions of the United States, covering most areas east of the Mississippi River and, through brokers, internationally. Shipments of coal for the twelve months ended July 31, 1998 were 10.8 million tons, including 6.6 million tons under contracts with utilities, 1.8 million tons under long-term contracts with IPPs, 2.2 million tons to brokers and 0.2 million tons to industrial customers.

    Lodestar has recently increased its marketing staff to expand Lodestar's industrial sales in the Midwest and its utility and industrial sales in the Southern United States. New marketing initiatives are expected to increase total coal sales as well as improve average price realizations. In addition, Lodestar intends to restart its coal brokering operations to identify smaller producers that may benefit from Lodestar's marketing resources and experience in certain niche markets.

OTHER SERVICES

    Lodestar operates an ash disposal facility adjacent to the Transcontinental Loadout, which has approximately twenty years of capacity at current disposal rates. This facility has the capability of accepting ash from both open-top hopper railcars and pneumatic railcars. Presently, the ash disposed of at this facility is received by Lodestar pursuant to its coal supply agreements with Indiantown Cogeneration, L.P. ("Indiantown") and Cedar Bay Generating, L.P. ("Cedar Bay"), both affiliates of U.S. Gen.

    Lodestar is paid a fee for disposal of the ash at this facility. For the twelve months ended July 31, 1998, Lodestar disposed of approximately 277,000 tons of ash for which it was paid approximately $5.1 million. Cedar Bay accounted for approximately 70% of the tons and approximately 72% of the revenue associated with ash disposal for the twelve months ended July 31, 1998. The total cost, including capitalized development expenditures, of Lodestar's plant and equipment associated with this facility was $8.7 million as of October 31, 1997, and its net book value was approximately $8.3 million as of such date. See "--Long-Term Coal Supply Contracts."

DEVELOPMENT AND EXPLORATION

    As part of its ongoing mining operations, Lodestar develops certain of its existing coal reserves. In particular, as part of its mine planning, Lodestar surveys and drills geographic regions to determine, among other things, the grade and depth of reserves to be mined. The objective of Lodestar's development efforts is to identify the specific coal reserves with which to meet customer requirements cost effectively.

    With regard to exploration, Lodestar's business strategy encompasses the acquisition of coal reserves that complement its existing operations or provide expansion opportunities. The object of Lodestar's exploration activity is to maintain and expand its coal reserves, offsetting the annual depletion resulting from ongoing mining operations. Given the breadth of Lodestar's operating capabilities in Eastern and Western Kentucky, Lodestar believes that opportunities exist to consolidate coal reserves within its primary geographic areas. Historically, the Predecessor Company, due to its strategic objectives, did not undertake significant exploration activities. Lodestar, however, intends to pursue exploration activities which are consistent with its business strategy.

    For the twelve months ended July 31, 1998, Lodestar capitalized in accordance with generally accepted accounting principles $1.0 million associated with its development efforts.

COMPETITION

    The United States coal industry is highly competitive, with numerous producers in all coal producing regions. Lodestar competes with other large producers and many small producers in the United States and abroad. Many of Lodestar's customers are also customers of Lodestar's competitors. The markets in which Lodestar sells its coal are highly competitive and affected by factors beyond Lodestar's control. Continued demand for Lodestar's coal and the prices that Lodestar will be able to obtain will depend primarily on coal consumption patterns of the domestic electric utility industry, which in turn are affected by the demand for electricity, coal transportation costs, environmental and other governmental regulations and orders, technological developments and the availability and price of competing coal and alternative fuel supply sources such as oil, natural gas, nuclear energy and hydroelectric energy.

EMPLOYEES

    As of July 31, 1998, Lodestar had 892 employees. The following table presents Lodestar's employees by location:

LOCATION                                                                                      HOURLY       SALARY        TOTAL
Western Kentucky(1).......................................................................         422           74          496
Eastern Kentucky(2).......................................................................         301           51          352
West Virginia(3)..........................................................................           7            2            9
Corporate Office--Lexington, Kentucky.....................................................           8           27           35
                                                                                                   ---          ---          ---
    Total.................................................................................         738          154          892
                                                                                                   ---          ---          ---
                                                                                                   ---          ---          ---

------------------------

(1) In August 1997, the UMWA was certified by the National Labor Relations Board following a representation election to represent 446 employees at Lodestar's Western Kentucky operations. Lodestar has entered into a collective bargaining agreement with the UMWA, which either party may terminate on or after May 13, 2000, and that Lodestar believes will contribute to the long-term success of these operations. Lodestar considers its relationship with these employees generally to be good and has not experienced significant labor relations problems as a result of the UMWA representation.

(2) Lodestar's employees at its Eastern Kentucky operations are not represented by a union, and Lodestar believes its relations with these employees are good. However, there can be no assurance that Lodestar's workforce in Eastern Kentucky will not unionize in the future.

(3) Following the idling of production in the first quarter of fiscal 1998, the employees at Lodestar's West Virginia operations are performing final reclamation work.

LEGAL PROCEEDINGS


    Lodestar and Webster County Coal Corporation ("WCCC") are parties to an agreement relating to Lodestar's mining at its Smith Surface mine. The agreement resolved various disputes that arose in 1992 when WCCC objected to Lodestar's renewal of its mining permit, claiming that Lodestar's operations could damage WCCC's nearby underground mine. The agreement requires Lodestar to maintain a minimum net worth of $70.0 million or, in the alternative, to procure a payment and performance bond in the amount of $20.0 million, a requirement Lodestar has not met since late 1996. On August 10, 1998, WCCC filed suit against Lodestar in the Webster County (Kentucky) Circuit Court (Case No. 98-CI-00163) seeking a judgment requiring specific performance of this minimum net worth or bond requirement of the agreement. WCCC's complaint also requests an injunction to prevent Lodestar from mining in the area affected by the agreement until this requirement of the agreement is met. Lodestar has filed its answer denying that this requirement should be enforced because (a) WCCC would have an adequate remedy at law if it were ever damaged, (b) Lodestar is not now mining in the affected area, and (c) the bond requirement would no longer serve its intended purpose because Lodestar has satisfied the obligations the bond was to secure. As a result of the legal action, Lodestar could be required to post a $20.0 million bond, or to permanently stop mining at the Smith Surface mine. Although the Company cannot predict with any certainty the outcome of this action, the Company does not believe the outcome of any such action would have a material adverse effect on the financial condition and results of operations of the Company.


    The Predecessor Company initiated a claim on June 16, 1990 against its insurance carriers in COSTAIN COAL INC. V. NATIONAL UNION FIRE INSURANCE CO., ET AL., Civil Action No. 90-CI-2075, Fayette Circuit Court, Third Division, for denial of coverage on claims related to a 1989 accident at a former mine. The insurance carriers ultimately funded the settlement but are seeking to recoup from Lodestar a majority of the monies paid. A settlement was reached between the Predecessor Company and one carrier, resulting in a remaining recoupment claim of approximately $7.5 million. One of the carriers has been allowed to file an amended complaint naming the Company as a party. The Predecessor

Company had asserted claims for damages alleging bad faith on the carriers' part in refusing to fund the claims. In September 1994, the court issued an order holding that some of the payments by the insurance carriers were made under policies which did not provide coverage to the actual Predecessor Company entity involved. The Predecessor Company has asserted that the court's ruling does not eliminate its bad faith claims or establish the carriers' rights to recoupment. Pursuant to the Acquisition, the Predecessor's Parent contractually retained liability and agreed to indemnify Lodestar for the NATIONAL UNION action. Accordingly, the Predecessor's Parent is defending the NATIONAL UNION action. Discovery is substantially complete, but no trial date has been set. Although the Company believes a court would recognize the contractual arrangement between the Predecessor's Parent and Lodestar regarding the allocation of liability for this litigation, there can be no assurance that the court will do so. Moreover, there can be no assurance that the Predecessor's Parent will be able to fulfill its indemnification obligations. See "Risk Factors--Predecessor Company Risk." A ruling by the court that the insurance carriers are owed recoupment and that liability for this matter attaches to Lodestar or the Company despite the contractual allocation of liability to the Predecessor's Parent, could have a material adverse effect on the Company's financial condition and results of operations.


    The Company is involved in various other claims and lawsuits incidental to the ordinary course of its business that are not expected to have a material adverse effect on the financial condition or results of operations of the Company.


AVAILABLE INFORMATION

    The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).

    The Company intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

                            GOVERNMENTAL REGULATION

OVERVIEW

    The coal mining industry is subject to regulation by federal, state and local authorities on matters such as employee health and safety, permitting and licensing requirements, air and water pollution, the reclamation and restoration of mining properties after mining is completed, the discharge of hazardous materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Various permits (primarily from state agencies) must be obtained before mining operations are commenced. Lodestar believes that all permits currently required to conduct its present mining operations have been obtained. Lodestar may be required to prepare and present to federal, state or local authorities data pertaining to the effect that a proposed exploration for or production of coal may have on the environment. Such requirements could prove costly and time-consuming, and could delay commencement or continuation of exploration or production operations. Future legislation and administrative regulations may emphasize the protection of the environment, and as a consequence, the activities of Lodestar may be more closely regulated. Such legislation and regulations, as well as future interpretations and more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to Lodestar and delays, interruptions or a termination of operations, the extent of which cannot be predicted.

    The remainder of this section provides a brief description of the general purpose and impact of the principal federal, state and local laws and regulations that affect the coal mining industry. These descriptions do not address every material aspect or possible impact of the applicable law or regulation.

HEALTH AND SAFETY

    MINE HEALTH AND SAFETY STANDARDS

    The Federal Coal Mine Health and Safety Act of 1969 (the "1969 Act") has resulted in important health and safety benefits to coal miners while increasing operating costs and reducing productivity for the coal industry as a whole. The Federal Mine Safety and Health Act of 1977 (the "1977 Act") significantly expanded the enforcement of health and safety standards. Regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting and the equipment used in mining operations. In addition to the federal framework, most states (including Kentucky) impose regulatory and legal parameters for mine safety and health.

    Lodestar seeks to continue to improve its health and safety performance by, among other measures: training employees in safe work practices; openly communicating with employees regarding safety procedures; establishing, following and improving safety standards through Lodestar's loss prevention system; involving employees in establishing safety standards; and recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrence. As evidence of the effectiveness of Lodestar's commitment to health and safety, Lodestar's Spurlock mine received the Sentinels of Safety Award in 1996 from MSHA for achieving 80,432 hours without a lost time accident.

    BLACK LUNG

    The Black Lung Reform Act of 1977 requires each coal mine operator to secure payment of federal and state black lung claims to its employees through insurance, bonds, qualified self-insurance or contributions to a state-controlled fund. This Act also establishes a trust fund for the payment of benefits and medical expenses to employees who cannot receive these benefits from their employer. The trust fund is financed by a tax on coal sales. Lodestar is self-insured for its workers' compensation liability, including obligations under state and federal black lung claims. Accordingly, as of July 31,

1998, Lodestar had $19.7 million of performance bonds outstanding related to such workers' compensation liability. These performance bonds and other performance bonds including those related to reclamation are supported by $17.8 million in letters of credit as of July 31, 1998.

    HEALTH BENEFITS ACT

    The Coal Industry Retiree Health Benefit Act of 1992 (the "Health Benefits Act") provides for the funding of health benefits for UMWA retirees. It requires "signatory operators" to pay annual premiums to a trust fund benefiting those retirees. Lodestar has been assigned a small number of beneficiaries based on its former relationship with signatory operators. Lodestar is indemnified contractually on this obligation by both the Predecessor's Parent and the purchaser of its former operations in Alabama. Lodestar currently expects no material liability in this regard. See "Risk Factors--Predecessor Company Risk."

ENVIRONMENTAL MATTERS

    Lodestar is subject to regulation by various environmental laws, including SMCRA, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act (the "Clean Water Act") and the Resource Conservation and Recovery Act of 1976 ("RCRA"), as well as state laws of similar scope. These laws require governmental approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit Lodestar's mines and other facilities in order to assure compliance.

    SURFACE MINING CONTROL AND RECLAMATION ACT

    The Federal Surface Mining Control and Reclamation Act of 1977 ("SMCRA") establishes mining and reclamation standards for all aspects of surface mining, as well as many aspects of deep mining. SMCRA and similar state statutes require, among other things, that mined property be restored in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Lands Act, which is part of SMCRA, imposes a tax on all current mining operations the proceeds of which are used to restore mines closed before 1977 and not reclaimed. The maximum tax is $.35 per ton on surface-mined coal and $.15 per ton on underground-mined coal.

    SMCRA also requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. For example, SMCRA requires Lodestar to restore a surface mine to approximate original contour as contemporaneously as practicable with surface coal mining operations. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Lodestar accrues the liability associated with all end of mine reclamation on a ratable basis as the coal reserve is being mined. The estimated cost of reclamation, and the corresponding accrual on Lodestar's financial statements, is updated periodically.

    As part of its reclamation activities in the ordinary course of its business, Lodestar had approximately $42.5 million of performance bonds outstanding as of July 31, 1998. Lodestar's obligations under these performance bonds and other performance bonds including those related to workers' compensation are supported by $17.8 million in outstanding letters of credit as of July 31, 1998. See "Risk Factors--Reclamation and Closure Liabilities."

    CLEAN AIR ACT

    The Clean Air Act and corresponding state laws which regulate the emissions of pollutants into the air, affect coal mining operations both directly and indirectly. Coal mining and processing operations may be directly affected by Clean Air Act permitting requirements and/or emissions control requirements. Coal mining and processing may also be impacted by future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. For example, new regulations relating to fugitive dust and coal emissions may restrict Lodestar's ability to develop new mines or require Lodestar to modify its existing operations.

    The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions from coal-fueled electric power generation plants. Reductions in emissions are occurring in two phases: Phase I began in 1995 (applicable to certain identified facilities) and Phase II will begin in 2000 (applicable to all facilities, including those subject to the 1995 restrictions). The affected utilities may be able to meet these requirements by, among other things, switching to lower sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels, or by purchasing or trading emissions allowance credits. Specific emissions sources will receive these credits, which utilities and industrial concerns can trade or sell to allow other units to emit higher levels of sulfur dioxide.

    Lodestar believes that its presence in two distinct major coal supply regions will minimize any adverse effects from the transition from Phase I to Phase II of the Clean Air Act. The Clean Air Act, while limiting sulfur dioxide (SO(2)) emissions, provides for certain alternatives to allow existing power plants to continue to operate. In Eastern Kentucky, Lodestar's coal reserve base consists of low sulfur coal for which a widespread market is expected to continue to exist. In Lodestar's Western Kentucky operations, while the coal reserve base consists of mid to high sulfur coals, Lodestar believes that it has certain strengths with which to manage the effects of stricter emissions limits. Specifically, higher sulfur coals with higher Btu content, such as Lodestar's coal, will continue to be economical fuel supplies for plants equipped with scrubbers. In addition, high sulfur coals can be blended with Western coals containing low levels of sulfur to take advantage of the superior Btu content of Lodestar's Western Kentucky coal. The emission allowance trading system also will permit plants that over-comply with emission limits (including those with scrubbers) to offset the emissions from higher emitting plants.

    The Clean Air Act also requires that existing major sources of nitrogen oxides in moderate or higher ozone non-attainment areas install Reasonably Available Control Technology ("RACT") for nitrogen oxides, which are precursors of ozone. In addition, stricter ozone standards are expected to be implemented by the federal Environmental Protection Agency by 2003. On October 10, 1997, the EPA unveiled an anti-smog plan calling for steep reductions in nitrogen oxide emissions in 22 states, and cited power plants as the preferred way to meet the goal. The states have a year to respond to the proposal. Any new requirements will make it more costly to operate coal-fired power plants and could make coal a less attractive fuel alternative in the planning and building of power plants in the future. The effect such legislation or other legislation that may be enacted in the future could have on the coal industry in general and on Lodestar in particular cannot be predicted with certainty. Such legislation limits the ability of some of Lodestar's customers to burn higher sulfur coals unless these customers have or are willing to install scrubbers, to blend coal or to bear the cost of acquiring emission credits which permit them to burn higher sulfur coal. If the use of coal as a raw material for power generating were to be reduced, a material adverse effect on Lodestar's financial condition and results of operations could result.

    In addition, the international community met in Kyoto, Japan in December 1997 and reached an agreement on the Kyoto Protocol establishing binding targets and timetables for reduction of greenhouse gases. Among other things, the United States committed to reducing U.S. carbon dioxide (CO(2)) emissions by 7% from 1990 levels by the 2008 to 2012 time frame, which could reduce reliance on fossil fuels, including coal. Whether the United States will ratify this treaty is uncertain and will likely be the subject of heavy debate. The Company cannot predict the outcome of the events or their effects on the Company's operating performance.

    CERCLA

    Lodestar is one of over 150 parties to a consent decree in U.S. V. UNION ELECTRIC COMPANY, ET AL., 92 CV 00078 (E.D. Mo.), settling claims under CERCLA of the United States and State of Missouri for cleanup of the Missouri Electric Works, Inc. Superfund Site located in Cape Girardeau, Missouri. Lodestar's allocated share of costs is 1.13%, which Lodestar estimates will equal approximately $113,000. The consent decree has not yet been entered by the Court because of pending objections by certain non-settling parties.

    Except for reclamation costs, amounts spent by Lodestar in 1997 for environmental matters were not material and are not expected to be material in 1998 or 1999.

COMPLIANCE

    Lodestar endeavors to conduct mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. Notwithstanding compliance efforts, Lodestar does not believe such violations can be completely eliminated. None of the violations to date or the monetary penalties assessed upon Lodestar have been material.

    While it is not possible to quantify the costs of compliance with all applicable federal and state laws, those costs have been and are expected to continue to be significant. However, Lodestar believes the cost of compliance with regulatory standards will not substantially affect its ability to compete with similarly situated coal companies.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of the Company and the Guarantors:

NAME                                                       AGE                            POSITION

Ira Leon Rennert.....................................          64   Chairman, Chief Executive Officer and Director of the
                                                                    Company and Chairman and Director of Lodestar,
                                                                    Eastern Resources and Industrial Fuels

John W. Hughes.......................................          57   President and Chief Operating Officer of the Company
                                                                    and Lodestar and President of Eastern Resources and
                                                                    Industrial Fuels

Eugene C. Holdaway...................................          51   Senior Vice President of the Company and Lodestar

R. Eberley Davis.....................................          41   Vice President and General Counsel of Lodestar

Michael E. Donohue...................................          47   Chief Financial Officer of the Company and Vice
                                                                    President and Chief Financial Officer of Lodestar,
                                                                    Eastern Resources and Industrial Fuels

Mike Francisco.......................................          42   Vice President--East Kentucky Operations of Lodestar
                                                                    and Vice President of Industrial Fuels

William M. Potter....................................          46   Vice President--West Kentucky Operations of Lodestar

    IRA LEON RENNERT has been Chairman, Chief Executive Officer, Director and principal shareholder of Renco (including predecessors) since Renco's first acquisition in 1975, Chief Executive Officer of the Company since April 1998, Chairman and Director of the Company since its establishment in August 1996 and Chairman and Director of Lodestar, Eastern Resources and Industrial Fuels since March 1997. Renco holds controlling interests in a number of manufacturing and distribution concerns operating in businesses not competing with Lodestar, including WCI Steel, Inc., The Doe Run Resources Corporation, Renco Metals, Inc. and AM General Corporation.

    JOHN W. HUGHES has been President and Chief Operating Officer of the Company since April 1998 and of the Predecessor Company and Lodestar since August 1996. Mr. Hughes joined the Predecessor Company in July 1995 as Executive Vice President and Chief Operating Officer. From May 1993 until joining the Predecessor Company, Mr. Hughes was a consultant and pursued personal interests outside the coal industry. From November 1992 to May 1993, Mr. Hughes was the Manager--Operations, Safety and Environmental and the President of Shell Mining Company. Mr. Hughes has over 30 years of experience in the coal mining and the oil and gas industries.

    EUGENE C. HOLDAWAY has been Senior Vice President of the Company since April 1998 and of the Predecessor Company and Lodestar since September 1995. Mr. Holdaway joined the Predecessor Company in March 1993 as Vice President--Sales and Marketing. From June 1987 to March 1993, Mr. Holdaway served as Vice President--Midwest and Western Sales at Arch Coal Sales Company. Mr. Holdaway has over 22 years of experience in the coal mining industry.

    R. EBERLEY DAVIS has been Vice President and General Counsel of the Predecessor Company and Lodestar since November 1995. Mr. Davis previously served as Director of Legal Affairs and Corporate Counsel of the Predecessor Company from July 1995 to November 1995 and as Director of Legal

Affairs for the Western Division of the Predecessor Company from January 1993 to July 1995. Mr. Davis is a member of the Kentucky bar.

    MICHAEL E. DONOHUE has been Chief Financial Officer of the Company and Vice President and Chief Financial Officer of Lodestar, Eastern Resources and Industrial Fuels since April 1998 and Treasurer of Industrial Fuels since October 1994. From October 1997 to April 1998, Mr. Donohue was a consultant to Lodestar. From November 1995 to September 1997, Mr. Donohue served as Vice President and Treasurer of Lodestar and the Predecessor Company, and from March 1993 to November 1995, Mr. Donohue served as Assistant Treasurer of the Predecessor Company. Mr. Donohue has held various positions with the Predecessor Company and its subsidiaries since 1981.

    MIKE FRANCISCO has been Vice President--East Kentucky Operations of the Predecessor Company and Lodestar since July 1995 and Vice President of Industrial Fuels since August 1995. Since joining the Predecessor Company in June 1985, Mr. Francisco has held positions as, among others, Chief Engineer--East Kentucky and Senior Production Engineer. Mr. Francisco has over eighteen years experience in civil and mining engineering and is a registered Professional Engineer.

    WILLIAM M. POTTER has been Vice President--West Kentucky Operations of the Predecessor Company and Lodestar since July 1995. Mr. Potter was Mine Superintendent of Southard Coal from 1987 until it was acquired by the Predecessor Company in 1989, and Mr. Potter remained in that position at the Predecessor Company until 1990 when he became Superintendent of the Baker and Wheatcroft mines. In 1993, Mr. Potter became General Manager of certain underground operations in Western Kentucky. Mr. Potter has over 22 years of experience in the mining industry.

EXECUTIVE COMPENSATION


    The following table sets forth certain information concerning compensation of the named executive officers by Lodestar and the Predecessor Company for services rendered in all capacities for the twelve months ended October 31, 1997 and 1998:


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                               ANNUAL COMPENSATION(1)     PAYOUTS
                                                  FISCAL YEAR                          -------------
                                                  -----------  ----------------------      LTIP          ALL OTHER
NAME AND POSITION                                                SALARY      BONUS      PAYOUTS(2)    COMPENSATION(3)

Ira Leon Rennert (4)............................        1998           --          --            --    $    1,200,000
  Chairman and Chief Executive Officer                  1997           --          --            --                --
John W. Hughes..................................        1998   $  220,000          --   $   695,455             7,816
  President and Chief Operating Officer                 1997      220,000  $  330,000                           7,176
Eugene C. Holdaway..............................        1998      180,250          --       486,818             7,276
  Senior Vice President                                 1997      180,250          --                          17,875
R. Eberley Davis................................        1998      155,000          --       347,727             7,297
  Vice President and General Counsel                    1997      155,000      35,000                           6,511
Mike Francisco..................................        1998      130,000          --       347,727             6,120
  Vice President--East Kentucky Operations              1997      115,000          --                           4,543
William M. Potter...............................        1998      111,500          --       347,727             3,038
  Vice President--West Kentucky Operations              1997      111,838         189                           2,937


------------------------

(1) Value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus per named executive officer.

(2) The amounts shown as "LTIP Payouts" in the table for each named executive officer represent contractual payments under such officer's Net Worth Appreciation Agreement. See "--Net Worth Appreciation Agreements."



(3) The amounts shown as "All Other Compensation" in the table for each named executive officer, except Mr. Rennert, represent contributions to Messrs. Hughes, Holdaway, Davis, Francisco and Potter under Lodestar's 401(k) plan of $6,400, $6,000, $6,200, $5,200 and $2,248, respectively, in fiscal 1998, and $6,000, $6,000, $5,600, $3,807 and $2,280 respectively, in fiscal 1997 and payments of life insurance premiums of $1,416, $1,276, $1,097, $920 and $790, respectively, in fiscal 1998, and $1,176, $1,060, $911, $676 and $657, respectively, in fiscal 1997. In addition, in fiscal 1997, Mr. Holdaway received a payment of $10,815 in lieu of a pension. See "--Benefits."



(4) Mr. Rennert receives no compensation directly from Lodestar. He is Chairman of the Board and the principal stockholder of Renco which receives a management fee from Lodestar pursuant to the Management Consulting Agreement. The amount shown as all other compensation to Mr. Rennert are the management fees paid by Lodestar to Renco for fiscal 1998. The management consultant fee was waived for March 15, 1997 through October 31, 1997. See "Certain Relationships and Transactions."


    No executive officer of the Company receives any compensation from the Company except pursuant to his net worth appreciation agreement.

    NET WORTH APPRECIATION AGREEMENTS


    The named executive officers, except Mr. Rennert, and Mr. Donohue are each parties to net worth appreciation agreements with Lodestar, pursuant to which, upon termination of each person's employment with Lodestar, he is entitled to receive an amount equal to a fixed percentage of the cumulative net income of the Company, as defined, from a base date until the end of the fiscal quarter preceding the date of his termination. Such amount is payable without interest in 40 equal quarterly installments, commencing three months after later of (i) the termination of each person's employment or (ii) attaining age 62.


    The base date for each of the named executive officers under their respective net worth appreciation agreement is March 14, 1997, the date of the Acquisition. Mr. Hughes has a net worth percentage of 2.5% that vests as to 1.5% on April 30, 2000 and 0.5% on each of April 30, 2001 and 2002, PROVIDED that in each case Mr. Hughes remains in the employ of Lodestar until the applicable vesting date. Mr. Holdaway has a net worth percentage of 1.75% that vests as to 1.05% on April 30, 2000 and 0.035% on each of April 30, 2001 and 2002, PROVIDED that in each case Mr. Holdaway remains in the employ of Lodestar until the applicable vesting date. Messrs. Davis, Francisco, Potter and Donohue each has a net worth percentage of 1.25% that vests as to 0.75% on April 30, 2000 and 0.25% on each of April 30, 2001 and 2002, PROVIDED that in each case Messrs. Davis, Francisco, Potter and Donohue each remains in the employ of Lodestar until the applicable vesting date. As of October 31, 1997, none of the named executive officers had earned any amounts under his respective net worth appreciation agreement.


    The net worth appreciation agreements also provide that, in the event of payment of a dividend or a sale of Lodestar, the active participants will be entitled to receive an amount equal to a percentage of the dividend or the net proceeds of the sale equal to their maximum percentages under the agreements. Upon consummation of the offering of the Old Notes, approximately $2.8 million was paid to certain employees of Lodestar, including each named executive officer, pursuant to the net worth appreciation agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Company had no compensation committee during fiscal 1997 or fiscal 1998. Ira Leon Rennert is the sole member of the Board of Directors. The compensation for the executive officers is fixed by negotiations between such executive officers and Mr. Rennert on behalf of Renco.


EMPLOYMENT AGREEMENTS

    The named executive officers are parties to employment agreements with Lodestar. Set forth below is a brief description of each such agreement.

    JOHN W. HUGHES entered into an Employment Agreement with Lodestar, effective as of April 1, 1997, with an initial term continuing until April 1, 2002 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Hughes' compensation is composed of (a) a base annual salary of $220,000 and (b) an annual bonus of $75,000, provided that (i) Mr. Hughes achieves certain performance objectives established by Lodestar, (ii) Mr. Hughes is in active employment of Lodestar at the close of each fiscal year and (iii) Lodestar's financial statements for such fiscal year, as prepared by its independent public accountants, show a positive net income.

    EUGENE C. HOLDAWAY entered into an Employment Agreement with Lodestar, effective as of April 1, 1997, with an initial term continuing until April 1, 2002 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Holdaway's compensation is composed of (a) a base annual salary of $180,250 and (b) an annual bonus of $40,000, provided that (i) Mr. Holdaway achieves certain performance objectives established by Lodestar, (ii) Mr. Holdaway is in active employment of Lodestar at the close of each fiscal year and (iii) Lodestar's financial statements for such fiscal year, as prepared by its independent public accountants, show a positive net income.

    R. EBERLEY DAVIS entered into an Employment Agreement with Lodestar, effective as of April 1, 1997, with an initial term continuing until April 1, 2002 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Davis' compensation is composed of
(a) a base annual salary of $155,000 and (b) an annual bonus of $25,000, provided that (i) Mr. Davis achieves certain performance objectives established by Lodestar, (ii) Mr. Davis is in active employment of Lodestar at the close of each fiscal year and (iii) Lodestar's financial statements for such fiscal year, as prepared by its independent public accountants, show a positive net income.

    MIKE FRANCISCO entered into an Employment Agreement with Lodestar, effective as of April 1, 1997, with an initial term continuing until April 1, 2002 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Francisco's compensation is composed of (a) a base annual salary of $130,000 and (b) an annual bonus of $25,000, provided that
(i) Mr. Francisco achieves certain performance objectives established by Lodestar, (ii) Mr. Francisco is in active employment of Lodestar at the close of each fiscal year and (iii) Lodestar's financial statements for such fiscal year, as prepared by its independent public accountants, show a positive net income.

    WILLIAM M. POTTER entered into an Employment Agreement with Lodestar, effective as of April 1, 1997, with an initial term continuing until April 1, 2002 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Potter's compensation is composed of
(a) a base annual salary of $111,550 and (b) an annual bonus of $25,000, provided that (i) Mr. Potter achieves certain performance objectives established by Lodestar, (ii) Mr. Potter is in active employment of Lodestar at the close of each fiscal year and (iii) Lodestar's financial statements for such fiscal year, as prepared by its independent public accountants, show a positive net income.

    MICHAEL E. DONOHUE entered into an Employment Agreement with Lodestar, effective as of July 1, 1998 with an initial term continuing until April 1, 2002 and automatically renewable thereafter for additional one-year terms. Pursuant to the terms of his agreement, Mr. Donohue's compensation is composed of (a) a base annual salary of $150,000 and (b) an annual bonus of $35,000, provided that

(i) Mr. Donohue achieves certain performance objectives established by Lodestar,
(ii) Mr. Donohue is in active employment of Lodestar at the close of each fiscal year and (iii) Lodestar's financial statement for such fiscal year, as prepared by its independent public accountants, show a positive net income.

    Each of the above described employment agreements requires that, until April 1, 2002 or the termination of their employment, whichever is later, each of the above executive officers not, directly or indirectly, engage in any aspect of the business of coal mining as an officer, director, partner, proprietor, investor, associate, employee or consultant. In addition, each of the above executive officers has agreed to maintain the confidentiality of information obtained during their employment with Lodestar.

BENEFITS

    Lodestar has a 401(k) defined contribution plan that covers all employees. Employees can defer up to 15% of their income, and Lodestar contributes $1.00 for each $1.00 deferred up to 4% of an employee's salary (except for certain employees of the Western Kentucky mining operations) and $.50 for each $1.00 deferred up to 4% of an employees' salary for such Western Kentucky employees. Amounts deferred vest after five years.

    Lodestar has a defined benefit plan for certain employees of the Western Kentucky mining operations who do not receive full 401(k) matching from Lodestar. Eligible employees receive, subject to certain limitations, a monthly benefit equal to the sum of $17.08875 for each year of service up to ten years, $17.64 for each year of service in excess of ten years up to twenty years, $18.19125 for each year of service in excess of twenty years up to 30 years and $18.7425 for each year of service in excess of 30 years up to 40 years. Benefits begin on or before the 60th day after the end of the calendar year in which the latest of the following occur: (i) the eligible employee attains the age of 65,
(ii) the tenth anniversary of the eligible employee's participation in the plan or (iii) the date the eligible employee ceased to be an employee. William M. Potter, the only named executive officer who participates in this plan, based on his service to date, would receive benefits upon retirement at the age of 62 estimated to be $170.89 per month.

    Industry legislation mandates certain benefits for current and retired coal miners. See "Government Regulation--Health and Safety."

                                STOCK OWNERSHIP

    The following table sets forth certain information as of the date hereof regarding the beneficial ownership of common stock of the Company by each beneficial owner of 5% or more of the common stock of the Company, each director and each named executive officer of the Company and Lodestar during the last fiscal year, and by all directors and executive officers of the Company and Lodestar as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                                               BENEFICIAL OWNERSHIP
                                                                                           ----------------------------
                                                                                              SHARES OF
NAME OF BENEFICIAL OWNERS                                                                   COMMON STOCK      PERCENT
The Renco Group, Inc.(1).................................................................         1,000          100.0%
Ira Leon Rennert(1)(2)...................................................................         1,000          100.0%
John W. Hughes...........................................................................            --             --
Eugene C. Holdaway.......................................................................            --             --
R. Eberley Davis.........................................................................            --             --
Mike Francisco...........................................................................            --             --
William M. Potter........................................................................            --             --
All directors and executive officers as a group (7 persons)..............................         1,000          100.0%

------------------------

(1) The address of this beneficial owner is c/o The Renco Group, Inc., 30 Rockefeller Plaza, 42nd Floor, New York, New York 10112.


(2) Mr. Rennert is deemed to beneficially own the Common Stock of the Company owned by Renco due to the ownership by trusts established by him for himself and members of his family of a total of 97.9% of the outstanding Common Stock of Renco.


    By virtue of Renco's ownership of all the outstanding shares of Common Stock, and Mr. Rennert's ownership of a majority of the stock of Renco, Mr. Rennert is in position to control actions that require the consent of a majority of the holders of the Company's outstanding shares of Common Stock, including the election of the Board of Directors.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


    Under a Management Consulting Agreement, effective March 14, 1997, as amended (the "Management Consultant Agreement"), between Renco and Lodestar, Lodestar pays annual fees of $1,200,000 to Renco. The Management Consultant Agreement provides that Lodestar shall not make any payment thereunder which would violate any of its agreements with respect to any of its outstanding indebtedness. The Management Consultant Agreement extends to October 31, 2005, and thereafter shall continue for additional terms of three years each unless sooner terminated by either party by giving six months prior written notice. For the period March 15, 1997 to October 31, 1997, Lodestar's management fees were waived by Renco. The management fees to Renco for the period from November 1, 1997 to the closing date of the Old Notes Offering were paid with the net proceeds from the Old Notes Offering. Lodestar believes that the cost of obtaining the type and quality of services rendered by Renco under the Management Consultant Agreement was, and continues to be, no less favorable than that at which Lodestar could obtain such services from unaffiliated entities.


    The Company is included in the consolidated federal income tax return of Renco. Under the terms of the Company's tax sharing agreement with Renco, income taxes are allocated by Renco to the Company on a separate return basis except that transactions between the Company and Renco and its other subsidiaries are accounted for on a cash basis and not on an accrual basis. The Company is not entitled to the benefit of net tax loss carryforwards, unless such tax losses were a result of timing differences between its respective accounting for tax and financial reporting purposes.

    To obtain the advantages of volume, Renco purchases certain insurance coverages for its subsidiaries, including the Company and Lodestar, and the actual cost of such insurance, without markup, is reimbursed by the covered subsidiaries. The major areas of Lodestar's insurance coverage obtained under the Renco programs are property and business interruption. The premiums for property and business interruption are allocated by Renco substantially as indicated in the underlying policies. Renco also purchases and administers certain insurance policies exclusively for Lodestar, including general and product liability, automobile liability, casualty umbrella, excess workers' compensation, marine liability, fiduciary and fidelity. Workers' compensation is self-insured. The cost of such insurance, without markup, is reimbursed by Lodestar as incurred. The total insurance cost under the Renco insurance programs incurred in fiscal 1997 by Lodestar was approximately $.9 million. The policies purchased by Renco were effective for less than a full year during fiscal 1997; the annual cost of these policies was approximately $2.3 million. Lodestar believes that its insurance costs under this program were less than it would have incurred if it had obtained its insurance directly.

    In connection with the Acquisition, Renco loaned $2.0 million to the Company. In addition, Renco loaned $3.0 million to Lodestar in October 1997 to provide working capital. These loans were repaid in full, including accrued interest thereon, with the net proceeds of the Old Notes Offering.


    Upon consummation of the offering of Old Notes, the Company paid a dividend to Renco of $27.8 million.

                        DESCRIPTION OF THE SENIOR NOTES

    The Old Notes are, and the Exchange Notes will be, issued under the indenture, dated as of May 15, 1998 (the "Indenture"), by and among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only Lodestar Holdings, Inc. and not its Subsidiaries. The Old Notes and the Exchange Notes are collectively referred to as the "Senior Notes."

GENERAL

    The Senior Notes are general unsecured obligations of the Company limited to $235.0 million in aggregate principal amount, of which $150.0 million were issued in the Old Notes Offering. Additional amounts of Senior Notes in an aggregate principal amount of $85.0 million may be issued under the Indenture in one or more series from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Indebtedness."

    The Senior Notes will mature on May 15, 2005. Each Note bears interest at the rate set forth on the cover page hereof from the date of issuance or from the most recent interest payment date to which interest has been paid, payable semiannually in arrears on each May 15, and November 15, commencing November 15, 1998, to the person in whose name the Senior Note (or any predecessor Senior
Note) is registered at the close of business on the May 1 or November 1 immediately preceding such interest payment date.

    Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes will be exchangeable and transferable, at the office or agency of the Company in New York City maintained for such purposes (which initially will be the Trustee or its agent); PROVIDED that payment of interest may be made at the option of the Company by check mailed to the registered holders of the Senior Notes ("Holders") at their registered addresses. The Senior Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Senior Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

OPTIONAL REDEMPTION

    The Senior Notes will be subject to redemption, in whole or in part, at the option of the Company, at any time on or after May 15, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest to the redemption date, if redeemed during the twelve month period beginning on May 15 of the years indicated below:

YEAR                                                                               PERCENTAGE
2002.............................................................................     105.750%
2003.............................................................................     102.875%
2004 and thereafter..............................................................     100.000%

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS


    In addition, at any time prior to May 15, 2001, the Company may redeem up to 35% of the sum of (x) the aggregate principal amount of the Senior Notes issued in the Offering plus (y) any additional Senior Notes issued after the Issue Date pursuant to the Indenture, with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 111.5% plus accrued interest to the redemption date; PROVIDED that at least 65% of the sum of (x) the aggregate principal amount of Senior Notes issued in the offering of Old Notes plus (y) any additional Senior Notes issued after the Issue Date pursuant to the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. "Equity Offering" means an offering of Qualified Capital Stock of the Company (other than to any Subsidiary of the Company).


SINKING FUND

    There will be no mandatory sinking fund payments for the Senior Notes.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Senior Notes are to be redeemed at any time, selection of such Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange or quotation system, if any, on which such Senior Notes are listed or, if such Senior Notes are not then listed on a national securities exchange or quotation system, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that (i) no Senior Notes of a principal amount of $1,000 or less shall be redeemed in part and (ii) a redemption with the net cash proceeds of an Equity Offering shall be made on a PRO RATA basis unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption.

GUARANTEES

    The Company's obligations under the Senior Notes were guaranteed on the Issue Date in the manner described below by the Company's existing Subsidiaries, Lodestar Energy, Inc., Eastern Resources, Inc. and Industrial Fuels Minerals Company, and, in the future, may be guaranteed by certain of the Company's Restricted Subsidiaries. See "--Certain Covenants--Future Guarantees."

    Each Guarantor unconditionally guarantees, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Senior Notes, including the payment of principal of and interest on the Senior Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor determined in accordance with GAAP.

    Each Guarantor may consolidate with or merge into or sell its assets to the Company or to another Guarantor that is a Restricted Subsidiary without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "--Merger, Consolidation, Etc." In the event that either all of the Capital Stock of a Guarantor is sold by the Company or one of the Restricted Subsidiaries (whether by merger, stock purchase or otherwise) or all or substantially all of the assets of a Guarantor are sold by such Guarantor and such sale complies with the provisions set forth in "-- Certain Covenants--Limitation on Sale of Assets" and "--Certain Covenants--Change of Control" and any other applicable provisions in the Indenture, the Guarantor's Guarantee will be released.

RANKING


    The indebtedness of the Company and the Guarantors evidenced by the Senior Notes and the Guarantees rank senior in right of payment to all future senior subordinated and subordinated indebtedness of the Company and the Guarantors, respectively, and equally with all other existing and future unsubordinated indebtedness of the Company and the Guarantors, respectively. However, holders of secured indebtedness and other secured obligations of the Company and the Guarantors, such as the lenders under the New Senior Credit Facility, have claims that effectively rank prior to those of the Holders with respect to the assets securing such indebtedness. As of October 25, 1998, the Company had no borrowings under (unused commitments of $90.0 million) and approximately $15.2 million in letters of credit outstanding, in each case, under the New Senior Credit Facility.


CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness) if: (A) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and (B) after giving pro forma effect to such proposed incurrence (and the application of the net proceeds therefrom), the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to
2.0 to 1.0. Notwithstanding the foregoing, a Restricted Subsidiary that is not a Guarantor may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by the Company and the Guarantors pursuant to the proviso in the immediately preceding sentence.

    (b) The Company and the Guarantors shall not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Senior Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, after the Issue Date (a) declare or pay any dividend or make any distribution on the Company's Capital Stock or make any payment to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company or repayment of Indebtedness except as provided in clause (c)), (b) purchase, redeem or otherwise acquire or retire for value any

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Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) purchase, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Indebtedness of the Company or any of the Guarantors that is expressly subordinate in right of payment to the Senior Notes or the Guarantee of such Guarantor, as the case may be, or (d) make any Investment (excluding any Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment) shall exceed the sum of:

        (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and prior to the date the Restricted Payment occurs (treating such period as a single accounting period);

        (x) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid and (C) any net proceeds from any Equity Offering which are used to redeem the Senior Notes pursuant to, and in accordance with, the provisions described under the caption "--Optional Redemption--Optional Redemption upon Equity Offerings" above);

        (y) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any person (other than a Subsidiary of the Company) from the issuance and sale of Disqualified Capital Stock and/or Indebtedness, in each case that has been converted into or exchanged for, pursuant to the terms of such Indebtedness, Qualified Capital Stock of the Company after the Issue Date; and

        (z) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary; PROVIDED, HOWEVER, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

    The foregoing provisions shall not prohibit:

        (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

        (2) the acquisition of Capital Stock of the Company or Indebtedness of the Company or any Guarantor either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

        (3) the acquisition of Indebtedness of the Company or any Guarantor that is expressly subordinate in right of payment to the Senior Notes or such Guarantor's Guarantee, as the case may be, either (i) solely in exchange for Indebtedness of the Company or such Guarantor which is

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    expressly subordinate in right of payment to the Senior Notes or such
    Guarantor's Guarantee, as the case may be, at least to the extent that the Indebtedness being acquired is subordinated to the Senior Notes or such Guarantor's Guarantee, as the case may be, and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being exchanged or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Indebtedness of the Company or such Guarantor which is expressly subordinate in right of payment to the Senior Notes or such Guarantor's Guarantee, as the case may be, at least to the extent that the Indebtedness being acquired is subordinated to the Senior Notes or such Guarantor's Guarantee, as the case may be, and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being refinanced;

        (4) the making of payments by the Company or any of the Restricted Subsidiaries to Renco (A) no earlier than ten days prior to the date on which Renco is required to make its payments to the Internal Revenue Service or the applicable state taxing authority, as the case may be, pursuant to a tax sharing agreement (which tax sharing agreement provides that the payments thereunder shall not exceed the amount the Company and its Subsidiaries would have been required to pay for taxes on a stand-alone basis, except that the Company and its Subsidiaries will not have the benefit of any of its tax loss carryforwards unless such tax losses were a result of timing differences between the Company's and its Subsidiaries' accounting for tax and financial reporting purposes, and which tax sharing agreement also provides that transactions between the Company and Renco and Renco's other Subsidiaries are accounted for on a cash basis and not on an accrual basis) and (B) to reimburse Renco for out of pocket insurance or surety bond payments made by Renco on behalf of the Company and its Subsidiaries;

        (5) the payment by the Company or any of the Restricted Subsidiaries of a management fee to Renco in an amount not to exceed $1.2 million in any fiscal year; and

        (6) the payment by the Company of (i) a dividend to Renco on the Issue Date in the aggregate amount not to exceed $28.0 million and (ii) accrued and unpaid management fees to Renco on the Issue Date in an aggregate amount not to exceed $700,000;

PROVIDED that in the case of clauses (2), (3) and (5), no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

    In determining the aggregate amount of Restricted Payments permissible under clause (ii) of the first paragraph of this section, amounts expended, incurred or outstanding pursuant to clauses (1) and (2) (but not pursuant to clauses (3), (4), (5) or (6)) of the second paragraph of this section shall be included as Restricted Payments; PROVIDED that any proceeds received from the issuance of Qualified Capital Stock pursuant to clause (2) of the second paragraph of this section shall be included in calculating the amount referred to in clause (x) or clause (y), as the case may be, of the first paragraph of this section.

    LIMITATION ON SALE OF ASSETS

    The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate any Asset Sale unless (i) such Asset Sale is for at least Fair Market Value, (ii) at least 80% of the consideration therefrom received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) the Company or such Restricted Subsidiary shall apply the Net Cash Proceeds of such Asset Sale within 270 days of receipt thereof, as follows:

        (a) first, to repay (and, in the case of any revolving credit facility, to the extent required by such revolving credit facility, effect a permanent reduction in the commitment thereunder) any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof; and

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
        (b) second, with respect to any Net Cash Proceeds remaining after application pursuant to the preceding paragraph (a) (the "Available Amount"), the Company shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Senior Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Senior Notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that the Company will not be required to apply pursuant to this paragraph (b) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are applied to a Related Business Investment within 270 days of such Asset Sale; PROVIDED, FURTHER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Sale of Assets" covenant; and PROVIDED, FURTHER, that the Company may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph). To the extent the Asset Sale Offer is not fully subscribed to by Holders of the Senior Notes, the Company and the Restricted Subsidiaries may retain such unutilized portion of the Available Amount and use it for any purpose not prohibited by the Indenture.

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a person in a transaction permitted under "--Merger, Consolidation, Etc." below, the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notice of an Asset Sale Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Asset Sale Offer, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Senior Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Senior Notes in an amount exceeding the Available Amount, Senior Notes of tendering Holders will be repurchased on a PRO RATA basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    If an offer is made to repurchase the Senior Notes pursuant to an Asset Sale Offer, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 45 days following the occurrence of the Change of Control, all of the then outstanding Senior Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest thereon to the date of purchase. The Company shall, subject to the provisions described below, be required to purchase all Senior Notes validly tendered

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
into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

    In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Holder of Senior Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of Senior Notes must follow to accept the Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Senior Notes that might be delivered by Holders of Senior Notes seeking to accept the Change of Control Offer. The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

    In the event that a Change of Control occurs and the Company is required to purchase the Senior Notes as described above, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    LIMITATION ON LIENS

    The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens upon any properties or assets of the Company (including, without limitation, any Capital Stock of a Restricted Subsidiary) or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, (ii) Liens on properties and assets of the Company and the Restricted Subsidiaries existing from time to time securing Indebtedness of the Company and the Restricted Subsidiaries under the New Senior Credit Facility and securing obligations of the Company and the Restricted Subsidiaries from time to time under performance bonds, surety bonds or appeal bonds or other obligations of a like nature incurred in the ordinary course of business and (iii) Permitted Liens.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by the Company or by any Restricted Subsidiary, or pay any Indebtedness owed to the Company or any Restricted Subsidiary; (b) make loans or advances to the Company or any Restricted Subsidiary; or (c) transfer any of its properties or assets to the Company or to any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (i) applicable law;
(ii) the Indenture; (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary; (iv) any instrument governing Indebtedness of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or its Subsidiaries so acquired; (v) any written agreement existing on the Issue Date or amendments or modifications thereto; PROVIDED that no such agreement shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the Issue Date; (vi) Indebtedness existing and as in effect on the Issue Date, including, without limitation, the New

                                       85
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Senior Credit Facility or any refinancing, refunding, replacement or extensions thereof, PROVIDED that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the New Senior Credit Facility shall be no more restrictive than such encumbrance or restriction contained in the New Senior Credit Facility as in effect on the Issue Date; and
(vii) Indebtedness incurred in accordance with the Indenture; PROVIDED that such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the New Senior Credit Facility as in effect on the Issue Date.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of an Affiliate of the Company or any Restricted Subsidiary (other than transactions between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under (b) below and (y) Affiliate Transactions (including lease transactions) on terms that are no less favorable to the Company or the relevant Restricted Subsidiary in the aggregate than those that might reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary on an arm's-length basis (as determined in good faith by the Board of Directors of the Company, as evidenced by a Board Resolution) from a person that is not an Affiliate; PROVIDED that except as otherwise provided under (b) below, neither the Company nor any of the Restricted Subsidiaries shall enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $5.0 million unless the Company or such Restricted Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor, with a copy thereof to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and such terms are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction on an arm's-length basis with a person that is not an Affiliate.

    (b) The foregoing provisions shall not apply to (i) any Restricted Payment that is made in compliance with the covenant entitled "Limitation on Restricted Payments," (ii) payments by the Company or any of the Restricted Subsidiaries to Renco of the amounts set forth in clauses (4), (5) and (6) of the second paragraph of the covenant entitled "Limitation on Restricted Payments," (iii) repayment of Indebtedness, including accrued interest thereon, owing to Renco as of the Issue Date with the net proceeds of the Old Notes Offering, (iv) repayment of Indebtedness owing to Renco incurred after the Issue Date in accordance with its terms, and (v) reasonable and customary regular fees to directors of the Company and the Restricted Subsidiaries who are not employees of the Company and the Restricted Subsidiaries.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (except to the Company or a Restricted Subsidiary), nor will the Company permit any person (other than the Company or a Restricted Subsidiary) to hold any Preferred Stock of a Restricted Subsidiary.

    FUTURE GUARANTEES

    If the Company or any of the Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of the Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary, in each case having total assets with a book value in excess of $1.0 million, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee

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
pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Senior Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    CONDUCT OF BUSINESS

    The Company and the Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date.

REPORTS

    So long as any Senior Note is outstanding, the Company will file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Senior Notes copies of the annual reports on Form 10-K and of the information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of every fiscal year.

MERGER, CONSOLIDATION, ETC.

    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person or adopt a Plan of Liquidation unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the person (if other than the Company) formed by such consolidation or the person into which the Company is merged or the person which acquires by sale, assignment, transfer, conveyance or otherwise all or substantially all of the assets of the Company or in the case of a Plan of Liquidation, the person to which assets of the Company have been transferred (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on, all of the Senior Notes, and the performance of every covenant of the Indenture, the Senior Notes and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company (in the case of clause (1) of the foregoing clause
(i)) or such person (in the case of clause (2) thereof) shall be able to incur (assuming a market rate of interest with respect thereto) at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) as if it were the Company under paragraph (a) of "--Certain Covenants--Limitation on Indebtedness" above; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; (iv) the Company or such person shall have delivered to the Trustee (A) an Officers' Certificate and an Opinion of Counsel (which counsel shall not be in-house counsel of the Company) each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (B) a certificate from the Company's independent certified public accountants stating that the Company has made the calculations required by clause (ii) above in accordance with the terms of the Indenture; and (v) neither the Company nor any Restricted Subsidiary nor such person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless the Company or such Restricted Subsidiary or such person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such person being bound by all the terms of the Indenture).

    Notwithstanding the foregoing, (i) the merger of the Company with an Affiliate incorporated solely for the purpose of incorporating the Company in another U.S. jurisdiction shall be permitted and (ii) the merger of the Company and any Restricted Subsidiary shall be permitted.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Certain Covenants--Limitation on Sale of Assets") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any person (other than a merger of the Company with any Guarantor or a merger of Guarantors or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor to the Company or to any other Guarantor) unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of such Guarantor under such Guarantee; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or into which the Company or any Guarantor is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture with the same effect as if such successor had been named as the Company or such Guarantor, as the case may be, therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Senior Notes, in the case of the Company, or its Guarantee, in the case of a Guarantor.

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EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) the Company defaults in the payment of interest on the Senior Notes when the same becomes due and payable and the Default continues for a period of 30 days;

        (b) the Company defaults in the payment of the stated principal amount of the Senior Notes when the same becomes due and payable at maturity, upon acceleration or redemption pursuant to an offer to purchase required under the Indenture or otherwise;

        (c) the Company or any of the Guarantors fails to comply in all material respects with any of their other agreements contained in the Senior Notes or the Indenture (including, without limitation, under the provisions of "--Certain Covenants--Change of Control," "--Certain Covenants-- Limitation on Sale of Assets" and "--Merger, Consolidation, Etc."), and the Default continues for the period and after the notice specified below;

        (d) there shall be any default or defaults in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate;

        (e) there shall be any default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

        (f) the Company or any of the Restricted Subsidiaries fails to perform (after giving effect to any applicable grace periods) any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any of the Restricted Subsidiaries then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of the Company or any of the Restricted Subsidiaries securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

        (g) one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceed $7.5 million shall be rendered against the Company or any of the Restricted Subsidiaries by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment, order or decree becomes final and nonappealable;

        (h) the Company or any Significant Subsidiary (1) admits in writing its inability to pay its debts generally as they become due, (2) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (3) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law,
    (4) consents to the appointment of a Custodian of it or for substantially all of its property, (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (6) makes a general assignment for the benefit of its creditors or (7) takes any corporate action to authorize or effect any of the foregoing;

        (i) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law which shall (1) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Significant Subsidiary,

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    (2) appoint a Custodian of the Company or any Significant Subsidiary or for
    substantially all of its property or (3) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

        (j) any of the Guarantees of a Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid, or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

    A Default under clause (c) above (other than in the case of any Default under the provisions of "--Certain Covenants--Limitation on Sale of Assets," "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.," which Defaults shall be Events of Default without the notice and without the passage of time specified in this paragraph) is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the outstanding Senior Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested by the Holders of at least 25% in principal amount of the Senior Notes then outstanding.

    If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Senior Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Senior Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Senior Notes to the contrary. If an Event of Default specified in clause (h) or (i) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Senior Notes then outstanding will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes or that resulted from the failure to comply with the provisions of "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.") if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Senior Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, on behalf of the Holders of all the Senior Notes, waive any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Senior Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

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
    Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (PROVIDED that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, the Company's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Senior Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence of any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

    From time to time, the Company, the Guarantors and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture or the Senior Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the TIA or making any change that does not adversely affect the rights of any Holder. In addition, the Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Senior Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture; PROVIDED that no such supplemental indenture may without the consent of the Holder of each outstanding Senior Note affected thereby: (i) reduce the amount of Senior Notes whose Holders must consent to an amendment or waiver;
(ii) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Senior Note; (iii) reduce the principal of or premium on or change the fixed maturity of any Senior Note; (iv) make the principal of, or interest on, any Senior Note payable in money other than as provided for in the Indenture and the Senior Notes; (v) make any change in provisions relating to waivers of defaults, the ability of Holders to enforce their right under the Indenture or in the matters discussed in these clauses (i) through (ix); (vi) waive a default in the payment of principal of or interest on, or redemption or repurchase payment with respect to, any Senior Notes, other than a payment required under the "Limitation on Sale of Assets" covenant and the "Change of Control" covenant; (vii) adversely affect the ranking of the Senior Notes or the Guarantees; (viii) change the Maturity Date or alter the redemption or repurchase provisions in a manner adverse to Holders other than a redemption or repurchase pursuant to the "Limitation on Sale of Assets" covenant and the "Change of Control" covenant; or (ix) release the Guarantee of any Significant Subsidiary.

DISCHARGE; DEFEASANCE

    The Indenture provides that the Company and the Guarantors may terminate their obligations under the Senior Notes, the Guarantees and the Indenture if:
(i) all Senior Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or the Company and the Guarantors have paid all sums payable by them thereunder, or (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee or the Paying Agent and conveyed all right, title and interest for the benefit of the Holders of such Senior Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or U.S. government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Senior Notes to maturity; PROVIDED that, among other things, the Company shall have delivered to the Trustee (i) either (a) in the case of a legal defeasance, a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of such Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same

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
amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (b) an Opinion of Counsel to the same effect as the ruling described in clause (a) above and, in the case of a legal defeasance, accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable Federal income tax since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required, and (ii) an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of the Company and the Guarantors under the Indenture or the Senior Notes, including the payment of interest and principal, shall remain in full force and effect until such Senior Notes have been paid in full. Notwithstanding the foregoing, the ruling of the Internal Revenue Service and the Opinion of Counsel required by clause (i) above with respect to a legal defeasance need not be delivered if all Senior Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

GOVERNING LAW

    The Indenture provides that it, the Senior Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    State Street Bank and Trust Company serves as Trustee under the Indenture.

    The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or the Guarantors, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a person or any of its Subsidiaries existing at the time such person becomes a Subsidiary (Restricted Subsidiary, in the case of the Company) or assumed in connection with the acquisition of assets from such person, including, without limitation, Indebtedness incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Subsidiary (Restricted Subsidiary, in the case of the Company) or such acquisition.

    "Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated", "controlling" and "controlled"

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
have meanings correlative of the foregoing. For purposes of "--Certain Covenants--Limitation on Transactions with Affiliates," the term "Affiliate" shall include any person who, as a result of any transaction described therein, would become an Affiliate.

    "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary or a Subsidiary of a Restricted Subsidiary or shall be merged with the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person or any division or line of business of such person.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of the Restricted Subsidiaries (including, without limitation, any Sale/leaseback) to any person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) other than in the ordinary course of business, any other properties or assets of the Company or any Restricted Subsidiary in excess of $1.0 million. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions of "--Merger, Consolidation, Etc." above and
(ii) the sale of inventory in the ordinary course of business.

    "Bankruptcy Law" means Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

    "Capital Expenditures" shall mean payments for any assets, or improvements, replacements, substitutions or additions thereto, that have a useful life of more than one year and which, in accordance with GAAP consistently applied, are required to be capitalized (as opposed to expensed in the period in which the payment occurred).

    "Capital Lease," as applied to any person, means any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such person.

    "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's capital stock, whether outstanding at the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

    "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a Capital Lease and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above. Notwithstanding the foregoing, for purposes of clause (i) of the definition of "Permitted Investment," 20% of the Cash Equivalents may include securities having a rating of at least BBB by S&P and Baa by Moody's.

    "Change of Control" means the occurrence of one or more of the following events: (i) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Renco to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (other than a Permitted Holder or a Group controlled by a Permitted Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company or Renco, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company, or Renco, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any person, entity or Group (other than a Permitted Holder or a Group controlled by any Permitted Holder) of any Capital Stock of the Company or Renco such that, as a result of such acquisition, such person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the Company's or Renco's then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of the Company or Renco or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company's or Renco's Board of Directors; or (iv) the shareholders of Renco as of the Issue Date and the Permitted Holders shall cease to own at least 50% of the equity of Renco owned by such shareholders on the Issue Date.

    Under New York law, in determing whether a sale of assets by a corporation is a sale of "all or substantially all its assets," the focus is not on the dollar amount involved, but rather on the nature of the sale as it affects the ability of the corporation to conduct the business for which it was established. If the sale of certain assets is significant enough to render the corporation unable, in whole or in part, to accomplish the purposes or objects for which it was incorporated, such sale is not in the ordinary course of business and would be deemed a sale of "all or substantially all its assets." So long as the corporation remains able to conduct its business, the sale of such corporation's assets, even its sole asset, may be within the ordinary course of business and will not be deemed a sale of "all or substantially all its assets."

    "Commission" means the Securities and Exchange Commission.

    "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), Consolidated Interest Expense, amortization expense (including amortization of deferred financing costs) and depletion and depreciation expense and (iii) other non-cash items (other than non-cash interest) reducing Consolidated Net Income (including, without limitation, any non-cash charges in respect of post-employment benefits for health care, life insurance and long-term disability benefits required in accordance with GAAP) less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) in accordance with GAAP.

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
    "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the date on which four full fiscal quarters have elapsed subsequent to the Issue Date and financial statements with respect thereto are available, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated, in the case of the Company, after giving effect on a pro forma basis to the issuance of the Senior Notes and the application of the net proceeds therefrom as if the Senior Notes were issued on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness (and the application of the net proceeds therefrom) of such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company) giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date (the "Reference Period"), as if such incurrence occurred on the first day of the Reference Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Subsidiaries (Restricted Subsidiaries, in the case of the Company) (including any person who becomes a Subsidiary (Restricted Subsidiary, in the case of the Company) as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period. If such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company) directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any Subsidiary (Restricted Subsidiary, in the case of the Company) of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense of such person (net of any interest income) less non-cash amortization of deferred financing costs and (ii) the product of (x) the amount of all dividends declared and paid on Preferred Stock of such person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such person during such period (as reflected in the audited consolidated financial statements of such person for the most recently completed fiscal year).

    "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the

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interest portion of any deferred payment obligation and (d) all accrued interest, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

    "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company), on a consolidated basis for such period determined in accordance with GAAP; PROVIDED that (i) the net income of any person in which such person or any Subsidiary (Restricted Subsidiary, in the case of the Company) of such person has an ownership interest with a third party (other than a person that meets the definition of a Wholly-Owned Subsidiary (Wholly-Owned Restricted Subsidiary, in the case of the Company)) shall be included only to the extent of the amount that has actually been received by such person or its Wholly-Owned Subsidiaries (Wholly-Owned Restricted Subsidiaries, in the case of the Company) in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary) (Wholly-Owned Restricted Subsidiary, in the case of the Company) of such person, the restrictions set forth in clause (ii) below) and (ii) the net income of any Subsidiary (Restricted Subsidiary, in the case of the Company) of such person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; PROVIDED, FURTHER, that there shall be excluded (a) the net income (or loss) of any person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary (Restricted Subsidiary, in the case of the Company) of such person or is merged into or consolidated with such person or any Subsidiary (Restricted Subsidiary, in the case of the Company) of such person, (b) any gain (or loss) (and related tax effects) resulting from an Asset Sale by such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company), (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP and (d) any compensation--related expenses arising as a result of the application of the net proceeds from the issuance of the Senior Notes. For purposes of the "Limitation on Restricted Payments" covenant, the amortization of deferred financing costs relating to the issuance of the Senior Notes shall be excluded from this definition of "Consolidated Net Income."

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Capital Stock" means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

    "Event of Default" has the meaning set forth under "--Events of Default" herein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of the Company or the Restricted Subsidiaries shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; PROVIDED that with respect to any Asset Sale which involves in excess of $5.0 million, the Fair Market Value of any such asset or assets shall be determined by an Independent Financial Advisor.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other

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statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Guarantors" means collectively each of Lodestar Energy, Inc., Eastern Resources, Inc., Industrial Funds Minerals Company and any Restricted Subsidiary that in the future executes a supplemental indenture pursuant to the covenant entitled "Future Guarantees" or otherwise in which any such Restricted Subsidiary agrees to be bound by the terms of the Indenture; PROVIDED that any person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "Indebtedness" means with respect to any person, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations (but not obligations under Operating Leases) of such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising in the ordinary course of business), (v) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business, (vi) all obligations of any other person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such first person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured, (vii) all guarantees of Indebtedness by such person, (viii) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under interest rate agreements or hedging agreements of such person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the person issuing such Disqualified Capital Stock. Notwithstanding anything to the contrary contained herein or in the Indenture, Indebtedness shall not include (i) the purchase of coal reserves requiring the payment of royalty fees on an installment basis in the ordinary course of business consistent with past practice, (ii) obligations under performance bonds, surety bonds or appeal bonds, letters of credit (other than reimbursement obligations) or similar obligations, in each case incurred in the ordinary course of business and (iii) any obligation of the Company or any Restricted Subsidiary in the form of an earn-out arrangement undertaken in connection with any acquisition of property or assets by the Company or such Restricted Subsidiary, which obligation shall be based upon increases in coal prices above price levels existing on the date of such acquisition, shall not constitute Indebtedness under the Indenture.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment (other than an Investment covered by clause (z) of the first paragraph thereof) shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of the Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment.

    "Issue Date" means the date on which the Senior Notes offered hereby are originally issued under the Indenture.

    "Lien" means (x) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute and (y) any agreement to enter into any of the foregoing.

    "Maturity Date" means May 15, 2005.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a direct result of such Asset Sale and (iii) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

    "New Senior Credit Facility" means the Amended and Restated Loan and Security Agreement dated as of the Issue Date among the Company, Lodestar, the financial institutions named therein, Congress Financial Corporation and The CIT Group/Business Credit, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement renewing, refinancing or replacing all or any portion of the Indebtedness under such agreement.

    "Operating Lease" means, as applied to any person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that person is the lessor.

    "Permitted Holders" means Ira Leon Rennert and his Affiliates, estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

    "Permitted Indebtedness" means (i) any Indebtedness of the Company and the Restricted Subsidiaries under the New Senior Credit Facility consisting of (A) a borrowing facility in an aggregate amount not to exceed $90.0 million in aggregate principal amount at any time outstanding plus (B) a $30.0 million letter of credit facility, in each case plus any interest, fees and expenses from time to time owed thereunder, (ii) the Senior Notes issued in the Old Notes Offering in an aggregate principal amount not to exceed $150.0 million and the related Guarantees, (iii) any other Indebtedness of the

Company and the Restricted Subsidiaries outstanding on the Issue Date, (iv) purchase money Indebtedness and any Indebtedness incurred for Capitalized Lease Obligations of the Company and the Restricted Subsidiaries not to exceed $20.0 million in the aggregate at any time outstanding, (v) Interest Rate Protection Obligations to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate entered into in the ordinary course of business, (vi) additional Indebtedness of the Company and the Restricted Subsidiaries not to exceed $30.0 million in the aggregate at any time outstanding, (vii) Indebtedness owed by the Company or any of the Restricted Subsidiaries to the Company or any Restricted Subsidiary; PROVIDED that in the case of Indebtedness owed by the Company to any Restricted Subsidiary, such Indebtedness is contractually subordinated in right of payment to the Senior Notes, (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in the preceding clauses (i), (ii) and (iii) above and this clause (viii), so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby (except if such Indebtedness refinances Indebtedness under the New Senior Credit Facility or any other agreement providing for subsequent borrowings, does not result in an increase in the commitment available under the New Senior Credit Facility or such other agreement), (ix) any indebtedness of the Company or the Guarantors to Renco in an aggregate principal amount not to exceed $15.0 million at any time outstanding; PROVIDED that any such Indebtedness is contractually subordinated in right of payment to the Company's obligations under the Senior Notes or such Guarantor's obligations under its Guarantee, as the case may be; PROVIDED, FURTHER, that if as of any date any person other than Renco or one of its Wholly-Owned Subsidiaries owns or holds any such Indebtedness or holds a Lien on the instrument held by Renco or one of its Wholly-Owned Subsidiaries governing such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness pursuant to this clause (ix) and (x) any guarantees of the foregoing.

    "Permitted Investment" means (i) cash and Cash Equivalents, (ii) any Investment by the Company or any of the Restricted Subsidiaries in the Company or any Restricted Subsidiary, (iii) Related Business Investments by the Company or any of the Restricted Subsidiaries in joint ventures, partnerships or persons (including Unrestricted Subsidiaries) that are not Restricted Subsidiaries in an amount not to exceed $25.0 million in the aggregate at any one time outstanding,
(iv) Investments by the Company or any Restricted Subsidiary in another person, if as a result of such Investment (a) such other person becomes a Restricted Subsidiary or (b) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, (v) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business, (vi) the non-cash proceeds of any Asset Sale, (vii) Investments under or pursuant to Interest Rate Protection Obligations in the ordinary course of business and (viii) loans and advances to employees of the Company and the Restricted Subsidiaries made in the ordinary course of business.

    "Permitted Liens" means (i) pledges or deposits by such person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, (ii) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' Liens or bankers' Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefor, (iv) Liens in favor of issuers of performance bonds, surety bonds or appeal

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
bonds issued pursuant to the request of and for the account of such person in the ordinary course of its business, (v) Liens to support trade letters of credit issued in the ordinary course of business, (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property, (vii) Liens securing Indebtedness permitted under clause (iv) of the definition of Permitted Indebtedness; PROVIDED that the Fair Market Value of the asset at the time of the incurrence of the Indebtedness subject to the Lien shall not exceed the principal amount of the Indebtedness secured, (viii) Liens with respect to Acquired Indebtedness permitted to be incurred in accordance with the provisions of "--Certain Covenants--Limitation on Indebtedness" above; PROVIDED that such Liens secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by the Company or any of the Restricted Subsidiaries and were not incurred in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or any of the Restricted Subsidiaries; PROVIDED, FURTHER, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or any of the Restricted Subsidiaries and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or any of the Restricted Subsidiaries, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (x) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred under the Indenture, (xi) Liens securing Indebtedness which is incurred to refinance or replace Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced or replaced under the Indenture, PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced or replaced, and (xii) Liens securing reimbursement obligations under letters of credit but only in or upon the goods the purchase of which was financed by such letters of credit. "person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any similar entities.

    "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, and including, without limitation, all classes and series of preferred or preference stock of such person.

    "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Exchange Act.

    "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

    "Related Business Investment" means any Investment, Capital Expenditure or other expenditure by the Company or any Restricted Subsidiary which is related to the business of the Company and the Restricted Subsidiaries as it is conducted on the Issue Date or any business which is the same, similar or reasonably related to such business.

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    "Renco" means The Renco Group, Inc., a New York corporation, which is the parent of the Company, or any successor thereto.

    "Restricted Subsidiary" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, the Company and the Guarantors could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "Sale/leaseback" means any lease whereby the Company or any of the Restricted Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that the Company or the Restricted Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other person (other than the Company or any Restricted Subsidiary), or (ii) that the Company or any of the Restricted Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any such Restricted Subsidiary to any person (other than the Company or any Restricted Subsidiary) in connection with such lease.

    "Significant Subsidiary" means any Restricted Subsidiary that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

    "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any Restricted Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (a) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant and (b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, the Company and the Guarantors could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, on a pro forma basis taking into account such designation.

    "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary which is a Wholly-Owned Subsidiary of the Company.

    "Wholly-Owned Subsidiary" means any Subsidiary of such person to the extent all of the Capital Stock or other ownership interests in such Subsidiary (other than (x) directors' qualifying shares and (y) an immaterial interest owned by other persons solely to comply with applicable law) is owned directly or indirectly by such person or a Wholly-Owned Subsidiary of such person.

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                   DESCRIPTION OF NEW SENIOR CREDIT FACILITY

    The following description of the New Senior Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the loan and security agreement relating to the New Senior Credit Facility, a copy of which is filed as an exhibit to the Registration Statement. Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the agreement.

GENERAL


    As of October 25, 1998, the New Senior Credit Facility was undrawn, and approximately $15.2 million of letters of credit were outstanding. Under the New Senior Credit Facility, the revolving credit lenders (the "Revolving Credit Lenders") will, in their discretion, lend and relend to Lodestar up to not more than the sum of (i) 90% of the Net Amount of Eligible Accounts plus (ii) 60% of the Value of Eligible Inventory plus (iii) 25% of the Value of Eligible Stores Inventory (but not more than a loan value of $5.0 million), (whereby the sum of (ii) and (iii) shall not exceed $25.0 million) up to a limit of $90.0 million. Lodestar's collections from accounts are applied to reduce the loan balance, which may be reborrowed up to the aforesaid limits.


    In addition, the Revolving Credit Lenders may extend up to $30.0 million of letter of credit accommodations The available letter of credit accommodations will decrease by $4.0 million per year. The annual amortization may be waived at the lenders' discretion, subject to the results of asset values determined by appraisal.

INTEREST


    Interest on Lodestar's revolving loan balances is payable monthly at the prime rate plus 0.75% per annum. The interest rate on October 25, 1998 was 9.0%. In the event of a default by Lodestar under the New Senior Credit Facility, the interest rate will be 2.75% per annum in excess of the prime rate.


LETTER OF CREDIT FEES

    In addition to customary charges, fees and expenses, Lodestar pays the agent a letter of credit fee equal to 1.5% per annum on the daily outstanding balance of the letter of credit accommodations for the immediately preceding month, except that the agent may require Lodestar to pay the agent such letter of credit fee at a rate equal to 3.5% per annum on such outstanding balance for (i) the period on and after the date of termination of the New Senior Credit Facility or (ii) the period from and after the date of the occurrence of an event of default thereunder.

SECURITY

    As security for the indebtedness of the New Senior Credit Facility, Lodestar has granted the Revolving Credit Lenders a first priority security interest in substantially all property and assets of Lodestar.

TERM

    The New Senior Credit Facility will continue until May 2001 and from year to year thereafter, provided that either Lodestar or the Revolving Credit Lenders may terminate the agreement at any expiration date upon 60 days' advance written notice. Lodestar has paid the Revolving Credit Lenders a customary fee in connection with the execution of the New Senior Credit Facility.

CERTAIN COVENANTS

    In addition to customary covenants, the New Senior Credit Facility requires that Lodestar be subject to certain covenants, including, without limitation: a restriction on the incurrence of additional indebtedness; a restriction on the creation of additional liens; compliance with certain financial covenants; certain restrictions on dividends, loans and investments; and restrictions on mergers and sales of assets.

EVENTS OF DEFAULT

    The New Senior Credit Facility contains certain events of default, including, without limitation, the following: (i) the failure of Lodestar to pay any of its obligations under the New Senior Credit Facility within three days after the due date; (ii) certain defaults by Lodestar under various other indebtedness after any applicable grace period; (iii) any default by Lodestar in the performance or observance of the conditions and covenants of the New Senior Credit Facility or related agreements, beyond any applicable cure period; (iv) any representation or warranty made by Lodestar to the Revolving Credit Lenders proving to be false in any material respect; (v) certain judgments against Lodestar; (vi) certain events of bankruptcy or insolvency of Lodestar; or (vii) the occurrence of any change in the control or ownership of Lodestar.

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                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


    The following is a summary of certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of Exchange Notes received by investors that acquire the Exchange Notes in the Exchange Offer. Except as provided below under "--Tax Treatment of Non-U.S. Holders," this summary deals only with a beneficial owner of an Exchange Note that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof (including the District of Columbia),
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "U.S. Holder").



    An individual may, subject to certain exceptions, be deemed to be a resident of the United States by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes of all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).



    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only Holders that own Exchange Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as life insurance companies, retirement plans, regulated investment companies, securities dealers, or investors whose functional currency is not the U.S. dollar). No ruling from the Internal Revenue Service (the "IRS") will be sought with respect to the Exchange Notes, and the IRS could take a contrary view with respect to the matters described below. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF OWNING EXCHANGE NOTES, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION TO WHICH THEY MAY BE SUBJECT.



CONSEQUENCES OF THE EXCHANGE



    The exchange of Old Notes for Exchange Notes in the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. A Holder will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange.



TAX TREATMENT OF U.S. HOLDERS



    STATED INTEREST



    Stated interest on the Exchange Notes will be taxable to a U.S. Holder as ordinary interest income as the interest accrues or is paid (in accordance with the U.S. Holder's method of tax accounting).



    MARKET DISCOUNT



    If a U.S. Holder purchases an Exchange Note (or purchased the Old Note for which the Exchange Note was exchanged, as the case may be) at a price that is less than its adjusted issue price (as defined), the excess of the adjusted issue price over the U.S. Holder's purchase price will be treated as

"market discount." However, such market discount will be considered to be zero if it is less than 1/4 of 1% of the adjusted issue price multiplied by the number of complete years to maturity from the date the U.S. Holder purchased such Exchange Note (or Old Note). The "adjusted issue price" of an Exchange Note at any time is its issue price reduced by the sum of all prior payments of amounts other than qualified stated interest. Under the market discount rules of the Code, a U.S. Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note (or the Old Note for which the Exchange Note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of acquisition of the Exchange Note (or Old Note for which the Exchange Note was exchanged, as the case may be) to the maturity date of the Exchange Note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A. U.S. Holder may elect to include in income market discount currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment of gain as ordinary income upon the disposition of the Exchange Note and upon the receipt of certain payments, and the deferral of interest deductions, will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.



    AMORTIZABLE BOND PREMIUM



    If a U.S. Holder purchases an Exchange Note (or purchased the Old Note for which the Exchange Note was exchanged, as the case may be) for an amount in excess of its principal amount (or, in certain circumstances, the amount payable upon an optional redemption), the excess of the purchase price over the principal amount (or, in certain circumstances, the amount payable upon an optional redemption) will be treated as "amortizable bond premium." A U.S. Holder may elect to amortize such premium, if any, using a constant yield method over the period ending on the maturity date (or, in certain circumstances, the first date on which the Exchange Notes are subject to an optional redemption). The amortized amount of such premium for a taxable year generally will be treated first as a reduction of interest on such Exchange Note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. Holder's prior interest inclusions on such Exchange Note, and finally as a carryforward allowable against the U.S. Holder's future interest inclusions on such Exchange Note. Such election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.



SALE, EXCHANGE AND RETIREMENT OF EXCHANGE NOTES



    Upon the sale, exchange or retirement of an Exchange Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount received (other than amounts in respect of accrued and unpaid interest or accrued market discount not previously included in income, which in either case will be taxable as ordinary income) and the adjusted tax basis in the Exchange Note. A U.S. Holder's adjusted tax basis in an Exchange Note will be, in general, such U.S. Holder's cost therefor, increased by the amount of any market discount previously included in the U.S. Holder's gross income, and decreased by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to such Exchange Notes. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the Exchange Note has been held for more than one year.

TAX TREATMENT OF NON-U.S. HOLDERS



    A Non-U.S. Holder of an Exchange Note that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of an Exchange Note will not be subject to U.S. federal income or withholding tax in respect of interest income or gain on the Exchange
Note if (1) the Non-U.S. Holder provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person and (2) the Non-U.S. Holder is not a "10-percent shareholder" or a "related controlled foreign corporation" with respect to the Company. To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the Exchange Note, unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect. In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from an Exchange Note at regular rates applicable to U.S. taxpayers and may be subject to an additional branch profits tax. An individual Non-U.S. Holder of an Exchange Note will not be subject to U.S. federal estate tax as a result of the death of such Non-U.S. Holder, provided such Non-U.S. Holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and, at the time of such Non-U.S. Holder's death, payments of interest on such Exchange Note would not have been effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.



U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX



    Under certain circumstances, the IRS requires "information reporting" annually to the IRS and to each Non-U.S. Holder, and it requires "backup withholding" at a rate of 31% with respect to certain payments made on or with respect to the Exchange Notes. Backup withholding generally does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. Backup withholding is not an additional tax and may be refunded (or credited against the Holder's U.S. federal income tax liability, if any) provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.



    For interest paid on or before December 31, 1999, Non-U.S. Holders of the Exchange Notes generally will be exempt from IRS reporting requirements and U.S. backup withholding. For interest paid on or after January 1, 2000 however, certain Non-U.S. Holders of the Exchange Notes that fail to certify their status as Non-U.S. Holders will be subject to information reporting and U.S. backup withholding at a rate of 31%.



    The payment of the proceeds on the disposition of an Exchange Note by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds on the disposition of an Exchange Note by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a U.S. related person. The payment of proceeds on the disposition of an Exchange Note by a Non-U.S. Holder to or through a non-U.S. office of a U.S. broker or a "U.S. related person" generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary.

    For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is effectively connected with the conduct of a U.S. trade or business, or (iii) for payments made on or after January 1, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.


                              PLAN OF DISTRIBUTION


    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; PROVIDED, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. In addition, until December 22, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters related to the Exchange Notes being offered hereby are being passed upon for the Company and the Guarantors by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Lodestar Holdings, Inc. and its subsidiaries as of October 31, 1997 and for the period March 15, 1997 to October 31, 1997 and the consolidated financial statements of the Predecessor Company and its subsidiaries as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 and the period January 1, 1997 to March 14, 1997, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                   ENGINEERS

    The information appearing in this Offering Memorandum concerning estimates of Lodestar's demonstrated reserves have been audited by Marshall Miller & Associates, Bluefield, Virginia, as stated in their report with respect thereto included herein as Annex A upon the authority of that firm as experts.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       COSTAIN COAL INC. AND SUBSIDIARIES

                                                                                                               PAGE

Independent Auditors' Report...............................................................................  F-2

Consolidated Balance Sheet as of December 31, 1996.........................................................  F-3

Consolidated Statements of Operations for the years ended December 31, 1996 and 1995.......................  F-4

Consolidated Statements of Stockholder's Equity for the years ended December 31, 1996 and 1995.............  F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995.......................  F-6

Notes to Consolidated Financial Statements.................................................................  F-7

                               LODESTAR HOLDINGS, INC. AND SUBSIDIARIES AND PREDECESSOR

Independent Auditors' Report...............................................................................  F-18

Consolidated Balance Sheet as of October 31, 1997..........................................................  F-19

Consolidated Statements of Operations for the period March 15, 1997 to October 31, 1997 and the period
  January 1, 1997 to March 14, 1997........................................................................  F-20

Consolidated Statements of Stockholder's Equity for the period January 1, 1997 to March 14, 1997 and the period March 15, 1997 to October 31, 1997................................................................  F-21

Consolidated Statements of Cash Flows for the period March 15, 1997 to October 31, 1997 and the period
  January 1, 1997 to March 14, 1997........................................................................  F-22

Notes to Consolidated Financial Statements.................................................................  F-23

Condensed Consolidated Balance Sheet as of July 31, 1998...................................................  F-33

Condensed Consolidated Statements of Operations for the nine months ended July 31, 1998, the period March
  15, 1997 to July 31, 1997, the period January 1, 1997 to March 14, 1997 and the period November 1, 1996 to December 31, 1996.....................................................................................  F-34

Condensed Consolidated Statements of Cash Flows for the nine months ended July 31, 1998, the period March
  15, 1997 to July 31, 1997, the period January 1, 1997 to March 14, 1997 and the period November 1, 1996 to December 31, 1996.....................................................................................  F-35

Notes to Condensed Consolidated Financial Statements.......................................................  F-36

    Lodestar Holdings, Inc. is a holding company whose wholly-owned direct and indirect subsidiaries include Lodestar Energy, Inc., Eastern Resources, Inc. and Industrial Fuels Minerals Company. These subsidiaries guarantee the Old Notes, and will guarantee the Exchange Notes, fully, unconditionally, and jointly and severally. The assets, equity, income and cash flows of other non-guarantor subsidiaries are inconsequential (I.E. individually and combined less than 3% of the Lodestar Holdings, Inc. totals). Lodestar Holdings, Inc. has no operations or assets separate from its investment in its subsidiaries. Accordingly, separate financial information of the subsidiaries is not considered necessary to include, as in management's opinion, it would not be material to investors.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Costain Coal Inc.:

    We have audited the accompanying consolidated balance sheet of Costain Coal Inc. and subsidiaries (a wholly-owned subsidiary of Costain America Inc. and the predecessor to Lodestar Energy, Inc.) as of December 31, 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Costain Coal Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

    As described further in note 1 to the consolidated financial statements, the common stock of Costain Coal Inc. and subsidiaries was acquired by Lodestar Holdings, Inc. (formerly Rencoal, Inc.) on March 14, 1997.

                                          KPMG PEAT MARWICK LLP

Louisville, Kentucky
April 24, 1997

                       COSTAIN COAL INC. AND SUBSIDIARIES

               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

                           CONSOLIDATED BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                          (IN
                                                                                                      THOUSANDS,
                                                                                                        EXCEPT
                                                                                                      SHARE DATA)
                                                      ASSETS
Current assets:
  Cash.............................................................................................   $     8,314
  Accounts receivable..............................................................................        23,798
  Due from affiliates..............................................................................        10,687
  Inventories......................................................................................        10,980
  Prepaid expenses and other current assets........................................................         5,471
                                                                                                     -------------
    Total current assets...........................................................................        59,250

Property, plant and equipment, net.................................................................       116,094
Long-term due from Parent..........................................................................        28,198
Other assets.......................................................................................         4,816
                                                                                                     -------------
                                                                                                      $   208,358
                                                                                                     -------------
                                                                                                     -------------
                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term notes payable.........................................................................   $       116
  Current installments of long-term debt...........................................................           102
  Current installments of capital lease obligations................................................         5,755
  Accounts payable.................................................................................        45,955
  Accrued expenses.................................................................................        40,573
                                                                                                     -------------
    Total current liabilities......................................................................        92,501

Long-term obligations, excluding current installments..............................................        16,820
Other non-current liabilities......................................................................        65,371
                                                                                                     -------------
    Total liabilities..............................................................................       174,692
                                                                                                     -------------
Stockholder's equity:
  Common stock, $.01 par value. Authorized 1,000 shares, issued and outstanding 100 shares.........             1
  Additional paid-in capital.......................................................................       271,011
  Accumulated deficit..............................................................................      (236,693)
  Pension liability adjustment.....................................................................          (653)
                                                                                                     -------------
    Total stockholder's equity.....................................................................        33,666
Commitments and contingencies......................................................................
                                                                                                     -------------
                                                                                                      $   208,358
                                                                                                     -------------
                                                                                                     -------------

          See accompanying notes to consolidated financial statements.

                       COSTAIN COAL INC. AND SUBSIDIARIES

               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           YEAR ENDED DECEMBER
                                                                                                   31,
                                                                                          ----------------------
                                                                                             1996        1995

                                                                                              (IN THOUSANDS)
Coal sales and related revenue..........................................................  $  255,386  $  308,370

Operating costs:
  Cost of revenues......................................................................     257,269     255,859
  Depreciation, depletion and amortization..............................................      22,714      30,832
  General and administrative............................................................      14,270      11,677
                                                                                          ----------  ----------
                                                                                             294,253     298,368
                                                                                          ----------  ----------
    Operating income (loss).............................................................     (38,867)     10,002

Other income (deductions):
  Interest income.......................................................................       2,101          --
  Interest expense......................................................................      (4,902)     (4,436)
  Minority interest in net earnings.....................................................          --        (658)
  Asset write-downs and provisions......................................................          --     (39,642)
  Profit on disposal of Dolet Hills.....................................................          --      44,008
                                                                                          ----------  ----------
                                                                                              (2,801)       (728)
                                                                                          ----------  ----------
    Income (loss) before income taxes...................................................     (41,668)      9,274

Income taxes............................................................................          --       3,279
                                                                                          ----------  ----------
    Net income (loss)...................................................................  $  (41,668) $    5,995
                                                                                          ----------  ----------
                                                                                          ----------  ----------

          See accompanying notes to consolidated financial statements.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                              ACCUMULATED
                                                                 ADDITIONAL     DEFICIT       PENSION       TOTAL
                                                     COMMON       PAID-IN         (IN        LIABILITY   STOCKHOLDER'S
                                                      STOCK       CAPITAL     THOUSANDS)    ADJUSTMENT      EQUITY
Balances at January 1, 1995.....................    $       1    $  271,011   $  (201,020)   $      --    $   69,992
Net income......................................           --            --         5,995           --         5,995
Pension adjustment..............................           --            --            --         (287)         (287)
                                                          ---    ----------  -------------       -----   ------------
Balances at December 31, 1995...................            1       271,011      (195,025)        (287)       75,700
Net loss........................................           --            --       (41,668)          --       (41,668)
Pension adjustment..............................           --            --            --         (366)         (366)
                                                          ---    ----------  -------------       -----   ------------
Balances at December 31, 1996...................    $       1    $  271,011   $  (236,693)   $    (653)   $   33,666
                                                          ---    ----------  -------------       -----   ------------
                                                          ---    ----------  -------------       -----   ------------

          See accompanying notes to consolidated financial statements.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          -----------------------
                                                                                             1996         1995

                                                                                              (IN THOUSANDS)
Net cash provided by (used in) operating activities:
Net income (loss).......................................................................  $   (41,668) $    5,995
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Asset write-downs and provisions......................................................           --      39,642
  Depreciation, depletion and amortization..............................................       22,714      30,832
  (Gain) loss on sale/disposal of property, plant and equipment, net....................        2,665      (1,290)
  Profit on disposal of DHMV............................................................           --     (44,008)
  Minority interest in net earnings.....................................................           --         658
Changes in working capital accounts.....................................................       20,965     (25,927)
(Increase) decrease in other assets.....................................................          505      (2,273)
Increase (decrease) in non-current liabilities..........................................        7,791      (9,920)
                                                                                          -----------  ----------
    Net cash provided by (used in) operating activities.................................       12,972      (6,291)
                                                                                          -----------  ----------
                                                                                          -----------  ----------

Cash flows from investing activities:
  Capital expenditures..................................................................      (10,705)     (5,785)
  Proceeds from sale of businesses......................................................           --      61,176
  Proceeds from sales of property, plant and equipment..................................          305       4,180
                                                                                          -----------  ----------
    Net cash provided by (used in) investing activities.................................      (10,400)     59,571
                                                                                          -----------  ----------

Cash flows from financing activities:
  Principal payments on long-term obligations...........................................       (5,400)     (5,415)
  Proceeds from short-term notes payable................................................          116          --
  Distributions to minority interest....................................................           --        (640)
  Net change in long-term due from Parent...............................................       (6,780)    (47,254)
                                                                                          -----------  ----------
    Net cash used in financing activities...............................................      (12,064)    (53,309)
                                                                                          -----------  ----------

Net decrease in cash....................................................................       (9,492)        (29)
Cash at beginning of year...............................................................       17,806      17,835
                                                                                          -----------  ----------
Cash at end of year.....................................................................  $     8,314  $   17,806
                                                                                          -----------  ----------
                                                                                          -----------  ----------

Supplemental cash flow disclosures:

  Interest paid.........................................................................  $     4,962  $    4,450
                                                                                          -----------  ----------
                                                                                          -----------  ----------

  Income taxes paid.....................................................................  $     2,089  $    2,058
                                                                                          -----------  ----------
                                                                                          -----------  ----------

  Minimum pension liability increase....................................................  $       366  $      287
                                                                                          -----------  ----------
                                                                                          -----------  ----------

  Equipment acquired through capital lease..............................................  $        --  $   14,709
                                                                                          -----------  ----------
                                                                                          -----------  ----------

          See accompanying notes to consolidated financial statements.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) DESCRIPTION OF BUSINESS

    Costain Coal Inc. and its subsidiaries (the Company) consist of a number of coal mining operations in Kentucky and West Virginia. Operations in Alabama and Louisiana were sold in 1995.

    (b) OWNERSHIP, PRINCIPLES OF CONSOLIDATION AND VALUATION

    At December 31, 1996, the Company was a wholly-owned subsidiary of Costain America Inc. (CAI). CAI is a wholly-owned subsidiary of Costain USA Inc. (CUSA), a holding company owned 100% by Costain Group PLC (Group). All significant intercompany accounts and transactions have been eliminated in consolidation. All dollar amounts are presented in thousands unless otherwise noted.

    In 1994, the Company decided to sell all of its coal mining business. Following detailed negotiations, the Company reached agreement on January 18, 1995 on the sale of its 80% interest in Dolet Hills Mining Venture (DHMV) to its joint venture partner for a total consideration of approximately $61.0 million, subject to certain adjustments. The 1995 consolidated financial statements include the Company's 80% interest in DHMV through March 24, 1995, the closing date of its sale.

    Apart from DHMV, however, no satisfactory offer was received for the remainder of the coal mining business at that point in time. Accordingly, CAI decided that, for the time being, it would be in CAI's best interest to retain and operate the Company.

    In December 1995, the Company sold its Alabama coal operations for $2.0 million with $1 million payable in 24 monthly installments commencing January 31, 1996.

    Following a significant improvement in operating performance, the successful sales of DHMV and the Alabama operations, and in response to inquiries from potential purchasers, CAI again entered into discussions during 1996 with potential buyers for the coal mining business. Following extensive negotiations and due diligence by prospective buyers, further write-downs and provisions of $39,642 at December 31, 1995 were made to recognize management's estimate of the ultimate realization from the sale of the Company. These write-downs and provisions are more fully described in note 9.

    Pursuant to the Stock Purchase Agreement between Costain America Inc. and Lodestar Holdings, Inc. (formerly Rencoal, Inc.) dated November 8, 1996, as amended by the Supplemental Agreement dated February 13, 1997, the Company's common stock was acquired by Lodestar Holdings, Inc. on March 14, 1997. Certain liabilities of the Company were not acquired in the transaction and were transferred to CAI.

    (c) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on an average basis for coal and on the first-in, first-out basis for materials and supplies.

    (d) REVENUE RECOGNITION

    The Company recognizes revenues upon shipments of coal and upon receipt of coal ash. Revenues are primarily generated from shipments to customers throughout the United States.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (e) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and, where appropriate, written down to realizable value. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. In addition, the Company capitalizes expenditures incurred during the acquisition, exploration, and development phase of mining operations. As part of the overall asset write-downs at December 31, 1995 (see note 9), the value of certain property, plant and equipment was reduced.

    Depreciation of property, plant and equipment is provided using the straight-line method over their estimated useful lives as follows: buildings and improvements, 6-15 years; mining equipment, 3-5 years; preparation plant and machinery, 3-7 years; and transportation equipment and other, 7-15 years. Depletion and amortization of land and mineral rights and deferred development costs are provided using the units-of-production method based on the estimated recoverable reserves. Equipment held under capital leases is amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    The Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement required that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

    (f) INCOME TAXES

    Results of operations of the Company have been included in the consolidated Federal income tax return of CUSA.

    The Company's consolidated provision and actual cash payments for U.S. federal income taxes are allocated between CUSA and all of its subsidiaries in accordance with the Company's tax allocation policy and have been reflected in the Company's consolidated financial statements. In general, the consolidated tax provision and related tax payments or refunds are allocated between the companies, for financial statement purposes, based principally upon the financial income, taxable income, credits and other amounts directly related to the respective company as calculated on a separate return basis.

    (g) WORKERS' COMPENSATION AND BLACK LUNG EXPENSE

    The cost of workers' compensation and black lung expense is based on historical claims experience and periodic actuarial studies of workers' compensation and black lung claims incurred and reported and incurred but not reported. The black lung valuation methods project the ultimate expected numbers of state and federal black lung claims from current working population, and based on the combined projected cost of such claims, estimates and annual costs with the goal of fully funding all future claims within the expected period of mining operations.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (h) RECLAMATION

    The cost of final reclamation of active mining areas is accrued over the life of the mine based on the units-of-production method. Reclamation performed during mining operations is expensed as incurred.

    (i) BENEFIT PLANS

    The Company sponsors a defined benefit pension plan covering certain employees and a defined contribution benefit plan covering substantially all of its employees (see note 8).

    (j) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) INVENTORIES

    Inventories consist of the following at December 31, 1996:

Coal.......................................................................  $   4,782
Materials and supplies.....................................................      6,198
                                                                             ---------
                                                                             $  10,980
                                                                             ---------
                                                                             ---------

(3) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are summarized as follows at December 31, 1996:

Land and mineral rights...................................................  $  45,772
Buildings and improvements................................................     45,757
Machinery and equipment...................................................    132,249
Deferred development costs................................................     10,044
Transportation equipment and other........................................      3,803
                                                                            ---------
                                                                              237,625
Less accumulated depreciation, depletion and amortization.................    121,531
                                                                            ---------
    Property, plant and equipment, net....................................  $ 116,094
                                                                            ---------
                                                                            ---------

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) LONG-TERM DEBT

    Long-term debt at December 31, 1996 consists of the following:

Miscellaneous notes payable maturing through 2002, at interest rates ranging
  from 0% to 10%.............................................................  $     182
Less current installments....................................................        102
                                                                               ---------
Long-term debt, excluding current installments...............................  $      80
                                                                               ---------
                                                                               ---------

    The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1996, and thereafter, are as follows:

YEAR ENDING DECEMBER 31:
1997............................................................................................  $     102
1998............................................................................................         25
1999............................................................................................         15
2000............................................................................................         15
2001............................................................................................         15
Thereafter......................................................................................         10
                                                                                                  ---------
                                                                                                  $     182
                                                                                                  ---------
                                                                                                  ---------

(5) LEASES

    The Company is obligated under various capital leases for equipment that expire at various dates through 2001.

    Amortization of assets held under capital leases is included in depreciation, depletion, and amortization. The total accumulated amortization of leased property under capital leases was $9,185 and $9,537 at December 31, 1996 and 1995, respectively.

    The Company also has several noncancelable operating leases, primarily for mining and transportation equipment, administrative facilities, and office equipment. These leases expire at various dates through 2011. Rental expense for operating leases (except those with lease terms of one year or less that were not renewed) during 1996 and 1995 was $10,791 and $9,120, respectively.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases and the present value of net minimum capital lease payments as of December 31, 1996 are as follows:

                                                                                     CAPITAL    OPERATING
YEAR ENDING DECEMBER 31:                                                             LEASES      LEASES
1997..............................................................................  $   7,822   $  10,791
1998..............................................................................      7,822       9,982
1999..............................................................................      7,673       5,824
2000..............................................................................      3,109       3,173
2001..............................................................................        822       1,816
Thereafter........................................................................         --      12,573
                                                                                    ---------  -----------
Total minimum lease payments......................................................     27,248   $  44,159
                                                                                               -----------
                                                                                               -----------
Less amount representing interest (at rates ranging from 8.4% to 11.8%)...........      4,753
                                                                                    ---------
Present value of net minimum capital lease payments...............................     22,495
Less current installments of capital lease obligations............................      5,755
                                                                                    ---------
Capital lease obligations, excluding current installments.........................  $  16,740
                                                                                    ---------
                                                                                    ---------

(6) INCOME TAXES

    Income tax expense (benefit) for the years ended December 31, 1996 and 1995 consists of:

                                                                                  YEAR ENDED DECEMBER
                                                                                          31,
                                                                                 ---------------------
                                                                                    1996       1995
Current........................................................................  $       --  $   4,916
Deferred.......................................................................          --     (1,637)
                                                                                 ----------  ---------
                                                                                 $       --  $   3,279
                                                                                 ----------  ---------
                                                                                 ----------  ---------

    Total income tax expense differs from the amount computed by applying the Federal income tax rate of 35% to income (loss) before income taxes as a result of the following:

                                                                                  YEAR ENDED DECEMBER
                                                                                          31,
                                                                                 ---------------------
                                                                                    1996       1995
Computed "expected" tax expense (benefit)......................................  $  (14,584) $   3,246
Increase (reduction) in income taxes resulting from:
Excess of statutory over cost depletion........................................          --       (599)
State income taxes, net of Federal income tax benefit..........................        (295)     3,164
Increase (decrease) in valuation allowance.....................................      22,978     (7,033)
Change in operating loss carryforward..........................................      (4,077)     4,006
Other, net.....................................................................      (4,022)       495
                                                                                 ----------  ---------
Total income tax expense.......................................................  $       --  $   3,279
                                                                                 ----------  ---------
                                                                                 ----------  ---------

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) INCOME TAXES (CONTINUED)
    The significant components of deferred income tax expense (benefit) for the years ended December 31, 1996 and 1995 are as follows:

                                                                                  YEAR ENDED DECEMBER
                                                                                          31,
                                                                                 ---------------------
                                                                                    1996       1995
Deferred tax expense (benefit) (exclusive of the effects of other components
  listed below)................................................................  $  (22,978) $   5,396
Increase (decrease) in beginning-of-the-year balance of the valuation allowance
  for deferred tax assets......................................................      22,978     (7,033)
                                                                                 ----------  ---------
                                                                                 $       --  $  (1,637)
                                                                                 ----------  ---------
                                                                                 ----------  ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 are presented below:

Deferred tax assets:
Net operating loss carryforwards...........................................  $  37,730
Accrued reclamation liabilities............................................      5,634
Other accrued liabilities..................................................     31,174
Depreciation and depletion.................................................     20,087
                                                                             ---------
Total gross deferred tax assets............................................     94,625
Less valuation allowance...................................................    (94,625)
                                                                             ---------
Net deferred tax assets....................................................  $      --
                                                                             ---------
                                                                             ---------

    The valuation allowance for deferred tax assets as of January 1, 1996 was $71,647. The increase in the total valuation allowance for the year ended December 31, 1996 was $22,978. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

    Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 1996.

    At December 31, 1996, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $218,795 as calculated on a consolidated return basis. The Company has net operating loss carryforwards for Federal income tax purposes of approximately $107,800 on a separate return basis. The net operating loss carryforwards expire at various times from 1997-2010.

    During 1996 the Company experienced a change of ownership as defined in Internal Revenue Code section 382. This resulted in significant restrictions on the Company's ability to use tax attribute carryforwards.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) MINORITY INTEREST

    The Company's 80% interest in DHMV was sold in March 1995. The minority interest share of net earnings of DHMV was $658 for the year ended December 31, 1995.

(8) BENEFIT PLAN

    The Company maintains a defined benefit pension plan at one of its operations which covers substantially all the employees at that location. The plan provides specified pension benefits based on the employees' years of service. Contributions to the plan are actuarially determined to provide the plan with sufficient assets to meet future benefit payment requirements. The plan's assets consist primarily of investments in intermediate term fixed income loans and private placement bonds and mortgages. The plan has approximately 1,100 participants at December 31, 1996.

    The funded status of the plan and the amounts recognized in the Company's consolidated balance sheet at December 31, 1996 are as follows:

Actuarial present value of benefit obligations:
  Vested benefit obligation................................................  $  (9,144)
                                                                             ---------
                                                                             ---------
  Accumulated benefit obligation...........................................  $  (9,364)
                                                                             ---------
                                                                             ---------
  Projected benefit obligation.............................................  $  (9,364)
  Plan assets at fair value................................................      7,306
                                                                             ---------
    Projected benefit obligation in excess of plan assets..................     (2,058)
    Unrecognized net (gain) loss...........................................        653
    Prior service cost not yet recognized in net periodic pension cost.....         54
    Unrecognized net obligation at July 31, 1989 being recognized over 15
      years................................................................        309
                                                                             ---------
    Pension liability included in accrued expenses.........................     (1,042)
  Adjustment required to recognize minimum liability.......................     (1,016)
                                                                             ---------
  Total pension liability recognized in consolidated balance sheet.........  $  (2,058)
                                                                             ---------
                                                                             ---------

    Net pension costs for the plan for 1996 and 1995 consist of the following:

                                                                                                    YEAR ENDED DECEMBER
                                                                                                            31,
                                                                                                    --------------------
                                                                                                      1996       1995
                                                                                                    ---------  ---------
Service costs--benefits earned during the period..................................................  $     463  $     387
Interest cost on projected benefit obligation.....................................................        505        656
Actual return on plan assets......................................................................       (486)      (749)
Net amortization and deferral.....................................................................         15        263
                                                                                                    ---------  ---------
    Net pension plan expense......................................................................  $     497  $     557
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    The weighted-average discount rates used to determine the actuarial present value of the projected benefit obligations were 7.5% for 1996 and 6.0% for 1995. The expected long-term rate of return on assets was 7.5% for 1996 and 1995.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) BENEFIT PLAN (CONTINUED)
    In 1996 and 1995, as required by SFAS No. 87, the Company recorded adjustments to the pension liability adjustment to reflect the changes in accumulated benefits over the fair value of pension assets for the defined benefit plan. To the extent that the accumulated benefits exceed related unrecognized prior service cost and the transition obligation, the net change in the liability is charged directly to stockholder's equity. The maximum intangible asset to offset the $1,016 and $704 additional liability in 1996 and 1995, respectively, is $363 and $417. The difference of $653 and $287 is charged to stockholder's equity for 1996 and 1995, respectively.

    The Company also maintains a defined contribution plan which covers all employees meeting certain eligibility requirements. Contributions to plan expensed in 1996 and 1995 were $1,680 and $1,216 respectively.

(9) ASSET WRITE-DOWNS

    In 1994, the Company recorded write-downs of certain assets and reassessments of certain liabilities resulting from the Company's reassessment of anticipated business activity in light of the economic environment in the coal industry (see note 1). The provision in 1995 recognized management's estimate at July 31, 1996, of the ultimate realization from the sale of the Company. These amounts consisted of the following:

Property, plant and equipment:
Land and mineral rights............................................................  $   1,400
Machinery and equipment............................................................     29,842
                                                                                     ---------
                                                                                        31,242
Other noncurrent liabilities.......................................................      8,400
                                                                                     ---------
                                                                                     $  39,642
                                                                                     ---------
                                                                                     ---------

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1996, the carrying amounts of accounts receivable, due from affiliates, accounts payable, and accrued expenses approximate fair value because of the short maturity of these instruments.

    The fair value of long-term due from Parent approximates its carrying value.

    The fair value of long-term obligations, using current rates available to the Company, approximates their carrying value.

(11) RELATED PARTY TRANSACTIONS

    Following the sale of the Company's 80% interest in DHMV in March 1995, the Company repaid its intercompany loan with CAI and advanced that company operating funds in the normal course of business. The long-term amount due from CAI at December 31, 1996 was $28,198. This amount bears interest at 8%. There is no specified maturity date on the loan to CAI. Due from affiliates consists of net amounts due from CAI of $3,287, and amounts due from CUSA of $7,400 at December 31, 1996.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) COMMITMENTS AND CONTINGENCIES

    The Company and its subsidiaries have future minimum royalty payments which represent advance royalty obligations; these are generally recoupable against royalty payments otherwise due based on production. The future minimum royalty payments are as follows:

YEAR ENDING DECEMBER 31:
1997.........................................................................................  $   2,946
1998.........................................................................................      2,760
1999.........................................................................................      2,350
2000.........................................................................................      2,067
2001.........................................................................................      1,760
Thereafter...................................................................................      8,805
                                                                                               ---------
                                                                                               $  20,688
                                                                                               ---------
                                                                                               ---------

    The Company and certain subsidiaries are involved in a number of legal actions, which, if adverse judgments are ultimately awarded, may individually or in the aggregate have a material adverse effect on the Company's consolidated financial position and results of operations. With respect to each of these proceedings, based on the advice of outside counsel and consideration of the facts at hand, it is the opinion of the Company's management that the ultimate disposition of the litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) SIGNIFICANT CUSTOMERS

    The Company makes a significant portion of its sales to three customers. Sales to these three customers totaled approximately $74,000, or 29% (11%, 10% and 8% respectively) of total sales in 1996. Accounts receivable from these customers totaled $7,955 at December 31, 1996.

    The Company made a significant portion of its sales to two customers in 1995. Sales to these two customers totaled approximately $68,000 or 22% (15% and 7% respectively) of total sales in 1995.

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(14) ACCRUED EXPENSES AND OTHER NON-CURRENT LIABILITIES

Accrued expenses consist of the following at December 31, 1996:
  Accrued royalties........................................................  $   9,577
  Accrued taxes............................................................      6,006
  Workers' compensation and black lung liability...........................      4,741
  Other....................................................................     20,249
                                                                             ---------
                                                                             $  40,573
                                                                             ---------
                                                                             ---------

Other non-current liabilities consist of the following at December 31,
1996:
  Accrued royalties........................................................  $  16,268
  Accrued reclamation costs................................................     18,039
  Workers' compensation and black lung liability...........................     19,453
  Other....................................................................     11,611
                                                                             ---------
                                                                             $  65,371
                                                                             ---------
                                                                             ---------

(15) SUMMARIZED FINANCIAL INFORMATION

    The following provides the Company's unaudited condensed financial information as of and for the ten months ended October 31, 1996:

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                            OCTOBER 31,
                                                                                               1996
                                                                                                (IN
                                                                                            THOUSANDS)
                                                                                            (UNAUDITED)
                                                 ASSETS
Cash.....................................................................................   $     4,865
Accounts receivable......................................................................        29,759
Due from related parties.................................................................        39,379
Inventories..............................................................................        12,155
Other assets.............................................................................       128,298
                                                                                           -------------
    Total assets.........................................................................   $   214,456
                                                                                           -------------
                                                                                           -------------

                                  LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable.........................................................................   $    38,891
Accounts expenses........................................................................        46,355
Long-term obligations....................................................................        23,806
Other non-current liabilities............................................................        65,753
Stockholder's equity.....................................................................        39,651
                                                                                           -------------
    Total liabilities and stockholder's equity...........................................   $   214,456
                                                                                           -------------
                                                                                           -------------

                       COSTAIN COAL INC. AND SUBSIDIARIES
               (A WHOLLY-OWNED SUBSIDIARY OF COSTAIN AMERICA INC.
                 AND THE PREDECESSOR TO LODESTAR ENERGY, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(15) SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                           TEN MONTHS
                                                                                              ENDED
                                                                                           OCTOBER 31,
                                                                                              1996
                                                                                         (IN THOUSANDS)
                                                                                           (UNAUDITED)
Coal sales and related revenue.........................................................    $   218,476
                                                                                         ---------------
Operating costs:
  Cost of revenues.....................................................................        220,891
  Depreciation, depletion and amortization.............................................         19,420
  General and administrative...........................................................         11,963
                                                                                         ---------------
                                                                                               252,274
                                                                                         ---------------
    Operating loss.....................................................................        (33,798)
Interest expense, net..................................................................         (2,251)
                                                                                         ---------------
Net loss...............................................................................    $   (36,049)
                                                                                         ---------------
                                                                                         ---------------

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           TEN MONTHS
                                                                                              ENDED
                                                                                           OCTOBER 31,
                                                                                              1996
                                                                                         (IN THOUSANDS)
                                                                                           (UNAUDITED)
Net cash provided by operating activities:
Net loss...............................................................................    $   (36,049)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation, depletion and amortization.............................................         19,420
Changes in working capital accounts....................................................         15,436
Decrease in other assets...............................................................          4,320
Increase in other non-current liabilities..............................................          8,539
                                                                                         ---------------
    Net cash provided by operating activities..........................................         11,666
                                                                                         ---------------

Cash flows from investing activities:
  Capital expenditures.................................................................         (8,885)
                                                                                         ---------------
    Net cash used in investing activities..............................................         (8,885)
                                                                                         ---------------

Cash flows from financing activities:
  Principal payments on long-term obligations..........................................         (4,387)
  Proceeds from notes payable..........................................................            116
  Net change in due from related parties...............................................        (11,451)
                                                                                         ---------------
    Net cash used in financing activities..............................................        (15,722)
                                                                                         ---------------

Net decrease in cash...................................................................        (12,941)
Cash at beginning of period............................................................         17,806
                                                                                         ---------------
Cash at end of period..................................................................    $     4,865
                                                                                         ---------------
                                                                                         ---------------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Lodestar Holdings, Inc.:

    We have audited the accompanying consolidated balance sheet of Lodestar Holdings, Inc. and subsidiaries (the Company) as of October 31, 1997 and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from March 15, 1997 to October 31, 1997 (Successor Period), and the consolidated statements of operations, stockholder's equity, and cash flows for the period from January 1, 1997 to March 14, 1997 (Predecessor Period) of Costain Coal Inc. and subsidiaries (the Predecessor). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the aforementioned Company consolidated financial statements present fairly, in all material respects, the financial position of Lodestar Holdings, Inc. and subsidiaries as of October 31, 1997 and the results of their operations and their cash flows for the Successor Period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations, and cash flows of Costain Coal Inc. and subsidiaries for the Predecessor Period, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, effective March 15, 1997, Lodestar Holdings, Inc. (formerly Rencoal, Inc.) acquired all of the outstanding stock of Costain Coal Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

                                          KPMG PEAT MARWICK LLP

Louisville, Kentucky
January 14, 1998

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                                      OCTOBER 31,
                                                                                                         1997
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS,
                                                                                                     EXCEPT SHARE
                                                                                                         DATA)
                                                      ASSETS
Current assets:
  Cash.............................................................................................   $     3,055
  Accounts receivable..............................................................................        37,412
  Inventories......................................................................................        11,604
  Prepaid expenses and other current assets........................................................         4,859
                                                                                                     -------------
      Total current assets.........................................................................        56,930

Property, plant and equipment, net.................................................................        84,541
Coal and ash disposal contracts in excess of market, net of accumulated amortization of $1,945.....        44,856
Other assets.......................................................................................        14,121
                                                                                                     -------------
                                                                                                      $   200,448
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt...........................................................   $     4,000
  Current installments of capital lease obligations................................................         6,603
  Due to related party.............................................................................         3,000
  Accounts payable.................................................................................        43,062
  Accrued expenses.................................................................................        31,689
                                                                                                     -------------
      Total current liabilities....................................................................        88,354

Long-term obligations, excluding current installments..............................................        47,953
Due to related party...............................................................................         2,000
Other non-current liabilities......................................................................        61,078
                                                                                                     -------------
      Total liabilities............................................................................       199,385
                                                                                                     -------------
Stockholder's equity:
  Common stock, $1.00 par value. Authorized, issued and outstanding 1,000 shares...................             1
  Additional paid-in capital.......................................................................         5,000
  Accumulated deficit..............................................................................        (3,938)
                                                                                                     -------------
      Total stockholder's equity...................................................................         1,063

Commitments and contingencies......................................................................
                                                                                                     -------------
                                                                                                      $   200,448
                                                                                                     -------------
                                                                                                     -------------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              THE          THE
                                                                                            COMPANY    PREDECESSOR

                                                                                           MARCH 15,   JANUARY 1,
                                                                                            1997 TO      1997 TO
                                                                                          OCTOBER 31,   MARCH 14,
                                                                                             1997         1997
                                                                                               (IN THOUSANDS)
Coal sales and related revenue..........................................................   $ 173,881    $  46,486

Operating costs:
  Cost of revenues......................................................................     150,716       44,676
  Depreciation, depletion and amortization..............................................      14,276        4,749
  General and administrative............................................................       6,823        2,190
                                                                                          -----------  -----------
                                                                                             171,815       51,615
                                                                                          -----------  -----------
    Operating income (loss).............................................................       2,066       (5,129)
  Interest expense, net.................................................................      (6,004)        (809)
                                                                                          -----------  -----------
    Loss before income taxes............................................................      (3,938)      (5,938)
Income taxes............................................................................          --           --
                                                                                          -----------  -----------
    Net loss............................................................................   $  (3,938)   $  (5,938)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                   ADDITIONAL                  PENSION       TOTAL
                                                       COMMON       PAID-IN    ACCUMULATED    LIABILITY   STOCKHOLDER'S
                                                        STOCK       CAPITAL      DEFICIT     ADJUSTMENT      EQUITY
                                                                              (IN THOUSANDS)
THE PREDECESSOR
Balance at January 1, 1997........................    $       1    $  271,011   $ (236,693)   $    (653)   $   33,666
Net loss..........................................           --            --       (5,938)          --        (5,938)
                                                            ---    ----------  ------------       -----   ------------
Balance at March 14, 1997.........................    $       1    $  271,011   $ (242,631)   $    (653)   $   27,728
                                                            ---    ----------  ------------       -----   ------------
                                                            ---    ----------  ------------       -----   ------------
----------------------------------------------------------------------------------------------------------------------

THE COMPANY
Balance at March 15, 1997.........................    $      --    $       --   $       --    $      --    $       --
Initial Company capitalization....................            1         5,000           --           --         5,001
Net loss..........................................           --            --       (3,938)          --        (3,938)
                                                            ---    ----------  ------------       -----   ------------
Balance at October 31, 1997.......................    $       1    $    5,000   $   (3,938)   $      --    $    1,063
                                                            ---    ----------  ------------       -----   ------------
                                                            ---    ----------  ------------       -----   ------------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THE          THE
                                                                                            COMPANY    PREDECESSOR

                                                                                           MARCH 15,   JANUARY 1,
                                                                                            1997 TO      1997 TO
                                                                                          OCTOBER 31,   MARCH 14,
                                                                                             1997         1997
                                                                                               (IN THOUSANDS)
Net cash used in operating activities:
Net loss................................................................................   $  (3,938)   $  (5,938)
  Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation, depletion and amortization..............................................      14,276        4,749
  Amortization of deferred financing fees...............................................         396           --
  Inputed interest......................................................................       1,406           --
  Changes in operating assets and liabilities:
    Accounts receivable.................................................................     (18,865)       5,311
    Due from affiliates.................................................................          --        2,679
    Inventories.........................................................................         849       (2,979)
    Prepaid expenses and other current assets...........................................         753         (655)
    Other assets........................................................................      (1,170)        (148)
    Accounts payable....................................................................       2,857       (5,212)
    Accrued expenses....................................................................      (6,613)       3,225
    Other non-current liabilities.......................................................      (4,945)      (2,770)
                                                                                          -----------  -----------
      Net cash used in operating activities.............................................     (14,994)      (1,738)
                                                                                          -----------  -----------
Cash flows from investing activities:
  Payment for Stock Purchase, net of cash acquired......................................     (22,830)          --
  Capital expenditures..................................................................      (3,771)      (1,149)
  Proceeds from sales of property, plant and equipment..................................         252           --
                                                                                          -----------  -----------
      Net cash used in investing activities.............................................     (26,349)      (1,149)
                                                                                          -----------  -----------
Cash flows from financing activities:
  Proceeds from long-term debt..........................................................      41,152           --
  Net change in long-term due from Costain America Inc..................................          --          210
  Principal payments on long-term obligations...........................................      (4,852)      (1,698)
  Payments on short-term notes payable..................................................          --          (87)
  Proceeds from related party borrowings................................................       5,000           --
  Initial company capitalization........................................................       5,001           --
  Financing fees paid...................................................................      (1,903)          --
                                                                                          -----------  -----------
      Net cash provided by (used in) financing activities...............................      44,398       (1,575)
                                                                                          -----------  -----------
Net increase (decrease) in cash.........................................................       3,055       (4,462)
Cash at beginning of year...............................................................          --        8,314
                                                                                          -----------  -----------
Cash at end of year.....................................................................   $   3,055    $   3,852
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Supplemental cash flow disclosures:

  Interest paid.........................................................................   $   4,086    $     587
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Income taxes paid.....................................................................   $      --    $   1,500
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Equipment acquired with note payable..................................................   $      --    $   1,818
                                                                                          -----------  -----------
                                                                                          -----------  -----------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1997
                                 (IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

    (a) THE BUSINESS

    Lodestar Holdings, Inc. (formerly Rencoal, Inc.) and its subsidiaries (the Company), a wholly owned subsidiary of The Renco Group, Inc. (Renco), began operations on March 15, 1997. The Company's principal operations consist of a number of coal mining operations in Kentucky and West Virginia. Coal shipments are made to a wide variety of utilities throughout the United States.

    (b) STOCK PURCHASE

    Pursuant to the Stock Purchase Agreement between Costain America Inc. and the Company dated November 8, 1996, as amended by the Supplemental Agreement dated February 13, 1997 (the Stock Purchase), the common stock of Costain Coal Inc. and its subsidiaries (the Predecessor) was acquired by the Company for a purchase price of $23,753 on March 14, 1997. Certain liabilities of the Predecessor were not acquired in the transaction and were transferred to Costain America Inc. The Company was also indemnified by Costain America Inc. with regards to the outcome of certain Predecessor litigation. The acquisition of the Predecessor was accounted for using the purchase method of accounting as prescribed under Accounting Principles Board Opinion No. 16, "Business Combinations". All debt and equity and operations acquired have been "pushed down" to the Company, from the date of acquisition in the consolidated financial statements.

    (c) BASIS OF PRESENTATION

    The accompanying consolidated financial statements present the Company's consolidated financial position as of October 31, 1997 and its consolidated results of operations and cash flows from the acquisition date of March 15, 1997 through October 31, 1997, and the consolidated operations and cash flows of the Predecessor for the period January 1, 1997 through March 14, 1997.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements for the period from March 15, 1997 through October 31, 1997 include the accounts of the Company. The consolidated financial statements for the period from January 1, 1997 through March 14, 1997 include the accounts of Costain Coal Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

    (b) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined on an average basis for coal and on the first-in, first-out basis for materials and supplies.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (c) REVENUE RECOGNITION

    The Company recognizes revenues upon shipments of coal and upon receipt of coal ash. Revenues are primarily generated from shipments to customers throughout the United States.

    (d) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost or allocated cost for those assets acquired in the Stock Purchase. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. In addition, the Company capitalizes expenditures incurred during the acquisition and development phase of mining operations.

    Depreciation of property, plant and equipment is provided using the straight-line method over their estimated useful lives as follows: buildings and improvements, 6-15 years; mining equipment, 3-5 years; preparation plant and machinery, 3-7 years; and transportation equipment and other, 7-15 years. Depletion and amortization of land and mineral rights and deferred development costs are provided using the units-of-production method based on the estimated recoverable reserves. Equipment held under capital leases is amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    In accordance with Statement of Financial Accounting Standard No. 121, the recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment losses were recorded in the period from March 15, 1997 through October 31, 1997.

    (e) INTANGIBLE ASSETS

    The Company has certain contracts to sell coal and dispose of coal ash at prices in excess of current market prices. These contracts, which were acquired as part of the Stock Purchase, are for varying periods of time, with the last contract expiring in the year 2025. These contracts were valued at the acquisition date at the present value of expected profits from sales under these contracts in excess of those that would be earned if sales were made at the then prevailing market prices. These contracts are being amortized using the straight-line method over the lives of the contracts.

    Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited of 15 years. Goodwill net of accumulated amortization, was $7,308 at October 31, 1997 and is included in other assets.

    The Company assesses the recoverability of intangible assets by a comparison of the carrying amounts of such assets to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment losses were recorded in the period from March 15, 1997 through October 31, 1997.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (f) INCOME TAXES

    The Company is included in the consolidated federal income tax return of Renco. Under the terms of the tax sharing agreement among Renco and its subsidiaries, income taxes are allocated to the Company on a separate return basis, except that transactions between the Company, Renco and Renco's other subsidiaries are accounted for on a cash basis and the Company does not receive the benefit of net operating loss carryforwards, unless such loss carryforwards were a result of temporary differences between the Company's accounting for tax and financial reporting purposes.

    The results of operations of the Predecessor were included in the consolidated federal income tax return of Costain USA Inc. (the 100% owner of Costain America Inc.).

    Income taxes are determined under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) WORKERS' COMPENSATION AND BLACK LUNG EXPENSE

    The cost of workers' compensation and black lung expense is based on historical claims experience and periodic actuarial studies of workers' compensation and black lung claims incurred and reported and incurred but not reported. The black lung valuation methods project the ultimate expected numbers of state and federal black lung claims from current working population, and based on the combined projected cost of such claims, estimates and annual costs with the goal of fully funding all future claims within the expected period of mining operations.

    (h) RECLAMATION

    The cost of final reclamation of active mining areas is accrued over the life of the respective mines based on the units-of-production method. Reclamation performed during mining operations is expensed as incurred.

    (i) BENEFIT PLANS

    The Company retained the Predecessor's defined benefit pension plan covering certain employees and defined contribution benefit plan covering substantially all of its employees (see note 8).

    (j) USE OF ESTIMATES

    Management of the Company and the Predecessor have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) INVENTORIES

    Inventories consist of the following at October 31, 1997:

Coal...............................................................  $   8,360
Materials and supplies.............................................      3,244
                                                                     ---------
                                                                     $  11,604
                                                                     ---------
                                                                     ---------

(4) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are summarized as follows at October 31:

Land and mineral rights............................................  $  26,142
Buildings and improvements.........................................        873
Machinery and equipment............................................     57,241
Deferred development costs.........................................      7,303
Transportation equipment and other.................................      4,890
                                                                     ---------
                                                                        96,449

Less accumulated depreciation, depletion and amortization..........     11,908
                                                                     ---------
      Property, plant and equipment, net...........................  $  84,541
                                                                     ---------
                                                                     ---------

(5) LONG-TERM DEBT

    Long-term debt at October 31, 1997 consists of the following:

Revolving credit agreement, interest payable monthly at 3/4% above prime (9.25% at October 31, 1997)................................  $  13,495
Term loan payable in monthly installments of $292 plus interest at
  1 3/4% above prime (10.25% at October 31, 1997)..................     22,657
Note payable in quarterly installments of $125 (final payment due
  February, 2001) plus interest at the greater of 12.5% or an
  indexed rate (12.5% at October 31, 1997).........................      4,750
                                                                     ---------
Total long-term debt...............................................     40,902
Less current installments..........................................      4,000
                                                                     ---------
      Long-term debt, excluding current installments...............  $  36,902
                                                                     ---------
                                                                     ---------

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) LONG-TERM DEBT (CONTINUED)
    The aggregate maturities of long-term debt for each of the four years subsequent to October 31, 1997 are as follows:

YEAR ENDING OCTOBER 31:
1998...............................................................................  $   4,000
1999...............................................................................      4,000
2000...............................................................................     29,652
2001...............................................................................      3,250
                                                                                     ---------
                                                                                     $  40,902
                                                                                     ---------
                                                                                     ---------

    The revolving credit agreement and term loan payable are provided through a single lending agreement. This lending agreement allows for aggregate borrowings of up to $60,000 and is available through March 14, 2000. The amount available under the revolving credit agreement at any one time is determined based upon inventory and accounts receivable levels, and the balance of the term loan and letters of credit outstanding. The unborrowed portion available under the revolving credit agreement as of October 31, 1997 was approximately $5,000. A commitment fee of .5% of the average daily unborrowed portion is due monthly. On December 6, 1997 the Company amended this credit agreement, increasing the maximum aggregate borrowings available to $70,000.

    The note payable, the revolving credit agreement and the term loan payable are secured by substantially all assets of the Company.

    The debt agreements include covenants as to maintenance of minimum working capital, minimum net worth, the incurrence of other indebtedness, and limitations on capital expenditures. The Company is in compliance with all debt covenants at October 31, 1997.

(6) LEASES

    The Company is obligated under various capital leases for equipment that expire at various dates through 2001.

    Amortization of assets held under capital leases is included in depreciation, depletion, and amortization. The total accumulated amortization of leased property under capital leases was $2,490 at October 31, 1997.

    The Company also has several noncancelable operating leases, primarily for mining and transportation equipment, administrative facilities, and office equipment. These leases expire at various dates through 2012. Rental expense for operating leases during the periods March 15, 1997 through October 31, 1997 and January 1, 1997 through March 14, 1997 was $7,121 and $1,933, respectively.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases and the present value of net minimum capital lease payments as of October 31, 1997 are as follows:

                                                                           CAPITAL    OPERATING
YEAR ENDING OCTOBER 31:                                                    LEASES      LEASES
1998....................................................................  $   8,165   $  10,111
1999....................................................................      7,562       6,657
2000....................................................................      3,765       3,530
2001....................................................................        861       2,155
2002....................................................................         --       1,535
Thereafter..............................................................         --      11,438
                                                                          ---------  -----------
Total minimum lease payments............................................     20,353   $  35,426
                                                                                     -----------
                                                                                     -----------
Less amount representing interest (at rates ranging from 8.4% to
11.8%)..................................................................      2,699
                                                                          ---------
Present value of net minimum capital lease payments.....................     17,654
Less current installments of capital lease obligations                        6,603
                                                                          ---------
Capital lease obligations, excluding current installments...............  $  11,051
                                                                          ---------
                                                                          ---------

(7) INCOME TAXES

    There was no current or deferred income tax expense (benefit) for the periods from March 15, 1997 through October 31, 1997 and January 1, 1997 through March 14, 1997.

    Total income tax expense (benefit) differs from the amount computed by applying the Federal income tax rate of 35% to loss before income taxes as a result of the following:

                                                                    THE              THE
                                                                  COMPANY        PREDECESSOR
                                                              --------------------------------

                                                                 MARCH 15,       JANUARY 1,
                                                                  1997 TO          1997 TO
                                                                OCTOBER 31,       MARCH 14,
                                                                   1997             1997
Computed "expected" tax benefit.............................     $  (1,378)       $  (2,078)
Increase (reduction) in income taxes resulting from:
State income taxes, net of Federal income tax benefit.......          (197)             774
Increase in valuation allowance.............................            --            1,304
Net operating loss for which no benefit is available........         1,575               --
                                                                   -------          -------
Total income tax expense....................................     $      --        $      --
                                                                   -------          -------
                                                                   -------          -------

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at October 31, 1997 are presented below:

Deferred tax assets:
  Accrued reclamation.............................................  $   4,887
  Other accrued liabilities.......................................      9,790
  Depreciation and depletion......................................      6,830
                                                                    ---------
      Total gross deferred tax assets.............................     21,507

      Less valuation allowance....................................      5,562
                                                                    ---------
      Net deferred tax assets.....................................     15,945
                                                                    ---------
Deferred tax liabilities:
  Coal and ash disposal contracts.................................    (17,945)
                                                                    ---------
      Net deferred tax liability (included in other non-current
        liabilities)..............................................  $  (2,000)
                                                                    ---------
                                                                    ---------

    There was no change in the valuation allowance for the periods March 15, 1997 to October 31, 1997 and January 1, 1997 to March 14, 1997. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

    Management considers the reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at October 31, 1997.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of October 31, 1997 will be allocated to goodwill.

(8) BENEFIT PLANS

    The Company's defined benefit pension plan provides specified pension benefits based on the employees' years of service. Contributions to the plan are actuarially determined to provide the plan with sufficient assets to meet future benefit payment requirements. The plan's assets consist primarily of investments in intermediate term fixed income loans and private placement bonds and mortgages. The plan has approximately 1,100 participants at October 31, 1997.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) BENEFIT PLANS (CONTINUED)
    The funded status of the plan and the amounts recognized in the Company's consolidated balance sheet at October 31, 1997 are as follows:

Actuarial present value of benefit obligations:
  Vested benefit obligation........................................  $  (9,612)
                                                                     ---------
                                                                     ---------
  Accumulated benefit obligation...................................  $  (9,613)
                                                                     ---------
                                                                     ---------
  Projected benefit obligation.....................................  $  (9,613)
  Plan assets at fair value........................................      8,089
                                                                     ---------
    Projected benefit obligation in excess of plan assets..........     (1,524)
    Unrecognized net gain..........................................       (432)
                                                                     ---------
    Pension liability included in accrued expenses.................  $  (1,956)
                                                                     ---------
                                                                     ---------

    Net pension costs for the plan for the periods March 15, 1997 through October 31, 1997 and January 1, 1997 through March 14, 1997 consist of the following:

                                                                           THE            THE
                                                                         COMPANY      PREDECESSOR
                                                                      ----------------------------

                                                                        MARCH 15,     JANUARY 1,
                                                                         1997 TO        1997 TO
                                                                       OCTOBER 31,     MARCH 14,
                                                                          1997           1997
Service costs--benefits earned during the period....................    $     226      $      71
Interest cost on projected benefit obligation.......................          442            140
Actual return on plan assets........................................         (445)          (141)
Net amortization and deferral.......................................          122             39
                                                                            -----            ---
Net pension plan expense............................................    $     345      $     109
                                                                            -----            ---
                                                                            -----            ---

    The weighted-average discount rate used to determine the actuarial present value of the projected obligations was 7.5% at October 31, 1997. The expected long-term rate of return on assets was 7.5% at October 31, 1997.

    The Company also retained a defined contribution plan of the Predecessor which covers all employees meeting certain eligibility requirements. Contributions expensed to this plan were $760 for the period March 15, 1997 through October 31, 1997 and $236 for the period January 1, 1997 through March 14, 1997.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    At October 31, 1997, the carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these instruments.

    The fair value of long-term obligations, using current rates available to the Company, approximates their carrying value.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) RELATED PARTY TRANSACTIONS

    The Company has a $3,000 non-interest bearing note payable to Renco for cash provided during the period from March 15, 1997 through October 31, 1997. This note is payable upon demand.

    The Company also has a note payable in the amount of $2,000 to Renco. This note is payable in full on March 1, 2001, and bears interest at a rate of 8 1/4%. Interest charges through October 31, 1997 were waived by Renco.

    Renco provides certain management services to the Company as provided for under a management agreement. Charges of $750, which would have been incurred in accordance with this agreement were waived during the period from March 15, 1997 through October 31, 1997. Management believes that such costs approximate the cost of comparable services which could be obtained from unaffiliated entities.

(11) COMMITMENTS AND CONTINGENCIES

    The Company and its subsidiaries have future minimum royalty payments which represent advance royalty obligations; these are generally recoupable against royalty payments otherwise due based on production. The future minimum royalty payments are as follows:

YEAR ENDING OCTOBER 31:
1998...............................................................................  $   2,904
1999...............................................................................      2,678
2000...............................................................................      2,399
2001...............................................................................      1,847
2002...............................................................................      1,686
Thereafter.........................................................................      6,669
                                                                                     ---------
                                                                                     $  18,183
                                                                                     ---------
                                                                                     ---------

    The Company and certain subsidiaries are involved in a number of legal actions, which, if adverse judgments are ultimately awarded, may individually or in the aggregate have a material adverse effect on the Company's consolidated financial position and results of operations. With respect to each of these proceedings, based on the advice of outside counsel and consideration of the facts at hand, it is the opinion of the Company's management that the ultimate disposition of the litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

    The Company is required by certain third parties which have contractual agreements with the Company, primarily governmental agencies that provide mining permits, to maintain bonds. The Company has a bonding line of $85,000, of which $17,000 was available at October 31, 1997. In support of the bonding line, letters of credit in the amount of $16,000 were outstanding at October 31, 1997. In addition, the bonding agent has a third priority security interest in substantially all assets of the Company.

    The Company has various other letters of credit outstanding in the amount of approximately $3,000 at October 31, 1997.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) SIGNIFICANT CUSTOMERS

    The Company makes a significant portion of its sales to four customers. Sales to these customers totaled approximately $53,000, or 30% (9%, 8%, 7% and 6% respectively) of total sales, for the period March 15, 1997 through October 31, 1997. Accounts receivable from these customers totaled $8,844 at October 31, 1997.

    Likewise, the Predecessor made a significant portion of its sales to these four customers. Sales to these customers totaled approximately $15,000 or 32% (10%, 8%, 7% and 7% respectively) of total sales, for the period January 1, 1997 through March 14, 1997.

(13) ACCRUED EXPENSES AND OTHER NON-CURRENT LIABILITIES

    Accrued expenses consist of the following at October 31, 1997:

Royalties..........................................................  $   9,352
Taxes, other than income...........................................      4,444
Payroll and benefits...............................................      4,162
Workers' compensation and black lung...............................      3,717
Reclamation costs..................................................      1,799
Other..............................................................      8,215
                                                                     ---------
                                                                     $  31,689
                                                                     ---------
                                                                     ---------

    Other non-current liabilities consist of the following at October 31, 1997:

Royalties..........................................................  $  15,991
Reclamation costs..................................................     18,379
Workers' compensation and black lung...............................     19,929
Other..............................................................      6,779
                                                                     ---------
                                                                     $  61,078
                                                                     ---------
                                                                     ---------

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                                       JULY 31,
                                                                                                         1998
                                                                                                          (IN
                                                                                                      THOUSANDS)
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash.............................................................................................   $    14,213
  Accounts receivable..............................................................................        32,522
  Inventories......................................................................................        12,433
  Advanced royalties...............................................................................         4,038
  Prepaid expenses and other current assets........................................................         1,841
                                                                                                     -------------
    Total current assets...........................................................................        65,047
Property, plant and equipment, net.................................................................        99,053
Coal and ash disposal contracts in excess of market, net of accumulated
  amortization of $4,273...........................................................................        42,528
Other assets.......................................................................................        17,721
                                                                                                     -------------
    Total assets...................................................................................   $   224,349
                                                                                                     -------------
                                                                                                     -------------
                                      LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable.................................................................................   $    29,575
  Accrued expenses.................................................................................        26,041
                                                                                                     -------------
    Total current liabilities......................................................................        55,616
Long-term obligations, excluding current installments..............................................       150,000
Other non-current liabilities......................................................................        47,573
                                                                                                     -------------
    Total liabilities..............................................................................       253,189
                                                                                                     -------------
Stockholder's deficit:
  Common stock, $1.00 par value. Authorized, issued and outstanding 1,000 shares...................             1
  Additional paid-in capital.......................................................................         5,000
  Accumulated deficit..............................................................................       (33,841)
                                                                                                     -------------
    Total stockholder's deficit....................................................................       (28,840)
                                                                                                     -------------
    Total liabilities and stockholder's deficit....................................................   $   224,349
                                                                                                     -------------
                                                                                                     -------------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     THE COMPANY        THE PREDECESSOR COMPANY
                                                   NINE      PERIOD                   NOVEMBER 1,
                                                  MONTHS    MARCH 15,   JANUARY 1,      1996 TO
                                                   ENDED     1997 TO      1997 TO      DECEMBER
                                                 JULY 31,   JULY 31,     MARCH 14,        31,
                                                   1998       1997         1997          1996
                                                 ---------  ---------  -------------  -----------
                                                     (UNAUDITED)                      (UNAUDITED)
                                                                  (IN THOUSANDS)
Coal sales and related revenue.................  $ 199,657  $ 100,778    $  46,486     $  36,910
Operating costs:
  Cost of revenues.............................    168,014     89,600       44,676        36,378
  Depreciation, depletion and amortization.....     19,997      8,566        4,749         3,294
  General and administrative...................     11,670      3,237        2,190         2,307
                                                 ---------  ---------  -------------  -----------
                                                   199,681    101,403       51,615        41,979
                                                 ---------  ---------  -------------  -----------
    Operating loss.............................        (24)      (625)      (5,129)       (5,069)
  Interest expense, net........................      8,633      3,727          809           550
                                                 ---------  ---------  -------------  -----------
    Loss before income taxes and extraordinary
      items....................................     (8,657)    (4,352)      (5,938)       (5,619)
  Income taxes.................................         --         --           --            --
                                                 ---------  ---------  -------------  -----------
    Loss before extraordinary items............     (8,657)    (4,352)      (5,938)       (5,619)
  Extraordinary items..........................      6,572         --           --            --
                                                 ---------  ---------  -------------  -----------
    Net loss...................................  $  (2,085) $  (4,352)   $  (5,938)    $  (5,619)
                                                 ---------  ---------  -------------  -----------
                                                 ---------  ---------  -------------  -----------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        THE COMPANY        THE PREDECESSOR COMPANY
                                                                                        NOVEMBER 1,
                                                   NINE MONTHS  MARCH 15,  JANUARY 1,     1996 TO
                                                      ENDED      1997 TO     1997 TO     DECEMBER
                                                    JULY 31,    JULY 31,    MARCH 14,       31,
                                                      1998        1997        1997         1996
                                                   -----------  ---------  -----------  -----------
                                                        (UNAUDITED)                     (UNAUDITED)
                                                                    (IN THOUSANDS)
Net cash provided by (used in) operating
  activities:
Net loss.........................................   $  (2,085)  $  (4,352)  $  (5,938)   $  (5,619)
  Adjustment to reconcile net loss to net cash
    used in operating activities:
  Depreciation, depletion and amortization.......      19,997       8,566       4,749        3,294
  (Gain) loss on sale of property, plant and
    equipment....................................          (2)         42      --            2,665
  (Increase) decrease in working capital
    accounts.....................................     (16,847)    (22,246)      2,282        5,529
  (Increase) decrease in other assets............       2,305        (884)       (148)      (3,815)
  Increase (decrease) in non-current
    liabilities..................................     (13,505)        105      (2,770)        (748)
                                                   -----------  ---------  -----------  -----------
      Net cash provided by (used in) operating
        activities:..............................     (10,137)    (18,769)     (1,825)       1,306
                                                   -----------  ---------  -----------  -----------
Cash flows provided by (used in) investing
  activities
  Capital expenditures...........................     (31,313)     (3,409)     (1,149)      (1,820)
  Proceeds from sales of property, plant and
    equipment....................................         282      --          --              305
                                                   -----------  ---------  -----------  -----------
      Net cash provided by (used in) investing
        activities:..............................     (31,031)     (3,409)     (1,149)      (1,515)
                                                   -----------  ---------  -----------  -----------
Cash flows provided by (used in) financing
  activities:
  Increase (decrease) in debt obligations........     (58,556)     20,985      (1,698)      (1,013)
  Proceeds from notes issuance...................     150,000      --          --           --
  Increase (decrease) in due to related
    parties......................................      (5,000)         73         210        4,671
  Financing fees paid............................      (6,300)     --          --           --
  Dividends......................................     (27,818)     --          --           --
                                                   -----------  ---------  -----------  -----------
      Net cash provided by (used in) financing
        activities:..............................      52,326      21,058      (1,488)       3,658
                                                   -----------  ---------  -----------  -----------
Net increase (decrease) in cash..................      11,158      (1,120)     (4,462)       3,449
Cash at beginning of period......................       3,055       3,852       8,314        4,865
                                                   -----------  ---------  -----------  -----------
Cash at end of period............................   $  14,213   $   2,732   $   3,852    $   8,314
                                                   -----------  ---------  -----------  -----------
                                                   -----------  ---------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JULY 31, 1998
                                 (IN THOUSANDS)

(1) ACCOUNTING POLICIES

    Reference is made elsewhere in the document which includes additional information about the Company, its operations and its consolidated financial statements, and contains a summary of major accounting policies followed by the Company in preparation of its consolidated financial statements. These policies were also followed in preparing the quarterly condensed consolidated financial statements included herein.

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these condensed consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The management of the Company believes that all adjustments necessary to make a fair statement of the results in these interim periods have been made. All adjustments reflected in the financial statements are of a normal recurring nature. Results for the nine month period ended July 31, 1998 are not necessarily indicative of the results to be expected for the full year.

    Footnote disclosures exclude information that was disclosed in the audited financial statements of the most recent fiscal year.

(2) INVENTORIES

    Inventories consist of the following:

                                                  JULY 31,      OCTOBER 31,
                                                    1998           1997
                                                (UNAUDITED)      (AUDITED)
Coal..........................................   $    9,727     $     8,360
Materials and supplies........................        2,706           3,244
                                                ------------  ---------------
      Total inventories.......................   $   12,433     $    11,604
                                                ------------  ---------------
                                                ------------  ---------------

(3) LONG-TERM DEBT

    Outstanding debt at July 31, 1998 consists of $150.0 million in 11.5% Senior Notes due 2005 (the "Senior Notes"). The Senior Notes bear interest at 11.5% per annum and mature on May 15, 2005. The Senior Notes are general unsecured obligations of the Company. Interest on the Senior Notes is payable semiannually on May 15 and November 15.

    In addition, the Company has borrowing and letter of credit capacity under a credit facility which expires May 15, 2001. The limits on aggregate borrowings and letters of credit are $90.0 million and $30.0 million, respectively. Availability under this facility at any one time is based upon inventory and accounts receivable levels as well as appraised value of property, plant and equipment. The interest rate applicable to outstanding borrowing is the prime rate plus 0.75% per annum. As of July 31, 1998 the outstanding borrowings and letters of credit were $0 and $22.0 million, respectively. The credit facility is secured by substantially all assets of Lodestar Energy, Inc.

    The Indenture governing the Senior Notes and the credit facility contain covenants that require the Company to satisfy certain financial ratios. The Company was in compliance with all applicable covenants at July 31, 1998.

                    LODESTAR HOLDINGS, INC. AND SUBSIDIARIES
                                AND PREDECESSOR

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 JULY 31, 1998
                                 (IN THOUSANDS)


(4) EXTRAORDINARY ITEMS



    The extraordinary items are composed of a credit associated with the buyout of certain deferred payment obligations and a charge associated with the write-off of capitalized costs. The deferred payment obligations were bought out at a discount from book value of $7,960. The charge of $1,388 represented the write-off of all unamortized costs attributable to the indebtedness which was repaid with the proceeds of the Senior Notes.



(5) INCOME TAX


    Income taxes are provided for financial reporting purposes based on management's best estimate of the effective tax rate expected to be applicable for the full calendar year.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
Forward Looking Statements......................          2
Prospectus Summary..............................          3
Risk Factors....................................         12
Use of Proceeds.................................         19
Capitalization..................................         20
Unaudited Pro Forma Consolidated Financial
  Data..........................................         21
Selected Consolidated Financial Data............         26
The Exchange Offer..............................         28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         36
Industry........................................         46
Business........................................         52
Governmental Regulation.........................         68
Management......................................         72
Stock Ownership.................................         77
Certain Relationships and Transactions..........         78
Description of the Senior Notes.................         79
Description of New Senior Credit Facility.......        102
Material Federal Income Tax Considerations......        104
Plan of Distribution............................        107
Legal Matters...................................        108
Experts.........................................        108
Engineers.......................................        108
Index to Consolidated Financial Statements......        F-1
Glossary of Selected Terms......................        G-1



    UNTIL DECEMBER 22, 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                    LODESTAR
                                 HOLDINGS, INC.

                                 EXCHANGE OFFER
                                      FOR
                              11 1/2% SENIOR NOTES
                                    DUE 2005

                                   GUARANTEED
                                      BY:
                             LODESTAR ENERGY, INC.
                            EASTERN RESOURCES, INC.
                       INDUSTRIAL FUELS MINERALS COMPANY

                                 --------------

                                   PROSPECTUS

                                 --------------


                               NOVEMBER 12, 1998


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